                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              VERNITRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

[Red Herring]


                           PRELIMINARY PROXY MATERIALS
                 SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 1995

OFFERING CIRCULAR AND CONSENT SOLICITATION


                                OFFER TO EXCHANGE


                          [Four] Shares of Common Stock
                                       for
                    Each Outstanding Share Of Preferred Stock



       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
   NEW YORK CITY TIME,  ON [          ], [          ], 1995,  UNLESS EXTENDED.


     Vernitron Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and Consent Solicitation (the "Offering Circular") and in the accompanying Consent and Letter of Transmittal, to exchange [four] shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company for each outstanding share of $1.20 Cumulative Exchangeable Redeemable Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company (the "Exchange Offer"). Concurrently with the Exchange Offer, pursuant to this Offering Circular and the accompanying Consent and Letter of Transmittal, the Company is also soliciting consents from holders of at least a majority of the outstanding shares of Preferred Stock to an amendment (the "Preferred Stock Amendment") to the amended and restated certificate of designation setting forth the powers, preferences and rights of the Preferred Stock (as amended pursuant to the Preferred Stock Amendment, the "Amended Preferred Stock").

     IN ORDER TO ACCEPT THE EXCHANGE OFFER AND RECEIVE COMMON STOCK, HOLDERS OF PREFERRED STOCK MUST BOTH TENDER THEIR SHARES AND CONSENT TO THE PREFERRED STOCK AMENDMENT. MR. STEPHEN W. BERSHAD, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, BENEFICIALLY OWNS 138,462 SHARES OF PREFERRED STOCK, REPRESENTING 18.4% OF THE OUTSTANDING SHARES OF PREFERRED STOCK. [HE HAS ADVISED THE COMPANY THAT HE WILL TENDER ALL OF HIS SHARES AND CONSENT TO THE PREFERRED STOCK AMENDMENT. AS A RESULT, IF AN ADDITIONAL 237,928 SHARES OF PREFERRED STOCK (31.6% OF THE OUTSTANDING SHARES) ARE TENDERED, THE PREFERRED STOCK AMENDMENT WILL BE APPROVED AND HOLDERS OF PREFERRED STOCK WHO HAVE NOT TENDERED THEIR SHARES PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER WILL BE SUBJECT TO THE PREFERRED STOCK AMENDMENT AND THEIR SHARES WILL BECOME SHARES OF AMENDED PREFERRED STOCK].

     Assuming 100% acceptance of the Exchange Offer by the holders of Preferred Stock, the holders as a group will receive in exchange for their shares of Preferred Stock newly issued shares of Common Stock representing in the aggregate approximately [19.4%] of the outstanding shares of Common Stock after giving effect to such issuance. The Common Stock which is currently outstanding is quoted on the NASDAQ Small-Cap Market ("NASDAQ"), and the Common Stock issuable in connection with the Exchange Offer is quoted thereon, subject to official notice of issuance.

     The consideration of [four] shares of Common Stock offered in the Exchange Offer for each share of Preferred Stock represents a premium price to holders of Preferred Stock based on the closing bid prices of the Common Stock and
Preferred Stock on  [         ], 1995, the last trading day before the
announcement of the Exchange Offer.  On that day the closing bid quotation
reported on NASDAQ was $[    ] per share for the Common Stock and $[        ]
per share for the Preferred Stock.  On [            ], 1995, the last trading
day prior to the mailing of this Offering Circular, the closing bid quotation
reported on NASDAQ was $[       ] per share for the Common Stock and $[        ]
per share for the Preferred Stock. See "Purposes and Effects of Exchange Offer and Preferred Stock Amendment; Recommendation of Board of Directors" and "Market and Trading Information." There can be no assurance concerning the prices at which the Common Stock or the Amended Preferred Stock might be traded following the consummation of the Exchange Offer.

                                             (COVER CONTINUED ON FOLLOWING PAGE)

  The date of this Offering Circular and Consent Solicitation is        , 1995.

     The market for the Common Stock is more liquid than the market for the Preferred Stock, which has been sporadic and limited. During the twelve months ended August 31, 1995, the Preferred Stock traded on only 53 trading days and the average daily trading volume of the Preferred Stock was 648 shares. During the six months ended August 31, 1995, the Preferred Stock traded on only 25 days and the average daily volume declined to 213 shares. During August 1995, the Preferred Stock traded on 5 days and average daily volume was 254 shares. In contrast, during the twelve-month and six-month periods ended August 31, 1995, the Common Stock traded on 112 and 57 days, respectively, and average daily trading volume was 4,139 and 6,661 shares, respectively. During August, 1995, the Common Stock traded on 12 days and average daily trading volume of the Common Stock increased to 8,150 shares. The Company believes that if the Transaction is not consummated, the liquidity of the Preferred Stock is likely to continue to be limited and that, although there can be no assurance, the market for the Common Stock will continue to be more liquid than the market for the Preferred Stock. There can be no assurance concerning the trading volume of the Amended Preferred Stock, or the prices at which the Amended Preferred Stock might be traded, following the consummation of the Exchange Offer, although the Company believes it is likely that, following the consummation of the Exchange Offer, the trading volume of the Amended Preferred Stock will be substantially less than that of the Preferred Stock and that any trades that occur will be at a substantial discount to its liquidation value. Under certain circumstances, following the consummation of the Exchange Offer, the Amended Preferred Stock may be delisted and cease to be traded on NASDAQ. See "Exchange Offer -- Certain Effects of the Exchange Offer on the Market for the Preferred Stock; Exchange Act Registration." STOCKHOLDERS ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE SALES PRICES OF PREFERRED STOCK AND THE COMMON STOCK.

     The Transaction is intended, among other things, (i) to increase the liquidity of holders of Preferred Stock by offering them the opportunity to exchange their shares at a premium for shares of Common Stock, which represents a more liquid investment than the Preferred Stock, (ii) to avoid a default in the payment of cash dividends on the Preferred Stock commencing after March 1, 1996, (iii) to reduce significantly the non-cash accounting charge in respect of the Preferred Stock dividend requirements, thereby increasing the earnings allocable under generally accepted accounting principles to the Common Stock and
(iv) to increase the float of shares of Common Stock available for trading on NASDAQ, thereby increasing its liquidity. See "Purposes and Effects of Exchange Offer and Preferred Stock Amendment; Recommendation of Board of Directors."

     THE PREFERRED STOCK AMENDMENT WOULD, AMONG OTHER THINGS, (1) REDUCE THE LIQUIDATION PREFERENCE OF EACH SHARE OF PREFERRED STOCK FROM $8 PER SHARE TO $[5] PER SHARE, (2) REDUCE THE ANNUAL DIVIDEND PAYABLE ON SHARES OF PREFERRED STOCK FROM $1.20 PER SHARE TO $[0.40] PER SHARE, (3) EXTEND THE PERIOD DURING WHICH THE COMPANY MAY PAY DIVIDENDS THEREON IN ADDITIONAL SHARES INSTEAD OF CASH BEYOND MARCH 1, 1996 TO [MARCH 1, 2001], (4) REDUCE THE CONSIDERATION PAYABLE IN THE EVENT OF AN OPTIONAL REDEMPTION OF THE PREFERRED STOCK AS A RESULT OF A CHANGE IN THE FORMULA FOR CALCULATING THE OPTIONAL REDEMPTION PRICE AND (5) REDUCE THE PRINCIPAL AMOUNT (FROM $8 TO $[5] PER SHARE OF AMENDED PREFERRED STOCK) AND THE INTEREST RATE (FROM 15% OF PRINCIPAL AMOUNT TO [8]% OF PRINCIPAL AMOUNT) OF THE JUNIOR DEBENTURES WHICH ARE ISSUABLE, AT THE OPTION OF THE COMPANY, IN EXCHANGE FOR SHARES OF THE AMENDED PREFERRED STOCK. SEE "PREFERRED STOCK AMENDMENT."

     Holders of shares of Preferred Stock accepted for exchange will not receive any dividend payment in respect of dividends accrued subsequent to August 15, 1995 (the last date on which dividends payable on the Preferred Stock were paid), on shares of Preferred Stock tendered and accepted for exchange. No separate payment is being made in respect of accrued and unpaid dividends on shares of Preferred Stock tendered and accepted for exchange.

     The Board of Directors of the Company has unanimously determined that the transaction consisting of the exchange of [four] shares of Common Stock for each outstanding share of Preferred Stock and the Preferred Stock Amendment pursuant to the Exchange Offer is in the best interests of the Company and its shareholders and has approved the Exchange Offer and solicitation of consents to the Preferred Stock Amendment. THE BOARD OF DIRECTORS [UNANIMOUSLY (WITH MR. BERSHAD ABSTAINING)] RECOMMENDS THAT HOLDERS OF PREFERRED STOCK TENDER THEIR SHARES OF PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER AND CONSENT TO THE PREFERRED STOCK AMENDMENT. See "Purposes and Effects of the Exchange Offer; Recommendation of Board of Directors."


                                             (COVER CONTINUED ON FOLLOWING PAGE)

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

     The Exchange Offer is conditioned upon, among other things, (1) there being validly tendered prior to the expiration of the Exchange Offer and not withdrawn a majority of the outstanding shares of Preferred Stock and (2) there being tendered, together with the tender of Preferred Stock pursuant to the Exchange Offer, by the holders of a majority of the outstanding shares of Preferred Stock valid and unrevoked consents to the Preferred Stock Amendment which have become irrevocable and are sufficient to approve the Preferred Stock Amendment. TENDERED SHARES OF PREFERRED STOCK MAY BE WITHDRAWN, AND TENDERED CONSENTS TO THE PREFERRED STOCK AMENDMENT MAY BE REVOKED, AT ANY TIME UNTIL THE EXPIRATION OF THE EXCHANGE OFFER.

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Preferred Stock or consents to the Preferred Stock Amendment. Regular employees of the Company, who will not receive additional compensation therefor, may provide information to holders of the Preferred Stock concerning the Exchange Offer or the solicitation of consents to the Preferred Stock Amendment.

     The Company has made no arrangements and has no understanding with any independent dealer, salesman or other person regarding the solicitation of tenders or consents hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the Exchange Offer, or the solicitation of consents to the Preferred Stock Amendment, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. The delivery of this Offering Circular shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                                             (COVER CONTINUED ON FOLLOWING PAGE)

     The Exchange Offer is not being made to, nor will the Company accept tenders from, holders of the Preferred Stock in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                                TABLE OF CONTENTS

                                                                        PAGE

Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Purposes and Effects of the Exchange Offer . . . . . . . . . . . . . . . 10
Pro Forma Unaudited Financial Information. . . . . . . . . . . . . . . . 14
Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . 18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations. . . . . . . . . . . . . . . . . . . . . . . 20
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
The Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
The Preferred Stock Amendment; Amended Preferred Stock and
 Amended Junior Debentures . . . . . . . . . . . . . . . . . . . . . . . 28
Security Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
The Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 31
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . 34
Market and Trading Information . . . . . . . . . . . . . . . . . . . . . 34
Certain Federal Income Tax Considerations. . . . . . . . . . . . . . . . 36
Shareholder Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . 40
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . 40
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . 41
Company 1994 Form 10-K . . . . . . . . . . . . . . . . . . . . . .Exhibit A
Company June 30, 1995 Form 10-Q. . . . . . . . . . . . . . . . . .Exhibit B
Preferred Stock Amendment. . . . . . . . . . . . . . . . . . . . . .Annex A
Description of Preferred Stock and Junior Debentures . . . . . . . .Annex B
Comparison of Company Securities . . . . . . . . . . . . . . . . . .Annex C

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS OFFERING CIRCULAR.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   THE SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR.

                                   THE COMPANY

     The Company is primarily engaged in the design, manufacture, distribution and sale of electromagnetic sub-systems, specialty AC and DC motors, position and pressure sensing components, connectors and the distribution and servicing of precision ball bearings. The Company's products are manufactured primarily for use in high reliability applications by businesses in the aerospace, defense, communications, medical equipment, office equipment and industrial markets.

     Mr. Stephen W. Bershad, Chairman of the Board and Chief Executive Officer of the Company, owns 5,685,157 shares of Common Stock, constituting 45.3% of the outstanding shares of Common Stock. There are 12,538,012 shares of Common Stock outstanding on the date of the Offering Circular and Consent Solicitation. Mr. Bershad also owns 138,462 shares of Preferred Stock, constituting 18.4% of the outstanding shares of Preferred Stock. There are 752,779 shares of Preferred Stock outstanding as of the date of this Offering Circular and Consent Solicitation.

     [Mr. Bershad has informed the Company that he intends to exchange all of the shares of Preferred Stock which he beneficially owns for shares of Common Stock pursuant to the Exchange Offer and execute and tender consents approving the Preferred Stock Amendment]. If the Exchange Offer is consummated, Mr. Bershad will own [6,239,005] outstanding shares of Common Stock, comprised of [553,848] shares of Common Stock issuable to him in exchange for his shares of Preferred Stock tendered pursuant to the Exchange Offer and 5,685,157 shares of Common Stock owned by Mr. Bershad as of the date hereof. Assuming 100% acceptance of the Exchange Offer, the [6,239,005] shares of Common Stock will represent approximately [40.1%] of the then outstanding shares, comprised of approximately [3.5%] attributable to the shares of Common Stock issuable to Mr. Bershad in exchange for his shares of Preferred Stock and [36.6%] attributable to the 5,685,157 shares owned by him as of the date hereof. Mr. Bershad has abstained in the vote of the Board of Directors approving the Exchange Offer and Preferred Stock Amendment. Mr. Eliot M. Fried, a Director of the Company and a Managing Director of Lehman Brothers Inc., which beneficially owns 2,318,705 shares of Common Stock, [has voted in favor of the Exchange Offer and Preferred Stock Amendment]. See "Security Ownership."

     The principal executive offices of the Company are located at 645 Madison Avenue, New York, New York 10022, telephone number (212) 593-7900.

    PURPOSES AND EFFECTS OF THE EXCHANGE OFFER AND PREFERRED STOCK AMENDMENT

     The Exchange Offer, the issuance of Common Stock pursuant to the Exchange Offer and the Preferred Stock Amendment (collectively, the "Transaction") are designed overall to enhance the Company's financial condition and to facilitate the continuing development of its businesses by providing management with increased operational and financial flexibility. The Transaction is part of an ongoing program to strengthen the capitalization of the Company which began in July 1994 with the refinancing of the Company's bank indebtedness on attractive terms to the Company and its stockholders and the issuance of an additional $2,500,000 of common equity pursuant to a rights offering to the Company's holders of Common Stock.

     The Transaction is intended, among other things, (i) to increase the liquidity of holders of Preferred Stock by offering them the opportunity to exchange their shares at a premium for shares of Common Stock, which represents a more liquid investment than the Preferred Stock, (ii) to avoid a default in the payment of cash dividends on the Preferred Stock commencing after March 1, 1996, (iii) to reduce significantly the non-cash accounting charge in respect of the Preferred Stock dividend requirements, thereby increasing the earnings allocable under generally accepted accounting principles to the Common Stock and
(iv) to increase the float of shares of Common Stock available for trading on NASDAQ, thereby increasing its liquidity.

     The consideration of [four] shares of Common Stock offered in the Transaction for each share of Preferred Stock represents a premium price to
holders of the Preferred Stock.  On [        ], 1995, the last trading day
before the announcement of the Transaction, the closing bid quotation reported
on NASDAQ for the Common Stock was $[    ] per share.  The last sale of Common
Stock prior to the announcement of the Transaction as reported on NASDAQ
occurred on that date at a price of $[    ].  On [          ], 1995, the closing
bid quotation reported on NASDAQ for the Preferred Stock was $[      ] per
share.  The last sale of Preferred Stock prior to the announcement of the
Transaction occurred on [that date] OR [              , 1995] at a price of $[
] per share.  The redemption price for the Preferred Stock on [         ], 1995,
payable at the option of the Company, was $[   ] per share.  Based on the
closing bid quotation for the Common Stock on [       ], 1995, the Common Stock
consideration offered in the Transaction represents a premium of [    ]% over
the closing bid quotation for the Preferred Stock on that date, a premium of [
]% over the last reported sale of Preferred Stock and a premium of [    ]% over
the optional redemption price of the Preferred Stock payable by the Company at that time. There can be no assurance concerning the prices at which the Common Stock might be traded following the consummation of the Transaction. See "Market and Trading Information."

     The market for the Common Stock is more liquid than the market for the Preferred Stock, which has been sporadic and limited. During the twelve months ended August 31, 1995, the Preferred Stock traded on only 53 trading days and the average daily trading volume of the Preferred Stock was 648 shares. During the six months ended August 31, 1995, the Preferred Stock traded on only 25 days and the average daily volume declined to 213 shares. During August 1995, the Preferred Stock traded on 5 days and average daily volume was 254 shares. In contrast, during the twelve-month and six-month periods ended August 31, 1995, the Common Stock traded on 112 and 57 days, respectively, and average daily trading volume was 4,139 and 6,661 shares, respectively. During August 1995, the Common Stock traded on 12 days and average daily trading volume of the Common Stock increased to 8,150 shares. The Company believes that if the Transaction is not consummated, the liquidity of the Preferred Stock is likely to continue to be limited and that, although there can be no assurance, the market for the Common Stock will continue to be more liquid than the market for the Preferred Stock.

     A significant purpose of the Transaction is to avoid a default in the payment of cash dividends on the Preferred Stock commencing after March 1, 1996, by retiring the Preferred Stock and, to the extent the Preferred Stock cannot be retired in full, to extend, pursuant to the Preferred Stock Amendment, the period during which dividends may be paid in kind instead of cash. The Company's Credit Agreement prohibits the payment of cash dividends. The Company expects that, whether or not the Exchange Offer is consummated, cash dividends will not be declared or paid on the Preferred Stock in the foreseeable future. In the event that cash dividends are not paid on the Preferred Stock after March 1, 1996 (and, as set forth above, it is unlikely that dividends will be declared or paid on the Preferred Stock in the foreseeable future), the holders of Preferred Stock are not entitled to any remedy under the terms of the Preferred Stock Certificate other than certain limited voting rights. See "Preferred Stock Amendment; Amended Preferred Stock and Amended Junior Debentures" and "Credit Agreement."

     The maximum number of shares of Common Stock offered for exchange by the Company in the Exchange Offer represents approximately [19.4%] of the shares of Common Stock which would be outstanding after giving effect to the issuance of Common Stock in the Exchange Offer. By offering holders of Preferred Stock a common equity stake in the Company, the Company is providing the holders with an opportunity to participate in the potential long-term appreciation of the Company's business, which the Company expects will be enhanced by the improvement in its capital structure and increased financial flexibility as a result of the consummation of the Transaction.

     CERTAIN CONSEQUENCES TO NON-TENDERING HOLDERS OF PREFERRED STOCK

     If the requisite consents for the approval of the Preferred Stock Amendment are received and the Preferred Stock Amendment becomes effective, each share of Preferred Stock not tendered in the Exchange Offer will be subject to the Preferred Stock Amendment and will become a share of Amended Preferred Stock (as opposed to [four] shares of Common Stock which each tendering holder of Preferred Stock will receive if the Exchange Offer is consummated), regardless of whether holders of such Preferred Stock consented to the Preferred Stock Amendment.

     The Preferred Stock Amendment would, among other things, (1) reduce the liquidation preference of each share of Preferred Stock from $8 per share to $[5] per share, (2) reduce the annual dividend payable on shares of Preferred Stock from $1.20 per share to $[0.40] per share, (3) extend the period during which the Company may pay dividends thereon in additional shares instead of cash beyond March 1, 1996 to [March 1, 2001], (4) reduce the consideration payable in the event of an optional redemption of the Preferred Stock as a result of a change in the formula for calculating the optional redemption price and (5) reduce the principal amount (from $8 to $[5] per share of Amended Preferred Stock) and the interest rate (from 15% of principal amount to [8]% of principal amount) of the Junior Debentures which are issuable, at the option of the Company, in exchange for shares of the Amended Preferred Stock.

     After obtaining the requisite consents and upon the expiration of the Exchange Offer, the Company will file the Preferred Stock Amendment with the Secretary of State of the State of Delaware, which will become effective upon the consummation of the Exchange Offer, such consummation to be evidenced by the fact that the Company shall have accepted Preferred Stock in the Exchange Offer. Holders of shares of Preferred Stock accepted for exchange will not receive any dividend payment in respect of dividends accrued subsequent to August 15, 1995, on shares of Preferred Stock tendered and accepted for exchange. No separate payment is being made in respect of accrued and unpaid dividends on shares of Preferred Stock tendered and accepted for exchange.

     To the extent that shares of Preferred Stock are tendered and accepted in the Exchange Offer, the Company anticipates that the trading market for shares of Amended Preferred Stock will be even more limited than the trading market of the Preferred Stock at present. See "Exchange Offer -- Certain Effects of the Exchange Offer on the Market for the Preferred Stock; Exchange Act Registration" and "Additional Information." The Company anticipates that, based on recent quotations it has obtained for the Preferred Stock, among other reasons, any trading prices of shares of Amended Preferred Stock immediately following the consummation of the Exchange Offer and on a fully distributed basis are likely to be substantially less than the $5 liquidation preference per share.

RECOMMENDATION OF BOARD OF DIRECTORS

     In light of the benefits expected to be obtained by the Company and its stockholders as set forth under "Purposes and Effects of the Exchange Offer and Preferred Stock Amendment; Recommendation of Board of Directors -- Purposes and Effects of Exchange Offer and Preferred Stock Amendment," the Board of Directors of the Company has unanimously determined that the Transaction is in the best interests of the Company and its stockholders and has approved the Exchange Offer and solicitation of consents to the Preferred Stock Amendment. THE BOARD OF DIRECTORS [UNANIMOUSLY (WITH MR. BERSHAD ABSTAINING)] RECOMMENDS THAT HOLDERS OF PREFERRED STOCK TENDER THEIR SHARES OF PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER AND CONSENT TO THE PREFERRED STOCK AMENDMENT.


                                  RISK FACTORS

     Prior to deciding whether to accept the offer of Common Stock in the Exchange Offer, each holder of Preferred Stock should consider carefully all of the information contained in this Offering Circular and Consent Solicitation, including the factors described in "Risk Factors." For a discussion of certain additional considerations relating solely to the retention of the Preferred Stock, which will become the Amended Preferred Stock if the Exchange Offer is consummated, see "Purposes and Effects of the Exchange Offer and Preferred Stock Amendment; Recommendation of Board of Directors -- Certain Consequences to Non-Tendering Holders of Preferred Stock."

                              THE EXCHANGE OFFER

The Exchange Offer . . . . . .     [Four] shares of Common Stock in exchange for
                                   each outstanding share of Preferred Stock.

Conditions to
Exchange Offer . . . . . . . .     The Exchange Offer is conditioned upon, among
                                   other things, (i) there being validly
                                   tendered prior to the expiration of the
                                   Exchange Offer and not withdrawn a majority of the outstanding shares of Preferred Stock
                                   (the "Minimum Tender Condition") and (ii) there being tendered, together with the tender of Preferred Stock pursuant to the Exchange Offer, by the holders of a majority of the outstanding shares of Preferred Stock valid and unrevoked consents (the "Requisite
                                   Consents") to the Preferred Stock Amendment which have become irrevocable and are sufficient to approve the Preferred Stock
                                   Amendment (the "Minimum Consent Condition").

Dividends. . . . . . . . . . .     The Company's policy is to retain earnings
                                   for the foreseeable future for reinvestment
                                   in its businesses.  The Credit Agreement
                                   prohibits the payment of cash dividends and
                                   the redemption of capital stock.  The Company
                                   believes that any amendment to the Credit
                                   Agreement, or any new agreement provided for
                                   the extension or refinancing of borrowings
                                   under the Credit Agreement, which matures on
                                   July 20, 1998, is likely to prohibit the
                                   payment of cash dividends and the redemption
                                   of capital stock for the foreseeable future.
                                   Accordingly, the Company does not expect to
                                   be able to pay dividends in cash on the
                                   Common Stock,  Preferred Stock or Amended
                                   Preferred Stock for the foreseeable future.
                                   HOLDERS OF SHARES OF PREFERRED STOCK ACCEPTED
                                   FOR EXCHANGE WILL NOT RECEIVE ANY DIVIDEND
                                   PAYMENT IN RESPECT OF DIVIDENDS ACCRUED
                                   SUBSEQUENT TO AUGUST 15, 1995, ON SHARES OF
                                   PREFERRED STOCK TENDERED AND ACCEPTED FOR
                                   EXCHANGE.  NO SEPARATE PAYMENT IS BEING MADE
                                   IN RESPECT OF ACCRUED AND UNPAID DIVIDENDS ON
                                   SHARES OF PREFERRED STOCK TENDERED AND
                                   ACCEPTED FOR EXCHANGE.  See "The Exchange
                                   Offer -- Dividends on Preferred Stock and
                                   Amended Preferred Stock."
Certain Consequences
 to Non-Tendering Holders
 of Preferred Stock. . . . . .     If the Requisite Consents are received and
                                   the Preferred Stock Amendment becomes
                                   effective, each share of Preferred Stock not tendered in the Exchange Offer will be subject to the Preferred Stock Amendment and, as a result, will become a share of Amended
                                   Preferred Stock, regardless of whether
                                   holders of such Preferred Stock consented to the Preferred Stock Amendment. Shares of
                                   Preferred Stock will have such terms as set forth in the Preferred Stock Certificate, as amended by the Preferred Stock Amendment.
                                   See "-- The Solicitation -- The Preferred
                                   Stock Amendment" and "Purposes and Effects of the Exchange Offerjand Preferred Stock
                                   Amendment; Recommendation of the Board of Directors -- Purposes and Effects of the
                                   Exchange Offer -- Certain Consequences to
                                   Non-Tendering Holders of Preferred Stock."

                               THE SOLICITATION

Consents Required to
 Adopt the Preferred Stock
 Amendment . . . . . . . . . .     The Preferred Stock Certificate requires the
                                   consent of the holders of at least a majority
                                   in number of the outstanding shares of
                                   Preferred Stock, voting as a single class, to
                                   approve the Preferred Stock Amendment.  As of
                                   the date of this Offering Circular, there
                                   were 752,779 shares of Preferred Stock
                                   outstanding which are entitled to one vote
                                   per share with respect to the Preferred Stock
                                   Amendment.  As of such date, Mr. Bershad
                                   beneficially owned 18.4% of the outstanding
                                   shares of Preferred Stock.  [Mr. Bershad has
                                   informed the Company that he will vote all
                                   shares of Preferred Stock which he
                                   beneficially owns in favor of the Preferred
                                   Stock Amendment].  AS A RESULT, IF AN
                                   ADDITIONAL [237,928 SHARES OF PREFERRED STOCK
                                   (31.6% OF THE OUTSTANDING SHARES)] ARE
                                   TENDERED, THE PREFERRED STOCK AMENDMENT WILL
                                   BE APPROVED AND HOLDERS OF PREFERRED STOCK
                                   WHO HAVE NOT TENDERED THEIR SHARES PRIOR TO
                                   THE EXPIRATION OF THE EXCHANGE OFFER WILL BE
                                   SUBJECT TO THE PREFERRED STOCK AMENDMENT AND
                                   THEIR SHARES WILL BECOME SHARES OF AMENDED
                                   PREFERRED STOCK.  See "Security Ownership."
The Preferred Stock
 Amendment . . . . . . . . . .     The Preferred Stock Amendment would, among
                                   other things, (i) reduce the liquidation preference of each share of Preferred Stock from $8 per share to $[5] per share, (ii) reduce the annual dividend payable on shares of Preferred Stock from $1.20 per share to $[0.40] per share, (iii) extend the period during which the Company may pay dividends thereon in additional shares instead of cash beyond March 1, 1996 to [March 1, 2001], and
                                   (iv) reduce the consideration payable in the event of an optional redemption of the Preferred Stock as a result of a change in the formula for calculating the optional redemption price, and (v) reduce the principal amount (from $8 to $[5] per share of Amended Preferred Stock) and the interest rate (from 15% of principal amount to [8]% of principal amount) of the Junior Debentures
                                   (as amended, the "Amended Junior
                                   Debentures"), which are issuable, at the option of the Company, in exchange for shares of Amended Preferred Stock. The Preferred
                                   Stock Amendment would also, among other
                                   things, (i) amend the provisions of the
                                   Preferred Stock Certificate relating to the Company's optional redemption rights to base the definition of Fair Value Per Share on the high bid price per share of Amended Preferred
                                   Stock on any trading day included in the relevant measurement period instead of the average of high bid and low asked prices per share of the Amended Preferred Stock, and
                                   (ii) to permit the payment of dividends, when, as and if declared by the Board of Directors, annually instead of on a quarterly basis as set forth in the Preferred Stock
                                   Certificate. For a description of the terms of the Preferred Stock Amendment, see "The
                                   Preferred Stock Amendment; Amended Preferred
                                   Stock and Amended Junior Debentures" and
                                   Annex C to this Offering Circular.

                                   Dividends on shares of the Amended Preferred
                                   Stock payable on or prior to [March 1, 2001], will be payable, at the option of the Company, in cash or in additional shares of Amended Preferred

                                   Stock. After [March 1, 2001], dividends on the Amended Preferred Stock will be payable solely in cash. In all cases, the payment of dividends on the Amended Preferred Stock will be subject to applicable statutory and contractual restrictions, including those contained in the Credit Agreement. Dividends on outstanding shares of Amended Preferred Stock will be cumulative and accrue commencing from August 16, 1995 at [8]% per annum.

Expiration Date. . . . . . . .     The "Expiration Date" of the Exchange Offer
                                   will be 5:00 p.m., New York City time, on
                                   [    ], [    ], 1995, unless the Exchange
                                   Offer is extended, in which case the term
                                   "Expiration Date" shall mean the time on the last date to which the Exchange Offer is extended. References herein to the "last Expiration Date" shall refer to the time on the last date to which the Exchange
                                   Offer is extended.  See "The Exchange
                                   Offer -- Expiration Date; Extensions;
                                   Amendments."

How To Tender and
 Consent in the
 Exchange Offer. . . . . . . .     A holder electing to tender Preferred Stock
                                   in the Exchange Offer and consent to the
                                   Preferred Stock Amendment should either (i)
                                   complete and sign the Consent and Letter of
                                   Transmittal, have the signatures thereon
                                   guaranteed, if required by Instruction 4
                                   thereof, and mail or deliver the Consent and
                                   Letter of Transmittal with the Preferred
                                   Stock and any other required documents to the
                                   Exchange Agent at one of the addresses set
                                   forth on the back cover page of this Offering
                                   Circular, or effect a tender of Preferred
                                   Stock pursuant to the procedures for book-
                                   entry transfer as set forth under "The
                                   Exchange Offer -- How to Tender and Consent
                                   in the Exchange Offer," or (ii) request his
                                   broker, dealer, commercial bank, trust
                                   company or other nominee to effect the
                                   transaction for him.  Holders will not be
                                   obligated to pay any brokerage commissions or
                                   solicitation fees in connection with the
                                   Exchange Offer.  HOLDERS OF PREFERRED STOCK
                                   WILL NOT BE ABLE TO VALIDLY TENDER THEIR
                                   SHARES OF PREFERRED STOCK UNLESS THEY HAVE
                                   CONSENTED TO THE PREFERRED STOCK  AMENDMENT.
                                   Tendered Preferred Stock may be withdrawn at
                                   any time until the Expiration Date and, if
                                   not otherwise accepted for exchange by the
                                   Company, at any time after [    ], [   ],
                                   1995.  Consents to the Preferred Stock
                                   Amendment may be revoked at any time prior to the Expiration Date. See "The Exchange
                                   Offer -- Withdrawal of Tenders and
                                   Revocation of Consents."

Acceptance of Preferred
 Stock and Delivery of
 Common Stock. . . . . . . . .     Subject to the satisfaction or waiver of all
                                   conditions of the Exchange Offer, the Company will accept for exchange all Preferred Stock validly tendered on or prior to the Expiration Date. The Common Stock will be delivered in exchange for the Preferred Stock accepted in the Exchange Offer promptly after acceptance on the Expiration Date. Upon the effectiveness of the Preferred Stock
                                   Amendment, certificates formerly evidencing shares of Preferred Stock and not accepted in the Exchange Offer shall, without further action on the part of the Company or the holder, evidence shares of Amended Preferred
                                   Stock.  See "The Exchange Offer -- General."

Absence of
 Appraisal Rights. . . . . . .     Holders of Preferred Stock who do not consent
                                   to the Preferred Stock Amendment will not
                                   have appraisal or dissenters' rights under
                                   applicable state law.
Federal Income Tax
 Considerations. . . . . . . .     For a discussion of certain Federal income
                                   tax consequences of (i) the Exchange Offer and Preferred Stock Amendment to tendering holders and non-tendering holders of
                                   Preferred Stock and (ii) the Exchange Offer and the Preferred Stock Amendment to the Company, see "Certain Federal Income Tax considerations."

Common Stock . . . . . . . . .     There are 20,000,000 shares of Common Stock
                                   authorized for issuance, of which 12,538,012 shares were issued and outstanding on the date of this Offering Circular. The maximum number of shares of Common Stock offered for exchange by the Company in the Exchange Offer represents approximately [19.4]% of the shares of Common Stock which would be outstanding at such date, after giving effect to the issuance of Common Stock in the Exchange Offer. See "Description of Capital
                                   Stock."

Market and
 Trading Information . . . . .     The Preferred Stock is currently quoted on
                                   NASDAQ, although the trading volume of the Preferred Stock has been sporadic and limited. Under certain circumstances, following the consummation of the Exchange
                                   Offer, the Amended Preferred Stock may be delisted and cease to be traded on NASDAQ.
                                   See "Exchange Offer -- Certain Effects of the
                                   Exchange Offer on the Market for the
                                   Preferred Stock; Exchange Act Registration."

                                   On [        ], 1995, the last trading day
                                   before the announcement of the Transaction,
                                   the closing bid quotation reported on NASDAQ
                                   for the Preferred Stock was $[  ] per share.
                                   On [         ], 1995, the last trading day
                                   prior to the mailing of this Offering
                                   Circular, the closing bid quotation reported on NASDAQ for the Preferred Stock was $[
                                   ] per share.  Bid quotations do not
                                   necessarily represent actual transactions or the value of the Preferred Stock. See "Market & Trading Information." There can be no assurance concerning the trading volume of the Preferred Stock, or the prices at which the Preferred Stock might be traded, following the Exchange Offer if the Exchange Offer is not consummated.

                                   The outstanding Common Stock is quoted on
                                   NASDAQ and the Common Stock issuable in
                                   connection with the Exchange Offer quoted
                                   thereon, subject to official notice of
                                   issuance.  On  [     ], 1995, the last
                                   trading day before the announcement of the
                                   Transaction, the closing bid quotation
                                   reported on NASDAQ for the Common Stock was
                                   $[    ] per share.  On [        ], 1995, the
                                   last trading day prior to the mailing of this Offering Circular, the closing bid quotation for the Common Stock reported on NASDAQ was
                                   $[     ] per share.  See "Market and Trading
                                   Information".  THERE CAN BE NO ASSURANCE
                                   CONCERNING THE PRICES AT WHICH THE COMMON
                                   STOCK MIGHT BE TRADED FOLLOWING THE
                                   CONSUMMATION OF THE EXCHANGE OFFER.

                                   Stockholders are urged to obtain current information with respect to the sales prices of Preferred Stock and the Common Stock.

Information Agent. . . . . . .     MacKenzie Partners, Inc. is serving as
                                   Information Agent in connection with the Exchange Offer. Its telephone number is
                                   (212) 929-5500 or (800) 322-2885 (toll free).
                                   Requests for additional copies of the
                                   Offering Circular and the Consent and Letter of Transmittal should be directed to the Information Agent at one of its addresses set forth on the back cover of this Offering
                                   Circular.

Exchange Agent;
 Further Information . . . . .     Chemical Bank has been appointed as Exchange
                                   Agent for the Exchange Offer. Requests for additional copies of this Offering Circular, the Consent and Letter of Transmittal or any other documents furnished herewith should be directed to the Exchange Agent at its address and telephone number set forth on the back cover page of this Offering Circular. For further information, contact Mr. Elliot
                                   Konopko, Vice President of the Company, at
                                   Vernitron Corporation, 645 Madison Avenue,
                                   New York, New York 10022, telephone (212)
                                   593-7900.

                                  RISK FACTORS

     Prior to deciding whether to accept the offer of Common Stock in the Exchange Offer, each holder of Preferred Stock should consider carefully all of the information contained in this Offering Circular, including the factors described or cross-referenced in the following paragraphs. For a discussion of certain additional considerations relating solely to the retention of the Preferred Stock, which will become the Amended Preferred Stock if the Exchange Offer is consummated, see "Purposes and Effects of the Exchange Offer and Preferred Stock Amendment; Recommendation of Board of Directors -- Certain Consequences to Non-Tendering Holders of Preferred Stock."

CHANGE IN PREFERENCE AND PRIORITY; CHANGE IN VOTING RIGHTS; CERTAIN LIMITATIONS

     The Preferred Stock has preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. If the Exchange Offer is consummated, the Preferred Stock owned by holders who elect to exchange their shares in the Exchange Offer will be converted into Common Stock and, thus, holders of Preferred Stock will relinquish their preference with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company and instead will have no preference, the same as all other holders of Common Stock. Shares of Amended Preferred Stock outstanding after the Exchange Offer will have priority over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company under certain circumstances.

     In any liquidation or reorganization of the Company under the United States Bankruptcy Code, the Common Stock, as equity securities of the Company, would not represent bankruptcy claims ranking prior to other equity securities and would rank below all debt claims, such as claims by the lender under the Credit Agreement, and all preferred stock claims, such as the Preferred Stock, would rank below all debt claims.

     The authorized capital stock of the Company after the Exchange Offer will include 4,000,000 shares of preferred stock. The Board of Directors will be authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, although the Company does not presently intend to issue any shares of preferred stock other than the Amended Preferred Stock, the Company may issue one or more series of preferred stock in the future that will have preference over the Common Stock and/or the Amended Preferred Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company or otherwise. See "Description of Capital Stock."

     Each share of Common Stock entitles the holder thereof to one vote on all matters on which shareholders of the Company are entitled to vote, including the election of directors. The Preferred Stock has no voting rights, except that, if, at any time, dividends on the Preferred Stock are not paid for six quarters, the Company's Board of Directors will be increased by one-third (but not less than two directors) and the holders of the Preferred Stock will be entitled to elect the directors to fill such newly created directorships. In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a class, is required for the authorization of changes, by amendment to the Company's Certificate of Incorporation or otherwise, to the terms and provisions of the Preferred Stock so as to adversely affect the rights and preferences of the Preferred Stock.

DIVIDENDS

     The Company's policy is to retain earnings for the foreseeable future for reinvestment in its businesses. The Credit Agreement prohibits the payment of cash dividends on the Common Stock and Preferred Stock and, if the Exchange Offer is consummated, the Amended Preferred Stock. Under the terms of the Preferred Stock and Amended Preferred Stock, the payment of dividends is subject to applicable statutory and contractual restrictions. See "The Credit Agreement -- Restrictive Covenants."

     Under the terms of the Preferred Stock, dividends on the Preferred Stock payable on or prior to March 1, 1996, may, at the option of the Company, be paid in cash or in additional shares of Preferred Stock. After March 1, 1996, dividends on the Preferred Stock may be paid only in cash. Under the terms of the Amended Preferred Stock, dividends on shares of Amended Preferred Stock payable on or prior to March 1, 2001 will be payable, at the option of the Company, in cash or additional shares. After March 1, 2001 dividends on the Amended Preferred Stock will be payable only in cash.

     Any dividends on outstanding shares of Preferred Stock or Amended Preferred Stock paid in additional shares are expected to be taxable to the recipient at their fair market value on the date of payment even though no cash is received. See "Certain Federal Income Tax Consequences."

     Under Delaware law, dividends may be paid on the Common Stock, Preferred Stock or Amended Preferred Stock if, after giving effect to a dividend, the dividend would not exceed the amount of the Company's surplus at the time of payment or, if there is no surplus, the dividend would not exceed the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.


            PURPOSES AND EFFECTS OF THE EXCHANGE OFFER AND PREFERRED
              STOCK AMENDMENT; RECOMMENDATION OF BOARD OF DIRECTORS

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER AND PREFERRED STOCK AMENDMENT

     The Exchange Offer, the issuance of Common Stock pursuant to the Exchange Offer and the Preferred Stock Amendment (collectively, the "Transaction") are designed overall to enhance the Company's financial condition and to facilitate the continuing development of its businesses by providing management with increased operational and financial flexibility. The Transaction is part of an ongoing program to strengthen the capitalization of the Company which began in July 1994 with the refinancing of the Company's bank indebtedness on attractive terms to the Company and its stockholders and the issuance of an additional $2,500,000 of common equity pursuant to a rights offering to the Company's holders of Common Stock.

     The Transaction is intended, among other things, (i) to increase the liquidity of holders of Preferred Stock by offering them the opportunity to exchange their shares at a premium for shares of Common Stock, which represents a more liquid investment than the Preferred Stock, (ii) to avoid a default in the payment of cash dividends on the Preferred Stock commencing after March 1, 1996, (iii) to reduce significantly the non-cash accounting charge in respect of the Preferred Stock dividend requirements, thereby increasing the earnings allocable to the Common Stock and (iv) to increase the float of shares of Common Stock available for trading on NASDAQ, thereby increasing its liquidity.

     The consideration of [four] shares of Common Stock offered in the Transaction for each share of Preferred Stock represents a premium price to
holders of the Preferred Stock.  On [             ], 1995, the last trading day
before the announcement of the Transaction, the closing bid quotation reported
on NASDAQ for the Common Stock was $[    ] per share.  The last sale of Common
Stock prior to the announcement of the Transaction as reported on NASDAQ
occurred on that date at a price of $[    ].  On [                ], 1995, the
closing bid quotation reported on NASDAQ for the Preferred Stock was $[      ]
per share.  The last sale of Preferred Stock prior to the announcement of the
Transaction occurred on [that date] OR [              , 1995] at a price of
$[     ] per share.  The redemption price for the Preferred Stock on
[              ], 1995, payable at the option of the Company, was $[   ] per
share.  BASED ON THE CLOSING BID QUOTATION FOR THE COMMON STOCK ON
[                  ], 1995, THE COMMON STOCK CONSIDERATION OFFERED IN THE
TRANSACTION REPRESENTS A PREMIUM OF [  ]% OVER THE CLOSING BID QUOTATION FOR
THE PREFERRED STOCK ON THAT DATE, A PREMIUM OF [   ]% OVER THE LAST REPORTED
SALE OF PREFERRED STOCK AND A PREMIUM OF [    ]% OVER THE OPTIONAL REDEMPTION
PRICE OF THE PREFERRED STOCK PAYABLE BY THE COMPANY AT THAT TIME. Obviously, there can be no assurance concerning the prices at which the Common Stock might be traded following the consummation of the Transaction. See "Market and Trading Information."

     The market for the Common Stock is more liquid than the market for the Preferred Stock, which has been sporadic and limited. During the twelve months ended August 31, 1995, the Preferred Stock traded on only 53 trading days and the average daily trading volume of the Preferred Stock was 648 shares. During the six months ended August 31, 1995, the Preferred Stock traded on only 25 days and the average daily volume declined to 213 shares. During August 1995, the Preferred Stock traded on 5 days and average daily volume was 254 shares. In contrast, during the twelve-month and six-month periods ended August 31, 1995, the Common Stock traded on 112 and 57 days, respectively, and average daily trading volume was 4,139 and 6,661 shares, respectively. During August, 1995, the Common Stock traded on 12 days and average daily trading volume of the Common Stock increased to 8,150 shares. The Company believes that if the Transaction is not consummated, the liquidity of the Preferred Stock is likely to continue to be limited and that, although there can be no assurance, the market for the Common Stock will continue to be more liquid than the market for the Preferred Stock.

     A significant purpose of the Transaction is to avoid a default in the payment of cash dividends on the Preferred Stock commencing after March 1, 1996, by retiring the Preferred Stock and, to the extent the Preferred Stock cannot be retired in full, to extend, pursuant to the Preferred Stock Amendment, the period during which dividends may be paid in kind instead of cash. The Company's Credit Agreement (as hereinafter defined) prohibits the payment of cash dividends. Although, as set forth below, the Company's obligation to declare and pay dividends, whether in kind or in cash, is subject to any contractual restrictions prohibiting the payment of such dividends and the holders of Preferred Stock have no remedy for the failure to pay such dividends other than limited voting rights, the failure to pay cash dividends commencing after March 1, 1996 would, the Company believes, negatively affect its ability to raise financing in both the private and public markets and, accordingly, the Company believes it is in the best interest of the Company and its stockholders to avoid such a default. The Company expects that, whether or not the Exchange Offer is consummated, cash dividends will not be declared or paid on the Preferred Stock in the foreseeable future. All dividends on the Preferred Stock paid through August 15, 1995 (the last date on which dividends payable on the Preferred Stock were paid) were paid in additional shares of Preferred Stock. Under the terms of the amended certificate of designation setting forth the powers, preferences and rights of the Preferred Stock (the "Preferred Stock Certificate"), dividends on the Preferred Stock payable on or prior to March 1, 1996, may, at the option of the Company, if declared by the Board of Directors, be paid in cash or in additional shares of Preferred Stock. After March 1, 1996, dividends on the Preferred Stock, if declared by the Board of Directors, may be paid only in cash. In all cases, the payment of dividends is subject to applicable statutory and contractual restrictions. Under the terms of the Company's Credit Agreement, the payment of cash dividends is prohibited through July 20, 1998, the expiration date of the Credit Agreement, and any amendment to the Credit Agreement, or any new agreement providing for the extension or refinancing of borrowings under the Credit Agreement, is likely to prohibit the payment of cash dividends for the foreseeable future. See "Credit Agreement."

     In the event that cash dividends are not paid on the Preferred Stock after March 1, 1996 (and, as set forth above, dividends will not be declared or paid on the Preferred Stock in the foreseeable future), the holders of Preferred Stock are not entitled to any remedy under the terms of the Preferred Stock Certificate other than the limited voting rights described below. In addition, by the terms of the Preferred Stock Certificate, holders of Preferred Stock do not have any mandatory redemption right at any time. However, under the terms of the Preferred Stock Certificate, if at any time dividends on the Preferred Stock are not paid for six quarters, the Company's Board of Directors will be increased by one-third (but not less than two directors) and the holders of the Preferred Stock, voting separately as a single class, will be entitled to elect the directors to fill such newly created directorships. Because the Preferred Stock Amendment, if approved and effective, would, among other things, extend the period during which the Company may pay dividends in additional shares instead of cash, a probable effect of the approval and effectiveness of the Preferred Stock Amendment upon the consummation of the Exchange Offer will be to delay the right of holders of Preferred Stock to elect directors under such circumstances. See "Preferred Stock Amendment; Amended Preferred Stock and Amended Junior Debentures" and "Credit Agreement."

     In the event of the non-payment of cash dividends on the Preferred Stock, the Company will be required under generally accepted accounting principles to record a non-cash charge to earnings in the amount of such unpaid dividends. By eliminating or reducing the Preferred Stock outstanding, the consummation of the Transaction will be anti-dilutive and increase the earnings allocable to the Common Stock. See "Pro Forma Unaudited Information" for the pro forma effects of the Transaction on earnings per share allocable to the Common Stock.

     The Company believes that the Transaction will increase the number of shares of Common Stock held by shareholders other than stockholders owning 5% or more of the Common Stock, thereby increasing the number of shares available for trading on NASDAQ (the "float"). As of the date of this offering, the ownership of the Common Stock is concentrated. Approximately 75% of the outstanding shares of Common Stock are beneficially owned by four persons or entities and the float is correspondingly small, or approximately 3,100,000 shares. As a result of the Transaction, assuming 80% acceptance of the Exchange Offer, the float should increase by approximately [2,400,000] shares, or by approximately [77]%. See "Security Ownership." Although the Common Stock represents a more liquid investment than the Preferred Stock, the Company believes that the trading prices of the Common Stock has been negatively affected by the relatively small float of Common Stock. The actual liquidity of the Common Stock and the prices at which it trades in the future will depend upon the results of operations, financial condition and prospects of the Company, the market capitalization of the Common Stock, the continuing interest of securities firms in making a market in the Common Stock and other factors.

     The maximum number of shares of Common Stock offered for exchange by the Company in the Exchange Offer represents approximately [19.4]% of the shares of Common Stock which would be outstanding after giving effect to the issuance of Common Stock in the Exchange Offer. By offering holders of Preferred Stock a common equity stake in the Company, the Company is providing the holders with an opportunity to participate in the potential long-term appreciation of the Company's business, which the Company expects will be enhanced by the improvement in its capital structure and increased financial flexibility as a result of the consummation of the Transaction. The Company believes that its inability to pay cash dividends on the Preferred Stock, together with the illiquidity of the market for shares of the Preferred Stock, the lack of any mandatory redemption rights, the limited rights and preferences of the Preferred Stock as to dividends and the other terms of the Preferred Stock, will negatively affect the value of the Preferred Stock should the Transaction not be effected.

     By its terms, the Common Stock does not entitle the holders thereof to any of the rights which the Preferred Stock entitles the holders thereof, such as, among other rights, priority over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation of the Company under certain circumstances. However, the Common Stock entitles the holders thereof to vote generally in the election of directors, unlike the Preferred Stock, which entitles the holders thereof to a vote only to elect one third of the directors of the Company in the event dividends are not paid for six quarters.

     CERTAIN CONSEQUENCES TO NON-TENDERING HOLDERS OF PREFERRED STOCK

     If the requisite consents for the approval of the Preferred Stock Amendment are received and the Preferred Stock Amendment becomes effective, each share of Preferred Stock not tendered in the Exchange Offer will be subject to the Preferred Stock Amendment and will become a share of Amended Preferred Stock (as opposed to four shares of Common Stock which each tendering holder of Preferred Stock will receive if the Exchange Offer is consummated), regardless of whether holders of such Preferred Stock consented to the Preferred Stock Amendment.

     The Preferred Stock Amendment would, among other things, (1) reduce the liquidation preference of each share of Preferred Stock from $8 per share to $[5] per share, (2) reduce the annual dividend payable on shares of Preferred Stock from $1.20 per share to $[0.40] per share, (3) extend the period during which the Company may pay dividends thereon in additional shares instead of cash beyond March 1, 1996 to [March 1, 2001], (4) reduce the consideration payable in the event of an optional redemption of the Preferred Stock as a result of a change in the formula for calculating the optional redemption price and (5) reduce the principal amount (from $8 to $[5] per share of Amended Preferred Stock) and the interest rate (from 15% of principal amount to [8]% of principal amount) of the Junior Debentures which are issuable, at the option of the Company, in exchange for shares of the Amended Preferred Stock.

     After obtaining the requisite consents and upon the expiration of the Exchange Offer, the Company will file the Preferred Stock Amendment with the Secretary of State of the State of Delaware, which will become effective upon the consummation of the Exchange Offer, such consummation to be evidenced by the fact that the Company shall have accepted Preferred Stock in the Exchange Offer. Holders of shares of Preferred Stock accepted for exchange will not receive any dividend payment in respect of dividends accrued subsequent to August 15, 1995, on shares of Preferred Stock tendered and accepted for exchange. No separate payment is being made in respect of accrued and unpaid dividends on shares of Preferred Stock tendered and accepted for exchange.

     To the extent that shares of Preferred Stock are tendered and accepted in the Exchange Offer, the Company anticipates that the trading market for shares of Amended Preferred Stock will be even more limited than the trading market of the Preferred Stock at present. See "Exchange Offer -- Certain Effects of the Exchange Offer on the Market for the Preferred Stock; Exchange Act Registration" and "Additional Information." The Company anticipates that, based on recent quotations it has obtained for the Preferred Stock, among other reasons, any trading prices of shares of Amended Preferred Stock immediately following the consummation of the Exchange Offer and on a fully distributed basis are likely to be substantially less than the $5 liquidation preference per share.

RECOMMENDATION OF BOARD OF DIRECTORS

     In light of the benefits expected to be obtained by the Company and its stockholders as set forth above under "-- Purposes and Effects of the Exchange Offer and Preferred Stock Amendment," the Board of Directors of the Company has unanimously determined that the Transaction is in the best interests of the Company and its stockholders and has approved the Exchange Offer and solicitation of consents to the Preferred Stock Amendment. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (WITH MR. BERSHAD ABSTAINING) THAT HOLDERS OF PREFERRED STOCK TENDER THEIR SHARES OF PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER AND CONSENT TO THE PREFERRED STOCK AMENDMENT.

                    PRO FORMA UNAUDITED FINANCIAL INFORMATION


          The Pro Forma Unaudited Condensed Consolidated Statements of Operations for the year ended December 31, 1994 and the six months ended June 30, 1995 are based on the historical financial statements of the Company and have been prepared to give effect to the Exchange Offer and the Preferred Stock Amendment, as if each had been consummated January 1, 1994 and January 1, 1995, respectively. The Pro Forma Unaudited Condensed Consolidated Balance Sheet at June 30, 1995 is based on historical financial statements of the Company and has been prepared to give effect to the Exchange Offer and the Preferred Stock Amendment as if it had become effective June 30, 1995. The adjustments giving effect to the Exchange Offer assume acceptance of the Exchange Offer by holders of the Preferred Stock owning 80% of the outstanding shares of Preferred Stock. There are certain conditions to the Company's obligation to consummate the Exchange Offer. See "The Exchange Offer -- Conditions." The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had such transactions been completed as of the assumed dates and for the periods presented or which may be obtained in the future and should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes appearing in the Company 1994 Form 10-K attached and the Company's Quarterly Report on Form 10-Q, dated August 4, 1995, for the quarter ended June 30, 1995, attached as Exhibit B to this Offering Circular (the "Company June 30, 1995 Form 10-Q").

            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   JUNE 30, 1995
                                                                                 --------------------------------------------------
                                                                                                     PRO FORMA
                                                                                 HISTORICAL          ADJUSTMENT           PRO FORMA
                                                                                 ----------          ----------           ---------

                                                               ASSETS
CURRENT ASSETS:
   Cash                                                                            $     84                                $     84
   Accounts receivable - net                                                          9,489                                   9,489
   Inventories                                                                       15,768                                  15,768
   Other current assets                                                                 616                                     616
                                                                                   --------            --------            --------
       TOTAL CURRENT ASSETS                                                          25,957                                  25,957

PROPERTY, PLANT AND EQUIPMENT - net                                                   7,751                                   7,751

EXCESS OF COST OVER NET ASSETS ACQUIRED - net                                         6,728                                   6,728


NET ASSETS HELD FOR DISPOSAL                                                          1,204                                   1,204

OTHER ASSETS                                                                            462                                     462
                                                                                   --------            --------            --------
                                                                                   --------            --------            --------
       TOTAL ASSETS                                                                $ 42,102                                $ 42,102
                                                                                   --------            --------            --------
                                                                                   --------            --------            --------

                                                LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:
   Accounts payable                                                                $  5,282            $     55 (b)        $  5,337
   Current portion of long-term debt                                                  5,617                                   5,617
   Accrued expenses and other liabilities                                               592                                     592
                                                                                   --------            --------            --------
       TOTAL CURRENT LIABILITIES                                                     11,491                  55              11,546

LONG-TERM DEBT, less current portion                                                 12,727                                  12,727

OTHER LONG-TERM LIABILITIES                                                           3,017                                   3,017

DEFERRED INCOME                                                                         585                                     585

SHAREHOLDERS' EQUITY:
   $1.20 Cumulative Exchangeable Redeemable Preferred Stock
     Preferred Stock ($8 Per Share Liquidation Value)                                 5,800              (5,800)(a)             -
   Amended Preferred Stock ($5 Per Share Liquidation Value)                                                 725 (a)             725

   Common Stock                                                                         125                  23 (a)             148
   Capital in Excess of Par                                                           8,565               5,052 (a)          13,562
                                                                                                            (55)(b)

   Accumulated Deficit (since December 31, 1991)                                       (208)                                   (208)
                                                                                   --------            --------            --------
     TOTAL COMMON SHAREHOLDERS' EQUITY                                                8,482               5,020              13,502
                                                                                   --------            --------            --------
     TOTAL SHAREHOLDERS' EQUITY                                                      14,282                 (55)             14,227
                                                                                   --------            --------            --------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $ 42,102            $    -              $ 42,102
                                                                                   --------            --------            --------
                                                                                   --------            --------            --------
BOOK VALUE PER COMMON SHARE                                                        $   0.68                                $   0.91
                                                                                   --------            --------            --------
                                                                                   --------            --------            --------



       PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              YEAR ENDED DECEMBER 31, 1994                SIX MONTHS ENDED JUNE 30, 1995
                                        ----------------------------------------     ----------------------------------------
                                                        PRO FORMA                                    PRO FORMA
                                        HISTORICAL     ADJUSTMENTS     PRO FORMA     HISTORICAL     ADJUSTMENTS     PRO FORMA
                                        ----------     -----------     ---------     ----------     -----------     ---------

NET SALES                                 $ 62,132                      $ 62,132       $ 33,750                      $ 33,750

Cost of sales                               44,903                        44,903         24,424                        24,424
Selling, general and
 administrative expenses                    13,343                        13,343          7,125                         7,125
Restructuring/inventory
 writedown charges                           1,315                         1,315                                            -
Amortization of intangible assets              209                           209            104                           104
                                          --------       --------       --------       --------       --------       --------
OPERATING INCOME                             2,362                         2,362          2,097                         2,097

Interest expense                             2,264                         2,264          1,037                         1,037
Other expense                                   54                            54             15                            15
                                          --------       --------       --------       --------       --------       --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE TAXES AND
 EXTRAORDINARY GAIN                             44                            44          1,045                         1,045
Charge in lieu of taxes                         17                            17            408                           408
                                          --------       --------       --------       --------       --------       --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE
 EXTRAORDINARY GAIN                             27                            27            637                           637

Discontinued Operations:
 Loss from operations,
 net of tax benefit                           (143)                         (143)
 Loss on disposal,
 net of tax benefit                         (2,059)                       (2,059)
                                          --------       --------       --------       --------       --------       --------
INCOME (LOSS) BEFORE
 EXTRAORDINARY GAIN                         (2,175)                       (2,175)           637                           637
Extraordinary gain on debt
 repurchase, net of tax                      5,856                         5,856                                            -
                                          --------       --------       --------       --------       --------       --------
NET INCOME                                   3,681                         3,681            637                           637

Preferred stock dividends                      355           (355) (c)         -            258           (258) (c)         -
                                                               58  (d)        58                            29  (d)        29
                                          --------       --------       --------       --------       --------       --------
NET INCOME APPLIED TO
 COMMON SHAREHOLDERS' EQUITY              $  3,326       $    297       $  3,623       $    379       $    229       $    608
                                          --------       --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------       --------

Net Income (Loss) per common share:
 Continuing operations                    $  (0.04)                     $      -       $   0.03                      $   0.04
 Discontinued operations                     (0.26)                        (0.20)             -                             -
 Extraordinary gain                           0.69                          0.54              -                             -
                                          --------                      --------       --------                      --------
                                          --------                      --------       --------                      --------
 Total                                    $   0.39                         $0.34       $   0.03                      $   0.04
                                          --------                      --------       --------                      --------
                                          --------                      --------       --------                      --------

Weighted average common shares
 oustanding:                                 8,509                        10,829         12,538                        14,858
                                          --------                      --------       --------                      --------
                                          --------                      --------       --------                      --------


NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     (a) Assumes an 80% acceptance of the Exchange Offer, pursuant to which each share of Preferred Stock is exchanged for [four] shares of Common Stock. Each share of Preferred stock that is not exchanged for Common Stock pursuant to the Exchange Offer would become one share of Amended Preferred Stock upon the effectiveness of the Preferred Stock Amendment. The pro forma adjustment gives effect to 20% of the outstanding shares of Preferred Stock (144,987 shares as of June 30, 1995) becoming Amended Preferred Stock having a liquidation preference of $5 per share. On a pro forma basis, the Amended Preferred Stock is recorded at its liquidation preference of $5 per share.

          Assuming 80% acceptance of the Exchange Offer as of June 30, 1995, there will be outstanding, immediately after the consummation of the Exchange Offer, 14,857,807 shares of Common Stock (based on 12,538,012 shares of Common Stock outstanding immediately prior to consummation of the Exchange Offer and 2,319,795 shares of Common Stock issuable pursuant to the Exchange Offer) and 144,987 shares of Amended Preferred Stock.

     (b) Assumes the incurrence of $55,000 in costs relating to the exchange transaction.

     (c)  Amount represents elimination of dividends on the Preferred Stock.

     (d) Amount represents pro forma dividends on the Amended Preferred Stock of $.40 per share per annum payable in additional shares of Amended Preferred Stock recorded at their liquidation preference of $5 per share. Dividends paid on Amended Preferred Stock in additional shares of Amended Preferred Stock following the consummation of the Exchange Offer will be recorded at their fair market values at the times of payment.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data concerning the Company and its subsidiaries for the fiscal years ended December 31, 1994, 1993 and 1992 and the six months ended June 30, 1995 and 1994. This selected financial data should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing in the Company 1994 Form 10-K and the Company June 31, 1995 Form 10-Q attached hereto. The data under the captions "Operating Data" and "Balance Sheet Data" for each of the fiscal years have been derived from consolidated financial statements for those years which have been audited by Arthur Andersen LLP, independent auditors. The data for the quarters ended June 30, 1995 and 1994 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation.


                                                       YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED
                                                    -------------------------------       -------------------
                                                     1994        1993         1992         1995         1994
                                                    ------      ------       ------       ------       ------

OPERATING DATA:

Net sales                                          $62,132      $58,649      $62,912      $33,750     $30,765
Income (loss) from continuing operations
  before taxes and extraordinary gain (1)               44       (3,856)      (1,015)       1,045         412
Income (loss) from discontinued operations          (2,202)        (670)       1,144                     (118)
Extraordinary gain                                   5,856
Net income (loss)                                    3,681      (4,526)          102          637         133
Preferred stock dividends                              355          375          158          258         150
Net income (loss) applied to common
  shareholders' equity                               3,326       (4,901)         (56)         379         (17)

Net income (loss) per share:
  Continuing operations                            $ (0.04)     $ (0.82)     $ (0.23)     $  0.03     $  0.02
  Discontinued operations                            (0.26)       (0.13)        0.22                    (0.02)
  Extraordinary gain                                  0.69
                                                   -------      -------      -------      -------     -------
  Total                                            $  0.39      $ (0.95)     $ (0.01)     $  0.03     $     -
                                                   -------      -------      -------      -------     -------
                                                   -------      -------      -------      -------     -------

BALANCE SHEET DATA:

Working capital (2)                                $11,538      $15,473      $18,715      $14,466     $(7,476)
Total assets                                        42,197       47,261       52,247       42,102      48,070
Total assets less excess of cost over
  net assets acquired                               35,365       40,220       44,997       35,374      41,133
Total debt                                          12,363       26,470       26,920       13,319      26,206
Common shareholders' equity (4)                      7,890          452        5,636        8,482         301

OTHER DATA:

EBITDA (3)                                         $ 5,365      $ 3,621      $ 2,978      $ 2,862     $ 2,425
Ratio of EBITDA to Interest                           2.37         1.56         1.15         2.76        1.93


(1) Net income from continuing operations before taxes and extraordinary gain for the years ended December 31, 1994 and 1993 reflect restructuring/ inventory writedown charges of $1,315,000 and $3,500,000, respectively, related to the Company's Motion Control group. See Note 8 to the Company's consolidated financial statements appearing in the


                                       18

     Company 1994 Form 10-K attached hereto. No such charges were incurred during the six-month periods ended June 30, 1995 and 1994.

(2) Net of the current portion of long-term debt of $442,000, $1,200,000 and $1,000,000 at December 31, 1994, 1993, and 1992, respectively, and $592,000 and $24,706,000 at June 30, 1995 and 1994, respectively.

(3) EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA and the ratio of EBITDA to Interest are presented because together they are a widely accepted financial indicator of a company's ability to incur and service debt. For purposes of such calculations, restructuring/inventory charges relating to the Company's Motion Control Group (See Note (1) above) have been excluded due to their unusual nature.

(4) Common shareholders' equity is calculated as total shareholders' equity less the liquidation value of the Preferred Stock.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1994 and 1993 and the quarter and six month periods ended June 30, 1995 and June 30, 1994, see Item 7 of the Company 1994 Form 10-K and Item 2 of the Company June 30, 1995 Form 10-Q attached hereto.


                                    BUSINESS

     For a description of the business of the Company, see Item 1 of the Company 1994 Form 10-K attached.


                                   PROPERTIES

     For a description of the properties of the Company, see Item 2 of the Company 1994 10-K attached hereto.


                                LEGAL PROCEEDINGS

     For a description of legal proceedings relating to the Company, see Item 3 of the Company 1994 Form 10-K attached hereto.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Consent and Letter of Transmittal, the Company is offering in the Exchange Offer to issue [four] shares of Common Stock for each outstanding share of Preferred Stock.

     The Company is soliciting (the "Solicitation") the Requisite Consents (I.E., valid and unrevoked consents to the Preferred Stock Amendment of holders of at least a majority of the outstanding shares of Preferred Stock which have become irrevocable and are sufficient to approve the Preferred Stock Amendment). See "The Preferred Stock Amendment." ONLY HOLDERS OF PREFERRED STOCK WHO CONSENT TO THE PREFERRED STOCK AMENDMENT WILL BE ABLE TO VALIDLY TENDER THEIR SHARES OF PREFERRED STOCK IN THE EXCHANGE OFFER.

     The Company will make no separate payment for consents to the Preferred Stock Amendment ("Consents") delivered in connection with the tender of shares of Preferred Stock pursuant to the Exchange Offer. All references herein to the Exchange Offer shall be deemed to include the solicitation of Consents, unless otherwise specified.

     This Offering Circular and the Consent and Letter of Transmittal are first
being mailed to holders on or about [                 ], 1995.

GENERAL

     As of [       ], 1995, there were outstanding 752,779 shares of Preferred
Stock having an aggregate liquidation preference of $6,022,232 and an optional redemption value, payable solely at the option of the Company, of approximately $[4,660,000].

     The Company shall be deemed to have accepted validly tendered Preferred Stock in the Exchange Offer and validly delivered Consents in the Solicitation when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the consenting and tendering holders of Preferred Stock for the purposes of receiving the Common Stock from the Company.

     The Common Stock will be delivered in exchange for Preferred Stock accepted in the Exchange Offer promptly after acceptance on the Expiration Date. The Company's obligation to accept Preferred Stock for exchange and to accept delivered Consents is subject to the satisfaction of the conditions set forth below under "--Conditions."

     Holders of Preferred Stock who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Consent and Letter of Transmittal, transfer taxes with respect to the exchange of Preferred Stock for Common Stock pursuant to the Exchange Offer.
The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
[           ],  [          ], 1995, unless the Company, in its sole discretion,
extends the Exchange Offer, in which case the term "Expiration Date" shall mean the time on the last date to which the Exchange Offer is extended. References herein to the "last Expiration Date" shall refer to the time on the last date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period or on a daily basis.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to (i) delay accepting any Consents or Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Consents or Preferred Stock not previously accepted if any of the conditions set forth herein under " -- Conditions" shall exist or shall have occurred and shall not have been waived or satisfied by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) waive any such condition or amend the terms of the Exchange Offer in any respect. Any such delay in acceptance, extension, termination, amendment or waiver will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose each amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend each such amended Exchange Offer for a period which the Company in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the Preferred Stock, if such amended Exchange Offer would otherwise expire during such period. Any such extension shall be in compliance with the applicable rules and regulations of the Securities and Exchange Commission (the "Commission").

     Subject to applicable law (including Rule 13e-4(e)(2) under the Exchange Act which requires that material changes be promptly disseminated to holders in a manner reasonably calculated to inform them of such change) and without limiting the manner in which the Company may choose to make a public announcement, if any, of any extension, amendment, waiver or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

     If, prior to the Expiration Date, the Purchaser should decide to decrease the number of shares of Preferred Stock being sought or to increase or decrease the consideration being offered in the Exchange Offer and, at the time notice of any such decrease or increase in the number of shares of Preferred Stock being sought or of such decrease or increase in the consideration being offered is first published, sent or given to holders of such shares, the Exchange Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended at least until the expiration of such ten business day period. For purposes of the Exchange Offer, a "business day" means any day, other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

DIVIDENDS ON PREFERRED STOCK AND AMENDED PREFERRED STOCK

     Holders of shares of Preferred Stock accepted for exchange will not receive any dividend payment in respect of dividends accrued subsequent to August 15, 1995 (the date the last dividend payable on the Preferred Stock was paid), on shares of Preferred Stock tendered and accepted for exchange. No separate payment is being made in respect of accrued and unpaid dividends on shares of Preferred Stock tendered and accepted for exchange. Dividends on shares of the Amended Preferred Stock payable on or prior to March 1, 2001, shall be payable, at the option of the Company, in cash or additional shares of Amended Preferred Stock. After March 1, 2001, dividends on shares of the Amended Preferred Stock shall be payable solely in cash. In all cases, the payment of dividends shall be subject to applicable statutory and contractual restrictions, and holders of Amended Preferred Stock shall be entitled to dividends thereon only when, as and if declared by the Board of Directors of the Company. Dividends on the Amended Preferred Stock shall be cumulative and shall accrue commencing August 16, 1995 at the rate of 8% per annum.

HOW TO TENDER AND CONSENT IN THE EXCHANGE OFFER

     HOLDERS OF PREFERRED STOCK WILL NOT BE ABLE TO VALIDLY TENDER THEIR SHARES OF PREFERRED STOCK UNLESS THEY HAVE CONSENTED TO THE PREFERRED STOCK AMENDMENT. A holder electing to tender Preferred Stock in the Exchange Offer or consent to the Preferred Stock Amendment should either (i) complete and sign the consent portion of the Consent and Letter of Transmittal (and, if tendering Preferred Stock in the Exchange Offer, all other portions of the Consent and Letter of Transmittal), or a facsimile thereof (indicating thereon whether such holder is delivering a Consent), and mail or otherwise deliver the completed Consent and Letter of Transmittal, or such facsimile, together with certificates for shares of Preferred Stock, if such shares are being tendered in the Exchange

Offer, and any other required documents to the Exchange Agent at one of its addresses set forth on the back cover page of this Offering Circular or effect the tender of Preferred Stock pursuant to the procedure for book-entry transfer as set forth below, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction and/or consent for him.
Under Delaware law, Consents to the Preferred Stock Amendment will not be effective unless within 60 days after the date of the earliest dated Consent delivered to the Company the Requisite Consents are received by the Company. In the event the Requisite Consents are not received within such 60 day period, the Company may resolicit the Consents, but no assurance can be given that such resolicitation will be made or, if made, will be successful.

     The term "holder" with respect to the Preferred Stock means any person in whose name shares of Preferred Stock are registered on the books of the Company or any other person who has obtained a properly completed stock power (or, in the case of a Consent only, a proxy) from the registered holder.

     In order for a tender of Preferred Stock to constitute a valid tender, holders should complete and deliver the Consent and Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date.

TENDERS AND CONSENTS -- GENERAL

     The tender or consent by a holder of Preferred Stock pursuant to one of the procedures set forth herein will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Consent and Letter of Transmittal.

     The method of delivery of the Preferred Stock, Consent and Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of each holder. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Exchange Agent. INSTEAD OF EFFECTING DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO DOCUMENTS SHOULD BE SENT TO THE COMPANY OR THE TRANSFER AGENT FOR THE PREFERRED STOCK.

     The Exchange Agent will make a request promptly after the date of this Offering Circular to establish accounts with respect to the Preferred Stock at the Depository Trust Company ("DTC"), the Midwest Securities Transfer Company ("MSTC") and the Philadelphia Depository Trust Company ("PHILADEP", and together with DTC and MSTC, collectively referred to as the "Book Entry Transfer Facilities") for the purpose of facilitating the Exchange Offer. Any financial institution that is a participant in any of the Book Entry Transfer Facilities systems may make book entry delivery of the Preferred Stock by causing DTC, MSTC or PHILADEP to transfer such Preferred Stock into the Exchange Agent account in accordance with such Book Entry Transfer Facility's procedure for such transfer. Although delivery of Preferred Stock may be effected through book entry transfer into the Exchange Agent's account at DTC, MSTC or PHILADEP, the Consent and Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at one of its addresses at set forth on the back cover of this Offering Circular prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO A BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Any beneficial holder whose shares of Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Preferred Stock and consent to the Preferred Stock Amendment should contact such registered holder promptly and instruct such registered holder to tender Preferred Stock and consent to the Preferred Stock Amendment on his behalf. If such beneficial holder wishes to tender Preferred Stock and consent to the Preferred Stock Amendment on his own behalf, such beneficial holder must (i) in the case of a tender with respect to shares of Preferred Stock, either make appropriate arrangements to register ownership of the Preferred Stock in such holder's name or obtain a properly completed stock power from the registered holder reflecting the change in ownership or (ii) in the case of a Consent, obtain a proxy from the registered holder authorizing the beneficial holder to vote Preferred Stock on behalf of such registered holder. The transfer of record ownership of Preferred Stock may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date.

     Signatures on each Consent and Letter of Transmittal must be guaranteed unless the shares of Preferred Stock delivered pursuant thereto are delivered
(i) by a registered holder of Preferred Stock who has NOT completed the boxes on the Consent and Letter of Transmittal entitled "Special Issuance and Delivery Instructions" or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

     If the Consent and Letter of Transmittal is signed by a person other than the registered holder, such certificate(s) must be endorsed or accompanied by appropriate stock powers (or in the case of a Consent only, proxies) bearing the signature of the registered holder or holders exactly as the name or names appeared on the certificate(s).

     If the Consent and Letter of Transmittal or any other certificates, stock powers or proxies are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, withdrawal and revocation of tendered Preferred Stock and delivered Consents will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any and all tenders and withdrawals of Preferred Stock and deliveries and revocations of Consents that are not in proper form or the acceptance of which would, in the opinion of the Company or counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender or consent as to particular shares of Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Consent and Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders and withdrawals of Preferred Stock and deliveries and revocations of Consents must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders, withdrawals, deliveries or revocations or shall incur any liability for failure to give such notification. Tenders and withdrawals of Preferred Stock and deliveries and revocations of Consents will not be deemed to have been made until such irregularities have been cured or waived. Any shares of Preferred Stock received by the Exchange Agent that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders of Preferred Stock unless otherwise provided in the Consent and Letter of Transmittal as soon as practicable following the Expiration Date.

     Although it does not expect to do so, in the event the Company should increase the consideration offered for the Preferred Stock in the Exchange Offer, such increased consideration will be paid to all holders whose shares of Preferred Stock are accepted in the Exchange Offer, including those shares of Preferred Stock tendered before the announcement of the increase. If the terms of the Preferred Stock Amendment are made more beneficial than those initially proposed hereby and the Preferred Stock Amendment becomes effective, then the rights of all holders of Preferred Stock who have not exchanged their shares in the Exchange Offer will be governed by the Preferred Stock Amendment, as modified.

GUARANTEED DELIVERY PROCEDURES

     If a holder of Preferred Stock desires to tender shares of Preferred Stock and the certificate(s) representing such shares are not immediately available, or time will not permit such holder's certificate(s) or other required documents to reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:

     (a) the tender is made through an Eligible Institution;

     (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of Preferred Stock and the number of shares of Preferred Stock to be delivered, stating that the delivery is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the Expiration Date, the certificate(s) representing the Preferred Stock, the Consent and Letter of Transmittal and any other documents required thereby will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) the certificate(s) for all tendered Preferred Stock, or a confirmation of a book entry transfer of such Preferred Stock into the Exchange Agent's applicable account at a Book-Entry Transfer Facility as described above, the Consent and Letter of Transmittal, and all other documents required thereby are received by Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity of, or effect a revocation of, any Consent properly executed by a holder of Preferred Stock who attempted to use the guaranteed delivery procedures.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

     Tenders of shares of Preferred Stock may be withdrawn at any time until the Expiration Date and, if not otherwise accepted for exchange by the Company, at
any time after [                ], [                 ], 1995.  Consents may be
revoked at any time until the Expiration Date. A withdrawal of shares of Preferred Stock tendered for exchange shall not have any effect on a Consent with respect to such shares. However, a revocation of a Consent shall automatically constitute a withdrawal of those shares of Preferred Stock tendered for exchange to which such Consent relates.

     Any holder of Preferred Stock who has tendered Preferred Stock or consented to the Preferred Stock Amendment, or who succeeds to the record ownership of Preferred Stock in respect of which such tender or consents previously had been given, may withdraw such Preferred Stock or revoke such Consent by delivery of a written notice of withdrawal or revocation. To be effective, a written or facsimile transmission notice of withdrawal or revocation of Consent must (i) be timely received by the Exchange Agent at one of its addresses specified on the back cover of this Offering Circular before, in the case of either a withdrawal of a tender of Preferred Stock or a revocation of a Consent, the Expiration Date, (ii) specify the name of the registered holder of the shares of Preferred Stock to be withdrawn or as to which Consent is to be revoked, (iii) contain the certificate number(s) shown on the particular certificate(s) evidencing the shares of Preferred Stock to be withdrawn or as to which Consent is to be revoked and the number of shares of Preferred Stock to be withdrawn or as to which Consent is to be revoked, and (iv) be signed by the registered holder of such Preferred Stock in the same manner as the original signature on the Consent and Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the transfer agent for the Preferred Stock register the transfer of such Preferred Stock into the name of the person withdrawing Preferred Stock or revoking Consents. The signature(s) on the notice of withdrawal or revocation of Consent must be guaranteed by an Eligible Institution unless such shares of Preferred Stock have been tendered (i) by a registered holder of Preferred Stock who has not completed the boxes on the Consent and Letter of Transmittal entitled "Special Issuance and Delivery Instructions" or (ii) for the account of an Eligible Institution. If the shares of Preferred Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal or revocation of Consent is effective immediately upon receipt of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

     Any shares of Preferred Stock which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to such holder as soon as practicable following the Expiration Date. Properly withdrawn shares of Preferred Stock may be retendered at any time prior to the Expiration Date by following one of the procedures described under "--How to Tender and Consent in the Exchange Offer."


CERTAIN EFFECTS OF THE EXCHANGE OFFER ON THE MARKET FOR THE PREFERRED STOCK; EXCHANGE ACT REGISTRATION

     The shares of Preferred Stock and Common Stock are not currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Depending on factors with respect to listing and market quotations following consummation of the Exchange Offer, the Common Stock may constitute margin securities for purposes of the Federal Reserve Board and therefore could be used as collateral for loans made by brokers. Based on the regulations of the Federal Reserve Board as in effect on the date of this Offering Circular and the fact that shares of Preferred Stock are not currently margin securities for purposes of the Federal Reserve Board, the Company does not expect that the Amended Preferred Stock will be margin securities for purposes of the Federal Reserve Board.

     To the extent that shares of Preferred Stock are tendered and accepted in the Exchange Offer, the Company believes that the trading market for shares of Amended Preferred Stock will be more limited than the trading market of the Preferred Stock at present. A class of capital stock with a smaller outstanding number of shares available for trading (a smaller "float") may command a lower price per share in the public market than would a comparable class of capital stock with a greater float. Therefore, the market price for untendered shares of Preferred Stock, which, upon the consummation of the Exchange Offer will become Amended Preferred Stock, may be affected adversely to the extent that the number of shares of Preferred Stock tendered pursuant to the Exchange Offer reduces the float. The reduced float may also tend to make the trading price of Amended Preferred Stock more volatile. The extent of the public market for the Amended Preferred Stock following consummation of the Exchange Offer would depend upon the number of holders of Amended Preferred Stock remaining at such time, the interest in maintaining a market in the Amended Preferred Stock on the part of securities firms and other factors.

     The Preferred Stock is currently registered under the Exchange Act and quoted on NASDAQ. Under applicable law, if the Exchange Offer is consummated, the Company could apply to the Commission to terminate the registration of Amended Preferred Stock under the Exchange Act if shares of Amended Preferred Stock are neither listed on a national securities exchange nor held by more than 300 holders of record. However, the Company has no current plans to seek to deregister the Amended Preferred Stock under the Exchange Act or to delist it from quotation on NASDAQ. Shares of Common Stock issued for exchange in the Exchange Offer will be registered under the Exchange Act.

     Shares of Preferred Stock accepted in the Exchange Offer shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock, undesignated as to class or series, and may be redesignated and reissued as part of any class or series of preferred stock, other than the Amended Preferred Stock except as dividends thereon.

CONDITIONS

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange or exchange shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate or amend the Exchange Offer and may postpone the acceptance for exchange of, and exchange of, shares of Preferred Stock tendered, if (i) there shall not have been validly tendered and not withdrawn a sufficient number of shares of Preferred Stock to satisfy the Minimum Tender Condition, (ii) there shall not have been tendered together with the tender of Preferred Stock in the Exchange Offer the Requisite Consents, or (iii) any time on or after the date of this Offering Circular and prior to the acceptance for exchange of any shares of Preferred Stock, any of the following conditions shall occur:

          (a) there shall have been instituted, pending or threatened any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the Exchange Offer or the Preferred Stock Amendment, or the acceptance for exchange of, or exchange of, any shares of Preferred Stock by the Company, or the amendment of the terms of the Preferred Stock pursuant to the Preferred Stock Amendment, or seeking to obtain material damages in connection with any transaction contemplated by the Exchange Offer, including, without limitation, the Preferred Stock Amendment; (ii) seeking to impose or confirm limitations on the ability of any stockholder of the Company or any affiliate of any stockholder of the Company to exercise effectively full rights of ownership of any shares of Common Stock; (iii) seeking to require divestiture by any stockholder of the Company or any affiliate of any stockholder of the Company of any shares of Common Stock or Preferred Stock; or (iv) that otherwise is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of the Company and its subsidiaries taken as a whole;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Company or any subsidiary or affiliate of the Company or (ii) any transaction contemplated by the Exchange Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, that is or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any change, condition, event or development that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of the Company and its subsidiaries taken as a whole; or

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the over-the-counter market or any national securities exchange, (ii) any decline, measured from the date of this Offering Circular in the Standard & Poor's 500 Index by an amount in excess of 25%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by New York or federal banking authorities, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or any material escalation thereof, or (vi) in the case of any of the foregoing existing on the date of this Offering Circular a material acceleration or worsening thereof;

which, in the sole judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     If any of the conditions listed above is not satisfied, the Company may (i) refuse to accept any Preferred Stock or Consents and return all tendered Preferred Stock and Consents to exchanging and tendering holders, (ii) extend the Exchange Offer and retain all Preferred Stock tendered and Consents delivered prior to the expiration of the Exchange Offer, subject to withdrawal rights of tendering holders of Preferred Stock described herein, or (iii) waive or amend certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Preferred Stock or properly delivered Consents. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform holders of Preferred Stock of such waiver or amendment, and the Company will extend the Exchange Offer for a period which the Company in its discretion deems appropriate, depending on the significance of the waiver or amendment and the manner of disclosure to holders of Preferred Stock.

     After obtaining the Requisite Consents and upon the expiration of the Exchange Offer, the Company will file the Preferred Stock Amendment with the Secretary of State of the State of Delaware, which will become effective upon the consummation of the Exchange Offer, such consummation to be evidenced by the fact that it has accepted Preferred Stock in the Exchange Offer.

EXCHANGE AGENT

     Chemical Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance may be directed to the Exchange Agent at one of its addresses and telephone number set forth on the back cover page of this Offering Circular.

INFORMATION AGENT

     MacKenzie Partners, Inc. is serving as Information Agent in connection with the Exchange Offer. Requests for additional copies of this Offering Circular or a Consent and Letter of Transmittal should be directed to the Information Agent at one of its addresses and telephone number set forth on the back cover page of this Offering Circular.

FEES AND EXPENSES

     The expenses of soliciting tenders of Preferred Stock and obtaining Consents will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates, who will not receive additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the material regarding the Exchange Offer to the beneficial owners of Preferred Stock. The Company will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.

     The total cash expenditures to be incurred by the Company in connection with the Exchange Offer including printing, accounting and legal fees and the fees and expenses of the Exchange Agent are estimated to be approximately $55,000.


             THE PREFERRED STOCK AMENDMENT; AMENDED PREFERRED STOCK
                          AND AMENDED JUNIOR DEBENTURES


     The following summaries of the terms of the Preferred Stock Amendment and of the Amended Preferred Stock and Amended Junior Debentures do not purport to be complete and are subject, and qualified in their entirety by reference, to all of the provisions of the Preferred Stock Amendment and the Indenture, as it will be amended by the terms of the Supplemental Indenture in accordance with the terms hereof. The Preferred Stock Amendment is attached hereto as Annex A, and the Preferred Stock Certificate and the Indenture (including the form of Junior Debenture) are available in the manner set forth under "Additional Information." See also Annex D to this Offering Circular.

PREFERRED STOCK AMENDMENT

     The Preferred Stock Amendment to the Preferred Stock Certificate would:

          1. Reduce the dividend rate from $1.20 per annum to $[0.40] per annum.

          2. Reduce the liquidation preference payable in the event of any liquidation, dissolution or winding up of the Company from an amount in cash equal to $8 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up, to an amount in cash equal to $[5] for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up.

          3. Extend the period during which the Company may pay dividends in additional shares instead of cash beyond March 1, 1996 to [March 1, 2001].

          4. Amend the provisions relating to the Company's optional redemption rights to modify the definition of Fair Value Per Share, as described in detail below under "-- Amended Preferred Stock -- Redemption and Exchange," to provide that, if on any trading day within the relevant period used for the calculation of Fair Value Per Share there shall be no last sale price regular way of the Amended Preferred Stock, there shall be used the highest reported bid price on NASDAQ on such day instead of, as provided in the Preferred Stock Certificate, the average of the highest reported bid and lowest reported asked prices on such day.

          5. Provide for the payment of dividends on annual basis instead of quarterly.

          6. Amend the Indenture to: (i) reduce the principal amount of the Junior Debentures from $8 to $[5] and (ii) reduce the interest rate from 15% per annum to [8]% per annum.

AMENDED PREFERRED STOCK

               GENERAL. There will be 600,000 authorized shares of the Amended Preferred Stock, of which, assuming 80% acceptance of the Exchange Offer by the holders of Preferred Stock, [150,555] shares of Amended Preferred Stock will be outstanding and 100,000 shares will be reserved for issuance to permit the payment in kind of dividends thereon. The Amended Preferred Stock will rank junior in right of payment to all indebtedness of the Company and all capital stock ranking senior to the Amended Preferred Stock. The terms of the Amended Preferred Stock will not restrict the incurrence of indebtedness by the Company or the issuance by the Company of any class or series of capital stocks, whether or not senior to the Amended Preferred Stock.

               DIVIDENDS. Each share of Amended Preferred Stock will bear cumulative dividends, at the rate of $0.40 per annum, payable annually, commencing with the end of the first twelve-month period ending after the first to occur after the consummation of the Exchange Offer (the "Effective Date") of
(i) the fifteenth day of the month in which the Effective Date occurs or (ii) the first day of the month following the Effective Date, and at the end of each three-month period thereafter. Such dividends are payable to the holders of record at the close of business on the date (not more than 60, nor less than 10, days prior to the respective dividend payment date) specified by the Board of Directors at the time the dividend is declared. Any dividend payable on or prior to [March 1, 2001] shall be payable at the option of the Company in cash or in additional shares of Amended Preferred Stock. Dividends in additional shares of Amended Preferred Stock are payable at the rate of [0.02] shares for each $0.10 of such quarterly dividends not paid in cash. Fractional shares of Preferred Stock may be issued in payment of dividends, or cash may be paid in lieu of fractional shares. In such event, the amount of cash payable will be determined by multiplying the market value of a share of Amended Preferred Stock at the applicable record date by such fractional share. After [March 1, 2001], holders of Amended Preferred Stock will be entitled to receive dividends payable quarterly entirely in cash when and as declared by the Board of Directors. All dividends not paid in cash or in additional shares of Amended Preferred Stock, whether or not declared, cumulate, without interest, until declared and paid, which declaration and payment may be for all or part of the then accumulated dividends. Payment of cash dividends on the Amended Preferred Stock will likely be subject to certain restricted payments provisions contained in the Company's financing agreements.

          The Amended Preferred Stock will provide that so long as any shares of the Amended Preferred Stock are outstanding, the Company may not declare, pay or set apart for payment any dividend on the Common Stock or any other class of capital stock of the Company ranking junior to the Amended Preferred Stock (the "Junior Securities") or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Junior Securities or any warrants, options or rights to acquire any of the Junior Securities or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company, or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and may not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any warrants, options or rights to acquire any of the Junior Securities, if there are any unpaid dividends on the Amended Preferred Stock. Without limitation, the issuance of additional shares of Amended Preferred Stock as a dividend on the Amended Preferred Stock which is payable on or prior to [March 1, 2001] shall constitute full payment of any such dividend. The foregoing restrictions shall not prevent the payment of any dividend within sixty days after the date of declaration thereof if at such date of declaration such payment complied with the provisions hereof or the expenditure of up to an aggregate of $300,000 for Permitted Employee Redemptions. "Permitted Employee Redemption" means any purchase or redemption by the Company or any of its subsidiaries on or after the Effective Date of Junior Securities (or warrants, options or rights to acquire any Junior Securities) from any officer or employee (or former officer or employee) of the Company or any of its subsidiaries.

     REDEMPTION AND EXCHANGE. The Amended Preferred Stock will be redeemable (subject to the legal availability of funds and any restrictions contained in the Company's financing agreements), at the option of the Company, in whole or in part at any time, at a redemption price of either $5.00 per share, together with all accrued and unpaid dividends to the redemption date, or 110% of Fair Value Per Share (as defined), together with all accrued but unpaid dividends to the redemption date. The Fair Value Per Share on any date of determination is the average of the daily closing prices per share of Amended Preferred Stock for the 10 consecutive New York Stock Exchange trading days commencing 15 New York Stock Exchange trading days before such date. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the closing bid price regular way on such day, in either case on the New York Stock Exchange Composite Tape, or, if the Amended Preferred Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Amended Preferred Stock is listed or admitted to trading, or if the Amended Preferred Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price on such day as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If the Amended Preferred Stock is not reported on NASDAQ or any such similar organization, Fair Value Per Share shall mean the fair value per share of the Amended Preferred Stock as determined by the Board of Directors of the Company. Optional redemptions of the Amended Preferred Stock are subject to restricted payment provisions in the Company's financing agreements. See "Exchange Offer -- Certain Effects of the Exchange Offer on the Market for the Preferred Stock; Exchange Act Registration" and "The Credit Agreement."

          The Amended Preferred Stock will be exchangeable (subject to the legal availability of funds) on any dividend payment date occurring at least six months after the Effective Date in whole or in part (in minimum increments of $500,000), at the option of the Company, for Amended Junior Debentures in an amount equal to the sum of the aggregate liquidation preference of all shares of the Amended Preferred Stock being exchanged into Amended Junior Debentures. The Company has no present intention to exercise its option to cause shares of Amended Preferred Stock to be exchanged for Amended Junior Debentures in the foreseeable future. The Company may not exchange any shares of Amended Preferred Stock unless (a) no event of default exists under any of the Company's financing agreements and (b) the exchange is allowed under the provisions of the Company's financing agreements. If only a portion of the outstanding shares of Amended Preferred Stock are to be exchanged for Amended Junior Debentures, either the number of shares to be redeemed will be allocated among all holders proportionately, or holders whose shares are to be redeemed will be selected by lot. If the latter selection procedure were followed, some holders may have all their shares exchanged for Amended Junior Debentures, while other holders may not have any of their shares of Amended Preferred Stock exchanged. A partial exchange could have adverse effects on the liquidity of the market for the Amended Preferred Stock or Amended Junior Debentures, as well as the market prices for such securities.

     In the event such exchange would result in the issuance of an Amended Junior Debenture in a principal amount which is less than $[5.00] or which is not an integral multiple of $[5.00], the Company may pay to persons otherwise entitled to fractional principal amounts of Amended Junior Debentures a payment in cash in lieu thereof equal to the fractional principal amount each such person would have otherwise been entitled to receive in Amended Junior Debentures.

     NO VOTING RIGHTS. The Amended Preferred Stock will have no voting rights, except that, if at any time dividends on the Amended Preferred Stock are not paid for six quarters, or the Company fails to meet any mandatory redemption obligation with respect to the Amended Preferred Stock, the Company's Board of Directors will be increased by one-third (but not less than two directors) and the holders of Amended Preferred Stock will be entitled to elect the directors to fill such newly created directorships. In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Amended Preferred Stock, voting separately as a class, will be required for the authorization of changes, by amendment to the Company's Certificate of Incorporation or otherwise, to the terms and provisions of the Amended Preferred Stock so as to adversely affect the rights and preferences of the Amended Preferred Stock.

     LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Amended Preferred Stock will be entitled to receive $5.00 per share, plus any accrued and unpaid dividends, before any distribution is made on any Junior Securities.

AMENDED JUNIOR DEBENTURES

     The Amended Junior Debentures, if and when issued, will represent unsecured subordinated general obligations of the Company and will be issued in registered form only, without coupons, pursuant to the Indenture, as it will be amended by a Supplemental Indenture in accordance with the terms hereof (the "Amended Indenture"). The Supplemental Indenture will affect only three amendments to the terms of the Indenture in order (i) to reduce the principal amount of the Junior Debentures issuable per share of Amended Preferred Stock from $8.00 to $[5.00], (ii) to reduce the interest rate payable thereon from 15% per annum to [8]% per annum and (iii) to substitute the term "Amended Preferred Stock" for the term "Preferred Stock" in the Indenture. The Company has no present intention to issue the Amended Junior Debentures in the foreseeable future. Prior to the issuance of the Amended Junior Debentures, the Amended Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Amended Junior Debentures will include those stated in the Amended Indenture and those made part of the Amended Indenture by reference to the Trust Indenture Act as in effect on the date of the Amended Indenture.


                               SECURITY OWNERSHIP

     The Company knows of no person who, as of the date of this Offering Circular, beneficially owned more than 5% of Common Stock outstanding, except for Mr. Bershad and except for Lehman Electric Inc., an affiliate of Lehman Brothers, Inc., an investment banking firm (2,318,705 shares of Common Stock), Victor A. Morgenstern, a private investor (777,005 shares of Common Stock) and the Vernitron Corporation 401(k) Plan (761,496 shares of Common Stock). Elliot
N. Konopko and Raymond F. Kunzmann, executive officers of the Company, are co-trustees of the Vernitron Corporation 401(k) Plan (the "401(k) Plan"). Mr. Bershad owns 138,462 shares of Preferred Stock. To the knowledge of the Company, none of its executive officers has engaged in any sale or purchase transaction with respect to Common Stock or Preferred Stock during the 40 business days immediately preceding the date of this Offering Circular, except that the 401(k) Plan purchased 6,000 shares of Common Stock on each of August 2, and August 11, 1995 at a price of $1-1/16 per share, net of commissions.


                              THE CREDIT AGREEMENT

     The Company has entered into a Loan and Security Agreement and related agreements, dated June 20, 1994, as amended March 17, 1995 (the "Credit Agreement"), with The CIT Group/Credit Finance, Inc. ("CIT"). A copy of the

Credit Agreement is filed as an exhibit to the Schedule 13E-4 and is available as described under "Available Information." The following summary information is qualified in its entirety by reference to the complete text of such documents.

     GENERAL; SECURITY. The Credit Agreement provides for borrowings of up to $17.5 million, subject to reduction in certain circumstances. The entire available amount may be borrowed for general corporate purposes.

     Borrowings under the Credit Agreement are made pursuant to a term loan facility (the "Term Loan Facility") and a revolving credit facility (the "Revolving Credit Facility"). As of August 31, 1995, borrowings of $2,540,540 under the Term Loan Facility and $9,872,784 under the Revolving Credit Facility were outstanding. Amortizations of principal under the Term Loan Facility are required in the following amounts: $128,635 during the period September 1 to December 31, 1995, $385,905 during the period January 1 to December 31, 1996, $385,905 during the period January 1 to December 31, 1997 and $1,640,095 during the period January 1 to June 20, 1998. Amortizations of principal under the Term Loan Facility are required to be made on a monthly basis. Under the Revolving Credit Facility, amounts drawn may be repaid and reborrowed. Borrowings under the Credit Agreement mature on June 20, 1998.

     Borrowings under the Credit Agreement bear interest at a fluctuating rate per annum equal to the rate of interest publicly announced by Chemical Bank as its prime rate plus 2.5%. Under certain circumstances, if the Company shall have reduced its borrowings to comply with certain reduced advance formulas, the interest rate payable on borrowings under the Credit Agreement shall be reduced by up to 0.5% per annum. Advances under the revolving Credit Facility are subject to a borrowing base formula determined as percentages of values of eligible accounts receivables, raw materials and finished goods and a one-time advance of $825,000 against certain work-in-progress inventories, subject to reduction.

     Under the Credit Agreement, CIT has earned an annual facility fee of $75,000 per annum, payable on each anniversary of June 20, 1994, subject to reduction to $37,500 per annum if the Credit Agreement shall be terminated prior to the fourth anniversary of that date. The Company is also required to pay a minimum loan fee if the average outstanding borrowings under the Credit Agreement for any month shall be less than $9,000,000. CIT is entitled to receive an early termination fee of 3% of the maximum committed amount of $17.5 million if the Credit Agreement shall be terminated by the Company during the first year following March 17, 1995, 2% if terminated by the Company during the year thereafter and 1% if terminated thereafter. If the Company terminates the Credit Agreement in connection with an Acquisition Financing Termination Event, the Company shall pay a termination fee of 2% of the maximum committed amount if such termination occurs prior to June 20, 1996, 1% if such termination occurs within a year thereafter and 1/2% thereafter. "Acquisition Financing Termination Event" means a termination by the Company of the then existing financing arrangements between CIT and the Company resulting from CIT's inability or unwillingness to provide, upon terms reasonably acceptable to the Company, financing for the purchase by the Company of all or substantially all of the capital stock and/or assets of another entity, including, in connection with the financing of such purchase, the continuation, amendment or refinancing, upon terms reasonably acceptable to the Company, of the then existing financing arrangements between CIT and the Company. CIT is also entitled to an unused line fee of 0.5% per annum.

     Borrowings under the Credit Agreement are secured by a first and only security interest in all of the Company's assets (other than real property) and a first mortgage on the Company's St. Petersburg facility (the "Collateral").

     RESTRICTIVE COVENANTS.   Under the Credit Agreement the Company has agreed
not to, directly or indirectly: (a) sell, lease, transfer, assign, abandon or otherwise dispose of any part of the Collateral or any material portion of its other assets (other than sales of inventory to buyers in the ordinary course of business); (b) consolidate with or merge with or into any other entity; (c) form or acquire any interest in any firm, corporation or other entity; (d) lend or advance money or property to, guarantee or assume indebtedness of, or invest (by capital contribution or otherwise) in any person, firm, corporation or other entity; (e) declare, pay or make any dividend, redemption or other distribution on account of any shares of any class of stock of the Company now or hereafter outstanding, EXCEPT THAT, prior to an Event of Default, the Company shall be permitted to make a distribution of Preferred Stock or Amended Preferred Stock in respect of such preferred stock; (f) make any payment of the principal amount of or interest on any indebtedness owing to any officer, director, shareholder or affiliate of the Company; or (g) make any loans or advances to any officer, director, employee, shareholder or affiliate of the Company; or (h) enter into any sale, lease or other transaction with any officer, director, employee, shareholder or affiliate of the Company on terms that are less favorable to the Company than those which might be obtained at the time from persons who are not an officer, director, employee, shareholder or affiliate of the Company.

     EVENTS OF DEFAULT. All obligations under the Credit Agreement ("Obligations") are immediately due and payable, without notice or demand, and any provisions of the Credit Agreement as to future loans and credit accommodations by CIT shall terminate automatically, upon the termination or non-renewal of the Credit Agreement or, at CIT's option, upon or at any time after the occurrence or existence of any one or more of the following "Events of Default": (a) the Company fails to pay when due any of the Obligations or fails to perform any of the terms of the Credit Agreement or any other existing or future financing, security or other agreement between the Company and CIT or any affiliate of CIT; (b) any representation, warranty or statement of fact made by the Company to CIT in the Credit Agreement or any other agreement, schedule, confirmatory assignment or otherwise, or to any affiliate of CIT, shall prove inaccurate or misleading in any material respect; except that, any representation, warranty or statement of fact made by the Company to CIT which is inaccurate or misleading by reason of fraud, any illegal act, any willful misconduct, intentional omission or gross negligence on the part of the Company shall constitute an Event of Default irrespective of whether such representation, warranty or statement of fact is material or non-material; (c) any judgment or judgments aggregating in excess of $250,000 or any injunction or attachment is obtained against the Company which remains unstayed for a period of ten (10) days or is enforced; (d) the Company is dissolved, or the Company fails to maintain its corporate existence in good standing, or the usual business of the Company or ceases or is suspended; (e) Stephen W. Bershad ceases to be the chief executive officer of the Company or Stephen W. Bershad fails to own 40% of the Company's issued and outstanding Common Stock; (f) the Company becomes insolvent, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a general meeting of its creditors or principal creditors; (g) any petition or application for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed by or against the Company; (h) the indictment or threatened indictment of the Company under any criminal statute, or commencement or threatened commencement by any governmental authority or agency or any of its designees of criminal or civil proceedings against the Company, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of the Company;
(i) any default or event of default under any financing, security or other agreement, document, note, mortgage or instrument at any time executed and/or delivered to, with or in favor of CIT or any of its affiliates by any affiliate of the Company; (j) the termination by Stephen W. Bershad of his agreement to assist CIT in the disposition of the Collateral in the event of a liquidation ("Liquidation Assistance Agreement"), unless, effective as of the termination of Mr. Bershad's Liquidation Assistance Agreement, CIT has an agreement, in form and substance satisfactory to CIT, with a replacement employee acceptable to CIT, to assist CIT in the disposition of the Collateral in the event of a liquidation; or (k) CIT in good faith believes that either (i) the prospect of payment or performance of the Obligations is materially impaired or (ii) the Collateral is not sufficient to secure the Obligations.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

      The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,400,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). As of the date of this Offering Circular, there are issued and outstanding 12,538,012 shares of Common Stock and 752,779 shares of Preferred Stock issued and outstanding. Shares of Preferred Stock accepted in the Exchange Offer will have the status of authorized and unissued shares of Company Preferred Stock, undesignated as to class or series, and may be redesignated and reissued as part of any class or series of Company Preferred Stock, except for the reissuance as Amended Preferred Stock unless as a dividend on outstanding shares of Amended Preferred Stock. Immediately after the consummation of the Exchange Offer, there will be 600,000 shares of Amended Preferred Stock authorized for issuance and, assuming an 80% acceptance level of the Exchange Offer, there will be [150,555] shares of Amended Preferred Stock outstanding and [100,000] shares of Amended Preferred Stock reserved for issuance.

     Each share of Common Stock has one vote on all matters on which shareholders of the Company are entitled to vote, including the election of directors. Holders of Common Stock are entitled to participate ratably in any distribution of assets to shareholders in liquidation after the payment in full of all preferential amounts to which holders of any class of Preferred Stock of the Company, such as the Preferred Stock or Amended Preferred Stock, are or may be entitled, have no redemption or conversion rights and have no preemptive or other subscriptive rights. The Credit Agreement prohibits the payment of dividends on the Common Stock prior to July 20, 1998. See "Credit Agreement - Restrictive Covenants." Holders of the Common Stock may take action without a meeting only by the unanimous written consent of holders entitled to vote thereon.

     Chemical Bank is the registrar and transfer agent for the Common Stock and Preferred Stock.

     See "Preferred Stock Amendment; Amended Preferred Stock and Amended Junior Debentures" for a description of the terms of the Amended Preferred Stock.

STOCK OPTION PLAN

     Options to acquire up to 218,000 shares of Common Stock have been granted to certain key employees of the Company under the Company's Long-Term Stock Incentive Plan. The terms of the Plan are summarized in Part Three of the Company 1994 Form 10-K attached hereto.


                         MARKET AND TRADING INFORMATION

     The Preferred Stock is quoted and traded on NASDAQ. The following table sets forth for the calendar periods indicated the high and low bid prices for the Preferred Stock per share as reported in published financial sources:

                                                  HIGH           LOW
                                                  ----           ---
      1993:
       First Quarter . . . . . . . . . .          $4-1/2         $2-1/2
       Second Quarter. . . . . . . . . .           5              4
       Third Quarter . . . . . . . . . .           4-1/2          4-1/8
       Fourth Quarter. . . . . . . . . .           4-1/8          2-1/2


                                                  HIGH           LOW
                                                  ----           ---
      1994:
       First Quarter . . . . . . . . . .          $3             $2-5/8

       Second Quarter. . . . . . . . . .           4-3/4          2-1/2
       Third Quarter . . . . . . . . . .           4-3/8          3-5/8
       Fourth Quarter. . . . . . . . . .           3/3/4          3-1/2

                                                  HIGH           LOW
                                                  ----           ---
      1995:
       First Quarter . . . . . . . . . .          $4             $3-1/8
       Second Quarter. . . . . . . . . .           4-1/2          3-3/4
       Through [                ], 1995.           5              4-1/2

     On [                ], 1995, the last day the Preferred Stock traded before
the announcement of the Transaction, the reported closing bid price on NASDAQ
for the Preferred Stock was $[        ] per share.  On [                      ],
1995, the last full day the Preferred Stock traded prior to the mailing of this Offering Circular, the reported closing bid price on NASDAQ for the Preferred
Stock was $[       ] per share.

     The Common Stock is quoted and traded on NASDAQ. The following table sets forth for the calendar periods indicated the high and low bid prices for the Common Stock per share as reported in published financial sources:

                                                  HIGH           LOW
                                                  ----           ---
      1993:
       First Quarter . . . . . . . . . .          $1-3/4         $1-5/8
       Second Quarter. . . . . . . . . .           1-5/8          1-5/8
       Third Quarter . . . . . . . . . .           1-5/8          1-1/16
       Fourth Quarter. . . . . . . . . .           1-1/16           5/8

                                                  HIGH           LOW
                                                  ----           ---
      1994:
       First Quarter . . . . . . . . . .          $  5/8         $  5/8
       Second Quarter. . . . . . . . . .           1-1/8            5/8
       Third Quarter . . . . . . . . . .           1               11/16
       Fourth Quarter. . . . . . . . . .             3/4            5/8

                                                  HIGH           LOW
                                                  ----           ---
      1995:
       First Quarter . . . . . . . . . .          $  7/8         $  5/8
       Second Quarter. . . . . . . . . .           1                3/4
       Through September [    ], 1995. .           1-5/8          1

     On [           ], 1995, the last full day the Common Stock traded before
the announcement of the Transaction, the reported closing bid price on NASDAQ
for the Common Stock was $[       ] per share.  On [                      ],
1995, the last full day the Common Stock traded prior to the mailing of this Offering Circular, the reported closing bid price on NASDAQ for the Common Stock
was $[        ] per share.

     No dividends have been paid on the Common Stock.

     The shares of Common Stock issuable in connection with the Exchange Offer have been accepted for quotation on NASDAQ, subject to official notice of issuance. THERE CAN BE NO ASSURANCE CONCERNING THE PRICES AT WHICH THE COMMON STOCK MIGHT BE TRADED FOLLOWING THE EXCHANGE OFFER.

     Quotations on NASDAQ reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE SALES PRICES OF PREFERRED STOCK AND COMMON STOCK.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Set forth below is a summary of the material Federal income tax considerations applicable to holders whose Preferred Stock is tendered and accepted in the Exchange Offer and to non-tendering holders whose Preferred Stock becomes Amended Preferred Stock if the Exchange Offer is consummated and the Preferred Stock Amendment is effective. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder of Preferred Stock in light of his personal investment circumstances or to certain types of holders of Preferred Stock subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. The discussion with respect to exchanging or non-tendering holders is limited to those who have held the Preferred Stock as "capital assets" and who will hold the Common Stock or Amended Preferred Stock as "capital assets" (generally, property held for investment) within the meaning of
Section 1221 of the Code. The summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

     THE SUMMARY IS NOT BASED UPON A LEGAL OPINION OF TAX COUNSEL. THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER ARE COMPLEX. THE SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH HOLDER OF PREFERRED STOCK SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

EXCHANGE OF PREFERRED STOCK FOR COMMON STOCK

     GENERAL. An exchange of Preferred Stock for Common Stock pursuant to the Exchange Offer will constitute a recapitalization under Section 368(a)(1)(E) of the Code. A holder who exchanges Preferred Stock for Common Stock will not recognize any gain or loss on the exchange. The Common Stock received by such a holder will have an initial tax basis equal to the adjusted tax basis of the Preferred Stock exchanged therefor. The Common Stock will have a holding period that includes the period during which the holder held the Preferred Stock exchanged therefor.

     TREATMENT OF NON-EXCHANGING HOLDERS. The Exchange Offer will not result in the recognition of income, gain or loss to holders of Preferred Stock who do not participate in the Exchange Offer. The Preferred Stock Amendment will not result in the recognition of income, gain or loss to holders of Preferred Stock. Upon the effectiveness of the Preferred Stock Amendment, the holders of the Amended Preferred Stock will have an initial basis equal to the adjusted tax basis of their Preferred Stock, and the holding period of the Amended Preferred Stock will include the period during which the holder held the Preferred Stock.

AMENDED PREFERRED STOCK.

     DISTRIBUTIONS. The amount of any distributions with respect to Amended Preferred Stock, whether paid in additional shares of Amended Preferred Stock or in cash, will be a dividend, taxable as ordinary income to the holder, to the extent that the Company has current or accumulated earnings and profits for the taxable year in which the dividend is paid. In the case of dividends paid in additional shares of Amended Preferred Stock, the amount of the dividend will be the fair market value of such stock on the date of the distribution. Accordingly, the holder may incur tax liability with respect to such dividends without receiving a corresponding amount of cash. The holder's adjusted tax basis in each share of Amended Preferred Stock received as a dividend will be equal to the fair market value of such share on the date of distribution, and the holding period for such share will begin on the day after the date it is received.

     REDEMPTIONS. The redemption of Amended Preferred Stock and the exchange of Amended Preferred Stock for Amended Junior Debentures on any Dividend Payment Date would each be a taxable event, the consequences of which would be determined under the stock redemption rules of Section 302 of the Code. Under those rules, the cash or fair market value of the Amended Junior Debentures received by a holder would be treated as taxable dividend income to the extent that the Company has current or accumulated earnings and profits for the taxable year in which the redemption or exchange occurs, rather than as a "sale or exchange", unless (i) the transaction reduces the holder's proportionate ownership of voting stock of the Company by more than 20%, (ii) the transaction completely terminates the holder's stock interest in the Company, or (iii) the transaction is "not essentially equivalent to a dividend" because it effects a "meaningful reduction" in the holder's proportionate stock interest in the Company (collectively, the "Section 302 Tests"). In applying the Section 302 Tests, certain attribution rules apply to determine stock ownership. If any of the Section 302 Tests is satisfied, dividend treatment would not apply and the exchanging holder would recognize capital gain or loss equal to the difference between (i) the sum of the cash received, if any, and the issue price of the Amended Junior Debentures (or their fair market values if the holder is a cash basis taxpayer) and (ii) the adjusted tax basis of the Amended Preferred Stock surrendered in the exchange.

     EXTRAORDINARY DIVIDENDS. To the extent that a redemption of Amended Preferred Stock for cash or Amended Junior Debentures constitutes a dividend it will be treated as an "extraordinary dividend" under Section 1059 of the Code. As a result, Section 1059 generally will require a corporate shareholder to reduce its basis in its remaining stock in the Company by the amount deductible from income under Section 243 of the Code (relating to the dividends received deduction).

     REDEMPTION PREMIUM. In general, under Section 305 of the Code, holders of preferred stock are deemed to receive a taxable dividend if the preferred stock is callable but neither puttable by the holder nor subject to mandatory redemption, and if the redemption price exceeds the issue price by more than a reasonable redemption premium. Such a taxable dividend is deemed to accrue over the period between the issue date of the preferred stock and the first call date. It appears that the Preferred Stock Amendment will be treated for federal income tax purposes as a constructive exchange of the Preferred Stock for the Amended Preferred Stock. The issue price of the Amended Preferred Stock is its fair market value immediately after it is deemed to be issued. Similarly, the issue price of any additional shares of Amended Preferred Stock issued as a distribution with respect to the outstanding Amended Preferred Stock should be the fair market value of such additional shares of Amended Preferred Stock immediately following its distribution. Thus, it is impossible to determine whether the Amended Preferred Stock or the additional shares of Amended Preferred Stock will be issued with a redemption premium or whether such premium will be considered reasonable.

     The Internal Revenue Service has taken the position in private letter rulings (which cannot be relied on as precedent) that preferred stock that is redeemable by the issuer at any time is not subject to the above-mentioned deemed distribution rules. There can be no assurance that as yet unpublished Treasury regulations will not find the deemed distribution rules applicable to the Amended Preferred Stock. However, it is believed, although it is impossible to be certain, that such Treasury regulations would only apply prospectively.

AMENDED JUNIOR DEBENTURES

     GENERAL. The Service has issued proposed regulations (the "Proposed Regulations") dealing with the determination and treatment of original issue discount ("OID") with respect to debt instruments. Under Internal Revenue Service Notice 90-20, the Proposed Regulations constitute "authority" for purposes of the substantial understatement penalty provisions of Section 6662 of the Code, and the discussion below is based upon the Proposed Regulations. The Proposed Regulations are ambiguous in many respects, however, and do not address certain issues. Further, there can be no assurance that the final Treasury regulations will not differ materially from the Proposed Regulations. Accordingly, the ultimate federal income tax treatment of the Amended Junior Debentures may differ from that described below.

     ORIGINAL ISSUE DISCOUNT. The Company intends to take the positions, as discussed below, that an Amended Junior Debenture and any Amended Junior Debenture issued in payment of interest with respect thereto ("Additional Amended Debenture") constitutes a single debt instrument for federal income tax purposes; and that all interest payable under the Amended Junior Debentures and Additional Amended Debentures will not constitute "qualified periodic interest" within the meaning of the Proposed Regulations, but rather will be includible in the "stated redemption price at maturity" of the Amended Junior Debentures. This, in turn, would result in annual accruals of OID pursuant to the Proposed Regulations and each holder (whether a cash or accrual method taxpayer) will be required to include such OID in income as it accrues, determined without regard to the fair market value of the Additional Amended Debenture received in payment of stated interest. Holders will therefore be including the OID in income without receiving a corresponding amount of cash. Further, under this analysis, the payment of stated interest or the issuance of Additional Amended Debentures to a holder of Amended Junior Debentures would not constitute a payment of interest on such Amended Junior Debenture, but would reflect previously accrued original issue discount, and should not give rise to additional tax.

     It is possible that the Internal Revenue Service may assert that the issuance of an Additional Amended Debenture as a payment of interest on an Amended Junior Debenture or other Additional Amended Debenture should be treated as a payment of interest for purposes of the OID provisions of the Code includible in income upon issuance by a holder of such Amended Junior Debenture or Additional Amended Debenture. In such case, the issue price of any such Additional Amended Debenture would be determined at the time of issuance and the amount of interest income (including OID) includible by a holder of an Amended Junior Debenture or Additional Amended Debenture upon receipt of such Additional Amended Debenture may be different from the amount discussed above. Moreover, such treatment may cause Additional Amended Debentures issued on different dates to bear different amounts of OID and not to be fungible for trading purposes, which could adversely affect the liquidity of such Additional Amended Debentures.

     The amount of OID, if any, on a debt instrument is the difference between its "issue price" and its "stated redemption price at maturity" subject to a statutory de minimis exception. Under the Proposed Regulations, the portion of OID, if any, accrued (and recognized as income) with respect to a debt instrument will be determined for each "accrual period" (generally, the six-month periods ending on the semiannual interest payment dates) by multiplying the adjusted issue price at the beginning of the accrual period (I.E., the original issue price plus previously accrued OID) by the yield to maturity of the debt instrument (determined on the basis of compounding at the end of each accrual period). The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year in which the holder held the debt instrument. A modified rule applies in the case of short accrual periods. Generally, the tax basis of a debt instrument in the hands of the holder will be increased by the amount of OID, if any, on the debt instrument that is included in the holder's income pursuant to these rules and will be decreased by the amount of any payment received with respect to OID previously included in income.

     As discussed above, the amount of OID, if any, on a debt instrument is the difference between its "issue price" and its "stated redemption price at maturity," subject to a statutory de minimis exception. The issue price of each Amended Junior Debenture will either be (i) the trading price of the Amended Junior Debenture on the first trading day after the exchange, if such Amended Junior Debenture is publicly traded, (ii) the fair market value on the date of the exchange of the Amended Preferred Stock that is exchangeable into such Amended Junior Debenture, if such Amended Preferred Stock is publicly traded or
(iii) the stated principal amount of the Amended Junior Debenture if neither the Amended Preferred Stock nor the Amended Junior Debentures are publicly traded, assuming the Amended Junior Debentures have "adequate stated interest" as defined in Section 1274 of the Code. In general, the stated redemption price at maturity and any other amounts payable at that time other than "qualified periodic interest" payments, defined generally as a series of payments equal to the product of the outstanding principal times a fixed rate of interest that is unconditionally payable, or will be treated as constructively received, at fixed, periodic intervals of one year or less during the term of instrument.

     The Proposed Regulations do not expressly address the question of whether interest payable in additional debt instruments, such as the Additional Amended Debentures, constitutes qualified periodic interest payments. The Company intends to take the position that such payments are not qualified periodic interest payments and that, accordingly, the Amended Junior Debentures will be issued with OID which will accrue on the Amended Junior Debentures. Moreover, since each holder of an Amended Junior Debenture will recognize, as ordinary income, through the accrual of OID, the full amount of interest with respect to the Amended Junior Debenture and Additional Amended Debenture, such holder will not also recognize ordinary income upon receipt of an Additional Amended Debenture or a cash payment of stated interest.

     If an Additional Amended Debenture is issued in lieu of a payment of cash interest on an Amended Junior Debenture, the adjusted issue price of the Amended Junior Debenture would be allocated between the Amended Junior Debenture and the Additional Amended Debenture in proportion to their respective stated principal amounts, and these allocated amounts thereafter would be used in accruing OID on the Amended Junior Debenture and the Additional Amended Debenture. Similarly, the tax basis of an Amended Junior Debenture and the Additional Amended Debenture in proportion to their respective principal amounts.

     In the case of an Amended Junior Debenture that is issued with OID, the subsequent purchaser of the Amended Junior Debenture will also be required to include OID in income, but the amount of the OID required to be reported will vary depending upon the amount paid for the Amended Junior Debenture by the subsequent purchaser. Section 1272 (a)(7) of the Code provides that if a subsequent purchaser pays an "acquisition premium" (the excess of the cost of the debt instrument over the adjusted issue price of the instrument) for an Amended Junior Debenture, the amount of such premium will reduce the amount of OID that such holder must include in income. A donee or other holder whose basis in an Amended Junior Debenture is determined by reference to the basis in the hands of the person from whom the Amended Junior Debenture is acquired is not considered to have acquired the Amended Junior Debenture by purchase for purposes of this rule.

     MARKET DISCOUNT. If the Amended Junior Debentures are acquired at a "market discount", some or all of any gain realized upon a sale or other disposition, partial principal payment, or payment at maturity, of such security may be treated as ordinary income. In general, if a holder acquires a debt instrument at a "market discount" and thereafter recognizes gain on disposition of the instrument (including early redemption or gift), the lessor of such gain (or appreciation in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary income at the time of the disposition. A debt instrument is acquired at a market discount (in the case of a debt instrument issued with OID) if the purchase price is less than the sum of its revised issue price (taking into account OID includible in the income of all previous holders of the debt instrument, disregarding any reduction on account of acquisition premium as defined above), less all cash payments (other than payments constituting qualified periodic interest) received by such previous holders.

     A holder who acquires a debt instrument at a market discount (and who does not elect to include such market discount in income on a current basis as discussed below) may be required to defer a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight-line basis or, if elected as to such instrument, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. If a holder makes a current inclusion election, the foregoing rules with respect to the recognition of ordinary income on a sale or certain other dispositions of such debt instrument and the deferral of interest expense on indebtedness related thereto will not apply.

     The Amended Junior Debentures may be redeemed, in whole or in part, before maturity. If such a redemption were considered to be a "partial principal payment" within the meaning of Section 1276 (a)(3) of the Code, each holder of an Amended Junior Debenture acquired at a market discount would be required to treat such partial principal payment as ordinary income to the extent of any accrued market discount on such Amended Junior Debenture.

     SALE OR REDEMPTION OF AMENDED JUNIOR DEBENTURES. Subject to the market discount rules discussed above, an Amended Junior Debenture holder generally will recognize gain or loss on the sale, exchange, redemption, or other disposition of an Amended Junior Debenture equal to the difference between the amount of cash and the fair market value of property received (except to the extent attributable to the payment of accrued interest) from such sale, exchange, redemption or other disposition and his adjusted tax basis for such Amended Junior Debenture. Such gain or loss generally will be capital, assuming that such Amended Junior Debenture is held as a capital asset, and will be long-term if the holding period is more than one year.

SALE OR EXCHANGE OF COMMON STOCK OR AMENDED PREFERRED STOCK

     In general, subject to the stock redemption rules of Section 302 of the Code, the sale, exchange or redemption of the Common Stock or Amended Preferred Stock will result in capital gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the Common Stock or Amended Preferred Stock immediately before such sale, exchange or redemption.

TAX CONSEQUENCES TO THE COMPANY

     Section 382 of the Code limits the use of net operating loss carryovers by a corporation that has been subject to an "ownership change." The taxable income of such a corporation which is available for offset by pre-ownership change net operating loss carryovers is limited each year to the long term tax-exempt rate (published monthly by the Internal Revenue Service) multiplied by the value of the equity of the corporation on the date immediately preceding an ownership change. Similar limitations apply in respect of carryovers of other beneficial tax attributes.

     The Company believes that an ownership change will not occur as a result of the consummation of the Exchange Offer and that it will therefore have full utilization of its net operating loss carryovers to offset future taxable income.


                              SHAREHOLDER PROPOSALS

     Any holder of Common Stock who wishes to present a proposal for inclusion in the Company's proxy statement for the next annual meeting of shareholders must comply with the rules and regulations of the Commission then in effect. Such proposal must be received by the Secretary of the Company at 645 Madison Avenue, New York, New York, 10022 no later than December 16, 1995 in order to be considered for inclusion in the Company's next annual meeting proxy statement.


                             ADDITIONAL INFORMATION

     The Company has filed a Schedule 13E-4 Issuer Tender Offer Statement (the "Schedule 13E-4") with the Commission with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Offering Circular omits certain information and exhibits contained in the Schedule 13E-4. Such additional information and exhibits can be inspected at and obtained from the Commission in the manner set forth below. For further information with respect to the securities offered and consents solicited hereby and the Company, reference is made to the Schedule 13E-4 and the exhibits thereto. Statements contained in this Offering Circular as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Schedule 13E-4, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Schedule 13E-4, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604, and 75 Park Place, New York, New York 10007. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of the Preferred Stock Certificate and the Indenture may also be obtained from the Company upon request to the Company at its principal executive offices.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company 1994 Form 10-K and the Company June 30, 1995 Form 10-Q attached hereto and previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Offering Circular and made a part hereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular of which it is a part to the extent that a statement contained herein modifies, supersedes or replaces such statement. Any statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

     Facsimile copies of the Consent and Letter of Transmittal will be accepted. Consents and Letters of Transmittal, certificates for the Preferred Stock and any other required documents should be sent by each holder or his broker, dealer commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:


                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:


                                  CHEMICAL BANK


                                    BY MAIL:
                                  Chemical Bank
                            Reorganization Department
                           P.O. Box 1916, GPO Station
                            New York, NY  10116-1916


                            BY FACSIMILE TRANSMISSION
                        (For Eligible Institutions Only)
                             (212) [              ]

                         CONFIRM FACSIMILE BY TELEPHONE:
                             (For Confirmation Only)
                              (800) [             ]


                          BY HAND OR OVERNIGHT COURIER:
                                  Chemical Bank
                       55 Water Street-2nd Floor, Room 234
                               New York, NY  10041
                        Attn:  Reorganization Department


                              --------------------


     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offering Circular, the Consent and Letter of Transmittal of Notice of Guaranteed Delivery may be directed to the Information Agent or the Exchange Agent. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Exchange Offer.



                THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                                    MACKENZIE
                                   PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York  10010
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll Free (800) 322-2885

                                                                       Exhibit A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 10-K

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 1994         Commission File No.: 0-16182

                              VERNITRON CORPORATION
             (Exact name of registrant as specified in its charter)

                     DELAWARE                          11-1962029
          (State or other jurisdiction of           (I.R.S. Employer
          incorporation or organization)         Identification Number)

                645 MADISON AVENUE
                NEW YORK, NEW YORK                        10022
     (Address of principal executive offices)          (Zip Code)

                                 (212) 593-7900
              (Registrant's telephone number, including area code)

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                     Common Stock, par value $.01 per share
            $1.20 Cumulative Exchangeable Redeemable Preferred Stock,
                            par value $.01 per share

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE

                                ----------------

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days:  Yes   X    No
                                               -----     -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [X].

Aggregate market value of the voting stock held by non-affiliates of the registrant as of the close of business on February 28, 1995: $4,283,000

Common Stock outstanding at February 28, 1995: 12,538,012 shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
ITEM 1.  BUSINESS

GENERAL

     Vernitron Corporation (the "Company"), incorporated in New York in 1959 and reincorporated in Delaware in 1968, is primarily engaged in the design, manufacture, distribution and sale of electromagnetic sub-systems, specialty AC (alternating current) and DC (direct current) motors, position and pressure sensing components, connectors, and the distribution and service of precision ball bearings. The Company's products are manufactured primarily for use in high reliability applications in the aerospace, defense, communications, medical equipment, office equipment and industrial markets.

BUSINESS OF THE COMPANY

     The Company operates in three manufacturing plants and three distribution facilities located in the United States in one business segment, electromechanical components and sub-systems, which is organized into two product groups: the Motion Control group and the Industrial Components group. The Company also uses contract production capacity in Mexico.

     Motion Control group sales accounted for 42% and Industrial Components group sales made up 58% of consolidated net sales of $62.1 million in 1994 (see Management's Discussion and Analysis of Financial Condition and Results of Operations for three year sales comparisons).

     MOTION CONTROL GROUP. The Motion Control group designs, manufactures and sells electromagnetic sub-systems, specialty AC and DC motors, synchros and resolvers, optical and contact shaft encoders, potentiometers and pressure transducers. These product lines produce all of the Company's motor and sensor products sold either as individual components or in sub-systems.

     The group's products generally involve a high degree of interactive applications engineering to meet each customer's unique requirements for reliability and accuracy under demanding and often hostile environmental or shock conditions, such as space flight or industrial automation. Unit prices generally exceed $100 and range upward to more than $1,000. In the military and aerospace markets, contract quantities are relatively low while contract awards may be large in dollar value. In the commercial market, contract quantities may be significantly greater while the average sales price is generally lower. Approximately 65% of current bookings by this group are for military (both U.S. and foreign government) and aerospace applications. The remainder of the business is spread over a variety of industrial automation and instrumentation applications. A large percentage of the military/aerospace business is used in or to support tactical missile programs, shipboard instruments and infrared night vision systems. Markets for the group's products are generally fragmented and competition is focused and often well entrenched.

     Motors manufactured by the Company are used in applications which require extremely reliable and precise motion control, such as computer disk drives, laser scanners in high-speed printers and bar code readers, missile guidance systems, industrial controls, aircraft instrumentation and controls and robotics. Motor technology includes AC and both brush and brushless DC motors.

     Synchros and resolvers are each used to measure absolute angular position. These rugged devices have military and aerospace applications in the guidance systems of ships, aircraft and missiles. In commercial applications, resolvers are used to measure the absolute position and velocity of a shaft.

     Optical and contact shaft encoders are devices which accurately measure rotational motion or shaft position in a digital format and have applications in satellites, weapon systems, radar and industrial control systems.

     The Company's precision potentiometers are variable resistors, utilizing either wire wound or conductive film technologies. These products generally sense position and produce a feedback signal for use in high reliability military, aerospace and industrial applications. Other related products include pressure transducers which, among other applications, monitor pressure in hydraulic and HVAC applications.

     INDUSTRIAL COMPONENTS GROUP. The Industrial Components group manufactures connector products and distributes and services precision miniature ball bearings.

     The group's products are almost always sold as components, require a minimum amount of specialized application engineering and are sold through a network of manufacturers' representatives and distributors. Average unit selling prices range from $1 to $3 and individual purchase orders generally cover large unit quantities. Competition is often fragmented and focused on niches within the markets served. Quality, customer service and competitive cost are the critical factors in serving these markets. Substantially all of the Industrial Components group sales are to domestic commercial and industrial markets.

     The group's connector product line focuses mainly on safety agency approved barrier terminal blocks in the .5 amp to 50 amp range. The products are used in a broad range of power applications, including telecommunications, power supplies, security and fire alarms and industrial controls. The group produces power connectors for frequent connect/disconnect applications, such as vending machines and coin changers.

     The group also distributes precision miniature ball bearings from three warehouse locations - Montville, New Jersey, Irvine, California and Dallas, Texas - to bearing distributors and to end users in a variety of industries, including manufacturers of computer equipment, medical equipment and a variety of other precision instruments.

     MARKETING. The Company's products are sold directly to original equipment manufacturers and U.S. Government agencies and contractors, and are also sold through distributors and representatives.

     DOMESTIC AND FOREIGN SALES. The following table sets forth, for each of the last three fiscal years, information concerning the Company's domestic and foreign net sales and operating income from continuing operations and identifiable assets (dollars in thousands):

                                                                                             FISCAL YEARS
                                                                              -------------------------------------
                                                                                1994           1993           1992
                                                                              -------        -------        -------

     Net sales:
       USA . . . . . . . . . . . . . . . . . . . . . . . . . . .              $57,752        $53,668        $57,091
       Foreign . . . . . . . . . . . . . . . . . . . . . . . . .                4,380          4,981          5,821
                                                                              -------        -------        -------
                                                                              $62,132        $58,649        $62,912
                                                                              -------        -------        -------
                                                                              -------        -------        -------
     Export sales as a % of total sales: . . . . . . . . . . . .                  7.0%           8.5%           9.3%
                                                                              -------        -------        -------
                                                                              -------        -------        -------

     Operating income (loss):
       USA . . . . . . . . . . . . . . . . . . . . . . . . . . .              $ 3,363        $ 1,969        $ 1,447
       Foreign . . . . . . . . . . . . . . . . . . . . . . . . .                  314            183            148
       Restructuring/inventory writedown charges (USA) . . . . .               (1,315)        (3,500)
                                                                              -------        -------        -------
                                                                              $ 2,362        $(1,348)       $ 1,595
                                                                              -------        -------        -------
                                                                              -------        -------        -------
     Identifiable assets:
       USA . . . . . . . . . . . . . . . . . . . . . . . . . . .              $42,197        $47,261        $52,247
                                                                              -------        -------        -------
                                                                              -------        -------        -------


     COMPETITION. The Company competes primarily on the basis of its ability to design and engineer its products to meet relatively stringent shape, performance and other requirements of its customers, most of whom are original equipment manufacturers who purchase the component parts for inclusion in their end products.

     There are a limited number of competitors in each of the markets for the various types of electromechanical products manufactured and sold by the Company. Some of these competitors have substantially greater resources than the Company. Imports of end products incorporating foreign manufactured electromechanical components have increased in recent years resulting, in part, in smaller available domestic markets for the Company's components.

In addition, reductions in Government defense spending have resulted in shrinking markets and increased competition for the remaining business.

     While price is a competitive factor, the Company believes that its applications engineering capability, which enables it to meet a customer's special needs, is its principal competitive strength.

     CUSTOMERS. There is no customer or group of affiliated customers to which sales during the fiscal year ended December 31, 1994 were in the aggregate 10% or more of the Company's consolidated net sales, and there is no customer, the loss of which would have a material adverse effect on the Company's operations taken as a whole.

     In fiscal 1994, the Company had aggregate sales, both military and non-military, of approximately $3.6 million directly to the U.S. Government, including its agencies and departments. These sales accounted for approximately 6% of total net sales in 1994 as compared to 5% in 1993 and 7% in 1992. Approximately 18% of net sales in 1994 were derived from subcontracts with U.S. Government contractors as compared to 21% in 1993 and 22% in 1992. The majority of these contracts may be subject to termination at the convenience of the Government, and certain of them may also be subject to renegotiation.
Currently, the Company is not aware of any termination or renegotiation of such contracts which would have a material adverse effect on its business. Because approximately 24% of the Company's business is derived directly from contracts with the U.S. Government or agencies or departments thereof, or indirectly through subcontracts with U.S. Government contractors, the Company's results of operations could be materially affected by changes in Government expenditures for products using component parts it produces. However, the Company believes that its exposure to such risk may be lessened by the conventional tactical nature of the programs it participates in as well as the broad number and diversity of its product applications and the strength of its engineering capabilities.

     BACKLOG; SEASONALITY. As of December 31, 1994 and December 31, 1993, the Company had a backlog of orders of $23.0 million and $24.0 million, respectively. Management believes that a substantial portion of the backlog of orders at December 31, 1994 will be filled during fiscal 1995. Bookings and shipments, while subject to fluctuation due to the build-to-order nature of a substantial portion of the Company's business, are not subject to significant seasonal variations.

     PRODUCT DEVELOPMENT. The Company develops new electromechanical sub-systems and components and improves existing products in order to keep pace with the technological advances which generally characterize its markets. During fiscal 1994, combined Company and customer sponsored engineering expense associated with product development, before customer reimbursement, was $695,000 compared to $639,000 in fiscal 1993 and $535,000 in fiscal 1992. In general, the Company recovers from customers between a quarter and a third of such engineering expense.

     RAW MATERIALS; OTHER SUPPLIERS. There is no one supplier whose delivery of raw materials or other products is material to the operations of the Company. While several divisions use substantial amounts of cobalt, chromium, titanium, gold, silver and copper in certain of their products, the Company has not experienced any serious difficulty in obtaining adequate supplies.

     PATENTS, TRADEMARKS AND LICENSES. The Company's business is not dependent on any patent or trademark.

     ENVIRONMENTAL REGULATIONS. The Company does not believe that its compliance with federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment has or will have any material effect upon its capital expenditures, earnings or competitive position. There can be no assurance, however, (i) that changes in federal, state or local laws or regulations, changes in regulatory policy or the discovery of unknown problems or conditions will not in the future require substantial expenditures, or (ii) as to the extent of the Company's liabilities, if any, for past failures, if any, to comply with applicable environmental laws, regulations and permits.

     EMPLOYEES. The Company employs approximately 600 persons, all in the United States. Approximately 120 of such employees are subject to union contracts, before giving effect to the disposition of the Electronic Components business (see Note 2 to the Financial Statements). Following this disposition, approximately 70 employees will be covered by union contracts. The Company considers its relations with its employees to be satisfactory. There has been no significant interruption of operations due to labor disputes.

     WORKING CAPITAL PRACTICES. The markets in which the Company competes are not characterized by any unusual inventory or collection practices.

ITEM 2.  PROPERTIES

     The Company leases its executive office, located at 645 Madison Avenue, New York, New York. The principal plants and other materially important properties at December 31, 1994 are:

                                                                      OWNED OR
                                   TYPE OF             SQUARE         LEASED;
LOCATION                           FACILITY            FOOTAGE        EXPIRATION
--------                           --------            -------        ----------

St. Petersburg, FL                 Industrial           52,500        Owned
Deer Park, NY                      Industrial           69,600        Owned
San Diego, CA                      Industrial           60,100        Leased; 2000
Montville, NJ                      Industrial           76,200        Leased; 1999
Gilford, NH                        Industrial           84,250        Owned
Irvine, CA                         Industrial            7,800        Leased; 1995
Dallas, TX                         Industrial            1,400        Leased; 1997


     All of the facilities owned by the Company are subject to mortgages or security interests which secure the Company's obligations under its revolving credit facility or industrial development bonds (see Note 4 to the Financial Statements).

     The Deer Park, NY facility is classified as held for disposal (see Notes 1 and 8 to the Financial Statements).

     The Company believes that its properties are suitable and adequate for its operations.

ITEM 3.  LEGAL PROCEEDINGS

     The Company is a defendant in various lawsuits, none of which is expected to have a material adverse affect on the Company's financial position.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
               MATTERS

     The Common Stock has traded on the National Association of Securities Dealers Automated Quotation Small-Cap Market ("NASDAQ") under the symbol VRNT, since the completion of the Exchange Offer on August 13, 1991. The following table sets forth the range of high and low market prices for the fiscal quarters indicated as quoted on NASDAQ:

                                        1994                     1993
                                   -------------            --------------
                                   High      Low            High       Low
                                   ----      ---            ----       ---

     Fiscal Years Ended December 31:

          First Quarter           $  5/8    $  5/8        $ 1 3/4   $ 1 5/8
          Second Quarter           1 1/8       5/8          1 5/8     1 5/8
          Third Quarter                1     11/16          1 5/8    1 1/16
          Fourth Quarter             3/4       5/8         1 1/16       5/8

     The high and low market price information presented above is based on real-time sales.

     On March 1, 1995, the high and low sales price was $5/8.

     On March 1, 1995, the approximate number of holders of record of the Common Stock was 1,068.

     The Company did not pay cash dividends on the Common Stock during the three fiscal years ended December 31, 1994. The Company's policy is to retain earnings for the foreseeable future. The Company's credit facility prohibits the payment of cash dividends.

ITEM 6.  SELECTED FINANCIAL DATA

     The following selected financial data for the five fiscal years presented below is derived from the audited Financial Statements of the Company as adjusted to reflect the discontinuance of the Electronic Components group (see
Note 2 to the Financial Statements). The data should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere herein.

                                                                                   YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------------
                                                             1994           1993           1992           1991          1990
                                                         ---------------------------------------------------------------------
                                                                        (Dollars in thousands, except per share data)

Net sales. . . . . . . . . . . . . . . . . . . . .       $ 62,132       $ 58,649       $ 62,912       $ 67,091       $ 62,763
Income from continuing
 operations before interest and
 special charges . . . . . . . . . . . . . . . . .          3,606          2,081          1,555          2,036          1,182
Interest expense . . . . . . . . . . . . . . . . .          2,264          2,437          2,597          3,371          3,696
Special charges (1). . . . . . . . . . . . . . . .         (1,315)        (3,500)            --             --        (13,650)
Income (loss) from continuing
 operations. . . . . . . . . . . . . . . . . . . .             27         (3,856)        (1,042)        (1,335)       (16,164)
Loss from continuing operations
 per common share (2). . . . . . . . . . . . . . .           (.04)          (.82)          (.23)          (.39)         (7.47)
Total assets (3) . . . . . . . . . . . . . . . . .         42,197         47,261         52,247         54,479         79,244
Total debt (4) . . . . . . . . . . . . . . . . . .         12,363         26,470         26,920         28,836         32,000
$3.75 Cumulative Exchangeable
 Redeemable Preferred Stock (5). . . . . . . . . .             --             --             --             --         38,580
Shareholders' Equity (5) . . . . . . . . . . . . .         13,269          5,076          9,603          9,463         (9,663)


(1) In 1994 and 1993, the Company recorded restructuring/inventory writedown charges related to the restructuring of its Motion Control group (see Note 8 to the Financial Statements). In 1990, the Company recorded a charge as a result of the termination of the Company's efforts to acquire Kollmorgen and the termination of all outstanding litigation and the mutual release of claims between the parties.

(2) The Company's earnings per share information has been restated for 1990 to reflect an Exchange Offer completed in 1991 and a reverse stock split effected on June 20, 1991.

(3) At December 31, 1991, the Company elected to adjust its balance sheet to fair value in accordance with quasi-reorganization accounting principles, resulting in, among other adjustments, a $16.2 million reduction in the carrying value of goodwill.

(4) Includes short-term debt and current portion of long-term debt of $442,000 in 1994, $1,200,000 in 1993 $1,000,000 in 1992, $2,130,000 in 1991 and
     $3,000,000 in 1990.

(5) As a result of the Exchange Offer, the Company's $3.75 Cumulative Exchangeable Redeemable Preferred Stock was either exchanged for Common Stock or amended (see Note 3 to the Financial Statements for a description of the amended terms).

ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     Net sales by product group for continuing operations for the past three years are presented in the table below. The Company has adopted a plan to dispose of its Electronic Components business which, together with the Industrial Components business, was previously reported as part of the Precision Components product group (see Note 2 to the Financial Statements). As a result, the net sales and results of operations of the discontinued product group have been excluded from the table and the discussion which follow.


                                        1994           1993           1992
                                      -------        -------        -------
                                             (Dollars in thousands)

Motion Control                        $26,052        $26,648        $32,024
Industrial Components                  36,080         32,001         30,888
                                      -------        -------        -------
Net Sales                             $62,132        $58,649        $62,912
                                      -------        -------        -------
                                      -------        -------        -------


1994 VS. 1993

     Net sales increased by $3.5 million, or 6%, in 1994, compared to 1993.

     The Motion Control group's sales declined by $.6 million, or 2%, in 1994, as compared to 1993, primarily as a result of lower shipments of AC motors and potentiometers due largely to lower U.S. and foreign government bookings and lower bookings for certain technologically mature product applications. These lower shipments were partially offset by higher shipments of resolvers, due to the timing of certain large orders received in 1993, and higher electromagnetic sub-system shipments due to new product introductions.

     The Industrial Components group's sales increased in 1994 by $4.1 million, or 13%, as compared to 1993. Sales of bearings were up by $2.9 million, or 16%, reflecting sales to new customers and an improvement in general economic conditions. Sales of connector products rose by $1.2 million, or 9%, principally as a result of sales to new customers in the OEM market, higher sales of Eurostyle connectors and an improvement in general economic conditions.

     The Company's backlog at December 31, 1994 of $23.0 million was $1.0 million, or 4% lower, than 1993 year-end, while bookings of $61.2 million were substantially the same as the prior year. The lower backlog was primarily due to a reduction of backlog in the Motion Control group of $1.9 million resulting from lower bookings in resolvers, primarily due to timing as several large orders received in 1993 did not repeat in 1994, and potentiometers, primarily due to lower U.S. Government and foreign bookings. These lower bookings were partially offset by higher bookings of electromagnetic sub-systems due to new product introductions. The Industrial Components group's backlog increased $1.0 million due primarily to increased bookings in the bearings product line resulting from an improvement in general economic conditions.

     Operating income, excluding restructuring/inventory writedown charges of $1.3 million and $3.5 million in 1994 and 1993, respectively, was $3.7 million in 1994, as compared to $2.2 million in 1993, representing a $1.5 million increase. This increase was primarily due to the gross margin earned on the incremental sales volume and improved profit margins in the Motion Control product group resulting from restructuring actions taken in 1993, which were partially offset by higher selling, general and administrative expenses. Gross margins were 27.7% in 1994, up from 26.1% in 1993. Productivity, as measured by the value-added per employee, increased 24.9% to approximately $65,900 in 1994, from approximately $52,800 in 1993.

     Selling, general and administrative expense, as a percentage of sales, declined to 21.5% in 1994 from 22.1% in 1993. Selling, general and administrative expense was up by $.4 million in 1994 as a result of increased expenses related to the relocation of Motion Control's potentiometer and pressure transducer product lines from the Company's Deer Park, New York facility to St. Petersburg, Florida and the reinstatement of certain profit sharing provisions.

These incremental costs were partially offset by efficiencies resulting from the aforementioned Motion Control restructuring initiated in 1993.

     In 1993, the Company recorded a $3.5 million charge related to the restructuring of the Motion Control group, of which $2.3 million was related to the write-down of certain slow-moving and excess raw material inventory (see discussion of 1993 vs. 1992 below). As part of this restructuring, the Company also announced its intention to close and sell the Deer Park, New York facility. In 1994, the Company recorded an additional $1.3 million charge related to this restructuring, $1.0 million of which is to provide additional inventory reserves to reflect slower turnover of the inventory than was anticipated in the 1993 charge calculation. The remaining $.3 million of the 1994 charge is to adjust the carrying amount of the other assets held for disposal in connection with the restructuring to reflect current market values.

     Interest expense declined by $.2 million in 1994 as a result of lower average borrowings due primarily to the repurchase of the Company's bank indebtedness at a discount (see Note 4 to the Financial Statements). This was partially offset by higher interest rates.

     At December 31, 1994, the Company had approximately $11 million of net operating loss carryforwards available to reduce future taxable income.

1993 VS. 1992

     Net sales declined by $4.3 million, or 7%, in 1993, compared to 1992.

     The Motion Control group's sales accounted for $5.4 million of this decline, primarily due to lower U.S. and foreign military sales in 1993 and to the completion of deliveries for certain commercial equipment and space programs in 1992.

     Industrial Components group sales increased by $1.1 million, a 4% increase, compared to 1992. Sales of connector products rose by 7% as the result of increased market penetration and the introduction of the Eurostyle connector. Sales of bearings were up 1%, reflecting some pickup in general economic activity.

     The Company's total bookings increased approximately 3% in 1993 over 1992, while backlog at December 31, 1993 was approximately 13% higher compared to year-end 1992. Motion Control group bookings were up approximately 3% in 1993 over 1992, primarily as a result of increased bookings of military products. Bookings for the Motion Control group's sensor products (comprised of potentiometers, encoders, resolvers and synchros), which declined in 1992, increased slightly in 1993 over their 1992 level. Backlog for the Motion Control group at December 31, 1993 was up by approximately $.7 million compared to backlog at December 31, 1992. Industrial Components group bookings increased by approximately 4% in 1993 compared to 1992 due primarily to the introduction of the Eurostyle connector. Backlog for the Industrial Components group increased by approximately $1.3 million at December 31, 1993, compared to backlog at December 31, 1992.

     Operating income of $2.2 million, excluding the $3.5 million restructuring/inventory writedown charge described below, was $.6 million above 1992. Cost reductions and productivity improvements achieved through reduced headcount and improved operating efficiencies in the Motion Control group and the connector product line of the Industrial Components group and lower selling, general and administrative expense (see below) more than offset the negative impact on operating income of the lower sales volume in the Motion Control group. Gross margins were 26.1% in 1993, up from 25.2% in 1992. Productivity, as measured by the value-added per employee, increased 13.5% to approximately $52,800 in 1993 from approximately $46,500 in 1992.

     Selling, general and administrative expense was $1.1 million lower in 1993 primarily as a result of staff reductions and elimination of profit sharing provisions due to lower earnings.

     During 1993, the company determined to restructure its Motion Control group, which had operated as two separate divisions. The restructuring provided for the consolidation of the two separate divisions under a single operating management based in San Diego, California. The Company also determined to increase its reserves for slow moving and excess inventories in the Motion Control group. The Company determined to consolidate the two divisions because it believed that the combination would allow the use of more productive, higher quality manufacturing techniques in San Diego. In addition, the Company believed that the consolidation in San Diego would substantially increase the interaction of the Motion Control group's various engineering disciplines in response to commercial and industrial requirements. The Company determined to increase its reserves for slow moving and excess inventory in the Motion Control group to reflect its determination of a permanent reduction in the demand for certain wire wound potentiometer product lines based on the Company's belief that demand for such products, which had declined in prior years, was not likely to return in sufficient amounts. The reduced demand for such products contributed to the decision to consolidate the Motion Control group in San Diego and the other steps taken as part of the restructuring.

     The Company recorded a charge of $3.5 million related to the restructuring of its Motion Control group. The charge included $2.3 millon for the write-down of slow moving and excess raw material and finished good inventories of wire wound potentiometers. In addition, $1.2 million was recorded for severance, early retirement, other employee-related benefits and other costs of the restructuring. Of the $1.2 million accrued in 1993, approximately $250,000 and $850,000 were charged against such accrual in 1993 and 1994, respectively. It is expected that the balance will be charged against the accrual in 1995 (see
Note 8 to the Financial Statements).

     In connection with the restructuring, major cost reduction programs were initiated. The plan included reducing the group's workforce by more than 15%, mostly in non-production positions, and the consolidation of engineering staff and design facilities. The Company expects that the reduction in workforce will result in lower labor costs and, together with other reductions in costs resulting from the consolidation, should increase the Company's competitiveness.

     Interest expense declined by $.2 million in 1993 as a result of both lower average borrowings and lower interest rates.

LIQUIDITY AND CAPITAL RESOURCES

     During 1994, the Company obtained a new $15.0 million four-year, senior secured credit facility (see Note 4 to the Financial Statements). In addition, the Company completed a rights offering of Common Stock which provided $2.3 million of proceeds, net of expenses (see Note 3 to the Financial Statements). The proceeds of the new credit facility, along with the net proceeds of the rights offering, were used to repurchase the Company's then existing bank indebtedness at a discount and to provide additional working capital.
Subsequent to December 31, 1994, the Company negotiated an amendment to its new credit facility increasing the amount that can be borrowed under the facility to $17.5 million, subject to availability based on the satisfaction of certain borrowing base formulas.

     During 1994, the Company received proceeds of $.6 million from the sale of certain product lines of the discontinued Electronic Components business. Subsequent to December 31, 1994, the Company has sold the remaining product line of this business for $1.5 million, of which $1.0 million has been collected as of February 24, 1995. The remaining $.5 million is scheduled to be collected in the first half of 1995. The proceeds from these sales will be used to fund expenses related to the decision to discontinue the Electronic Components group, to pay down bank indebtedness and to provide additional working capital.

     The Company had no material commitments for capital expenditures as of December 31, 1994.

     The Company believes that its $17.5 million credit facility, cash generated from operations and proceeds from the sale of assets included in net assets held for disposal, will be sufficient to meet its future capital expenditure and working capital requirements and required debt amortization.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The response to this Item is included in Item 14(a) of this Report.

ITEM 9.  DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None. See Item 14(b) of this Report.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS


The name, age and principal occupation of each director, the director's length of service as a director of the Company, the names of the other public companies of which the director is a director and certain other biographical information are set forth below.

     STEPHEN W. BERSHAD, 53

     Chairman of the Board and Chief Executive Officer of the Company since December 1986. Prior to joining the Company, he was a Managing Director of Lehman Brothers and its predecessors, investment banking firms, where he held a series of senior management positions. Mr. Bershad is a director of EMCOR Group, Inc.

     ANTHONY J. FIORELLI, JR., 65

     President, Strategic Management Consulting Services, Inc., a management consulting firm, since December 1985. Prior to that time, Mr. Fiorelli was President and Chief Executive Officer of General Defense Corporation, a diversified engineering and manufacturing company. Mr. Fiorelli has been a director of the Company since February 1988.

     ELIOT M. FRIED, 62

     Mr. Fried has been a Managing Director of Lehman Brothers and its predecessors, investment banking firms, since 1991. Prior to that time he was Senior Executive Vice President of Lehman Brothers. Currently, he is Co-Chairman of Lehman Brother's Investment Committee. Mr. Fried is a director of American Marketing Industries, Inc., Bridgeport Machines, Inc., Energy Ventures, Inc., Lear Seating Corporation, Sun Distributors, L.P. and Walter Industries Inc. Mr. Fried has served as a Director of the Company since 1994.

     The Board of Directors met 6 times during 1994. The Audit Committee, the Compensation Committee and the Stock Incentive Plan Committee are the standing committees of the Board. The Audit Committee reviews internal and external audit procedures of the Company. Mr. Fiorelli is a member of the Audit Committee. The Compensation Committee oversees compensation policies of the Company. Its members are Messrs. Bershad and Fiorelli. The Stock Incentive Plan Committee administers the Vernitron Corporation Long-Term Stock Incentive Plan. Mr. Fiorelli is a member of the Stock Incentive Plan Committee. The Audit Committee and the Compensation Committee met once in 1994.

     Each director attended all meetings of the Board and of the Committees on which the director served.

     The compensation of directors is fixed by the Board of Directors. Directors who are not employees of the Company receive meeting fees of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended other than in connection with a Board meeting. Directors are reimbursed for travel and other expenses incurred in the performance of their duties.

ITEM 11.  EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the compensation paid to the Company's executive officers for services in all capacities for the three years ended December 31, 1994:

                                    ANNUAL COMPENSATION            COMPENSATION    LONG TERM
                                  -------------------------------- ------------    ALL OTHER
                                                           BONUS   OTHER ANNUAL     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR    SALARY($)     ($)(1)   COMPENSATION (# OF SHARES)(2)   ($)(3)
---------------------------         ----    --------      ------   ------------  --------------  -------------
Stephen W. Bershad..............    1994     262,500     150,000        -          21,000        10,810
 Chairman of the Board and          1993     262,500           -        -               -         3,385
 Chief Executive Officer            1992     262,500     150,000        -               -        16,616

Edward M. Murchie (4).............  1994     240,000           -        -         121,000         8,474
 President and Chief                1993     240,000           -        -               -           470
 Operating Officer                  1992     240,000     105,000        -               -        11,397

Elliot N. Konopko (5).............  1994     175,000      55,000        -          15,000         6,318
 Vice President, General            1993     175,000           -        -               -         3,338
 Counsel and Secretary              1992     175,000      40,000        -               -         5,534

Raymond F. Kunzmann (6)........     1994     120,000      28,000        -          20,000         2,721
 Vice President-Finance
 and Controller
_____________________

(1) Reflects payments under the Company's bonus plan, which is described in the "Compensation Committee Report on Executive Compensation."

(2) Reflects awards under the Company's Long-Term Stock Incentive Plan, which is described under "Stock Incentive Plan." The exercise price of options granted prior to 1994 (covering 42,000 shares, 242,000 shares and 30,000 shares in the case of Messrs. Bershad, Murchie and Konopko, respectively) were adjusted pursuant to the terms of the Incentive Plan in 1994. See "Stock Incentive Plan."

(3) Reflects matching contributions under the Company's 401(K) Plan, and payments under the Company's executive health insurance plan. Vernitron's executive health insurance plan, which covers only executive officers, provides for the reimbursement of deductible and coinsurance amounts and certain medical expenses not covered under Vernitron's basic medical plans.

(4) Mr. Murchie's employment with the Company terminated on January 30, 1995, at which time Mr. Bershad assumed the additional duties of President and Chief Operating Officer. Under the terms of a severance agreement with the Company entered into in connection with his termination of employment, the Company agreed to pay Mr. Murchie his salary, and continue certain benefits, under certain circumstances until April 26, 1996. Mr. Murchie's options to acquire up to 363,000 shares of Common Stock, including options granted in 1994, terminated unexercised following his termination of employment.

(5) Mr. Konopko has been Vice President, General Counsel and Secretary of the Company since March 1990.

(6) Raymond F. Kunzmann was elected Vice President-Finance and Controller on June 2, 1994. Prior to that time, he was Group Controller at Mannesmann Capital Corporation, a diversified manufacturing company, from January 1994 until May 31, 1994, and was Controller and held other positions at Lear Siegler, Inc., a diversified manufacturing/service company, from January 1987 until December 1993.

401(K) PLAN

     Vernitron currently maintains a 401(K) Salary Reduction Plan (the "401(K) Plan") which is intended to qualify under Sections 401(a) and 401(K) of the Internal Revenue Code. All employees who are not members of collective bargaining groups and who are 21 years of age or older are eligible to participate in the 401(K) Plan on the first calendar day of the month immediately following the month in which they complete 1,000 hours of service. All eligible executive officers have elected to participate in the 401(K) Plan.

     Eligible employees electing to participate in the 401(K) Plan may defer a portion of their compensation on a pre-tax basis, by contributing a percentage thereof to the 401(K) Plan. The minimum contribution is not less than 3% of annual gross pay. The maximum is prescribed by the Tax Reform Act of 1986. The limit for 1994 was $9,240 and will be $9,240 in 1995. Effective November 6, 1991, the Company elected to make the matching contribution in Common Stock of the Company. The Company matched in stock each employee's 3% contribution in 1994. Eligible employees who elect to participate in the 401(K) Plan and whose employment began prior to December 1, 1988 are 100% vested in the Company's matching contribution when made. Eligible employees whose employment began on and after December 1, 1988 are vested in the Company's matching contribution according to the following schedule: less than 1 year of service - 0%; 1 year of service - 20%; 2 years of service - 40%; 3 years of service - 60%; 4 years of service - 80%; and 5 years of service - 100%.

STOCK INCENTIVE PLAN

     The Vernitron Corporation Long-Term Stock Incentive Plan (the "Incentive Plan") was approved by the stockholders in 1991. The Incentive Plan is administered by the Stock Incentive Plan Committee (the "Committee"). The Committee selects participants from among those executives and other key employees of the Company and its subsidiaries who are in a position to contribute materially to the success of the Company and determines the amounts, times, forms, terms and conditions of grants.

     Grants may be in the form of options to purchase shares of Common Stock, stock appreciation rights, restricted stock and performance units (collectively, "stock incentives"). Grants may be made for up to 450,000 shares of Common Stock of the Company in the aggregate. Stock appreciation rights may be granted on a "free-standing" basis or in conjunction with all or a portion of the shares covered by an option. Stock incentive awards are subject to such provisions as the Committee determines and may be exercised at one time or in such installments and at such prices over the balance of the exercise period as determined by the Committee.

     Each stock incentive is exercisable in whole or in part, prior to its cancellation or termination, by written notice to the Company. If any option is being exercised, such notice must be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee, shares of Company Common Stock or partly in cash and partly in such shares. Stock incentives are not transferable except by will or by laws of descent and distribution.

     In general, each stock incentive will terminate upon the earlier of (i) the date fixed by the Committee when the stock incentive is granted or (ii) unless determined otherwise by the Committee, termination of employment other than for cause, to the extent the stock incentive was then exercisable, up to 90 days after the participant's termination of employment. In the event of death or termination due to disability, the stock incentive may be exercised to the extent then exercisable for up to one year thereafter. If a participant's employment is terminated for cause, however, his or her ability to exercise any stock incentive is terminated.

     The Company may make loans to such participants as the Committee, in its discretion, may determine in connection with the exercise of options in an amount up to the exercise price of the option plus any applicable withholding taxes. In no event may any such loan exceed the fair market value, at the date of exercise, of the shares covered by the option exercised.

     Under the Incentive Plan, the Committee may determine, in the event of a change of control of the Company, that all stock incentives which have not terminated and which are then held by any participant will become immediately exercisable. Any such determination by the Committee may be set forth in an applicable option agreement or by resolution of the Committee.

     Options outstanding under the Incentive Plan to acquire up to 117,000 shares were granted prior to 1994, including to Stephen W. Bershad (42,000 shares) and Elliot N. Konopko (30,000 shares). Options outstanding under the Incentive Plan to acquire up to an additional 101,000 shares were granted in 1994 to certain new and current employees, including to Stephen W. Bershad (21,000 shares), Elliot N. Konopko (15,000 shares) and Raymond F. Kunzmann (20,000 shares). All options are exercisable to the extent of 40% thereof within one year from the date of grant and an additional 30% each year thereafter. All options are incentive stock options. All options terminate seven years after the date of grant and are exercisable at $0.75 per share, except that Mr. Bershad's options terminate five years after grant and are exercisable at $0.83 per share. The exercise price for options granted prior to 1994 was adjusted from $2.00 to $0.75 per share ($2.20 to $0.83 per share in the case of Mr. Bershad) pursuant to the Incentive Plan as a result of a rights offering of Common Stock by the Company in 1994.

   The following table contains information concerning the grant of stock options to the named executive officers during 1994 under the Incentive Plan.

                                     OPTION GRANTS IN LAST FISCAL YEAR
                                            INDIVIDUAL GRANTS (1)
                    ------------------------------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                      NUMBER OF   % OF TOTAL                           ANNUAL RATES OF STOCK
                     SECURITIES    OPTIONS                              PRICE APPRECIATIONS
                     UNDERLYING   GRANTED TO                             FOR OPTION TERM
                       OPTIONS   EMPLOYEES IN    EXERCISE   EXPIRATION ---------------------
NAME                 GRANTED (#)  FISCAL YEAR  PRICE ($/SH)    DATE         5%        10%
----                 -----------  ------------ ------------ -----------     --        ---
Stephen W. Bershad     21,000          21%          0.83     10/18/99     $6,405   $14,952
Elliot N. Konopko      15,000          15%          0.75     10/18/01      4,575    10,680
Raymond F. Kunzmann    20,000          20%          0.75     06/01/01      6,100    14,240
_____________________

(1) The options were granted in October 1994 and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options vest over time and have a term of seven years, except for the options granted to Mr. Bershad which expire five years from the date of grant, as described above. Options to acquire up to 121,000 shares granted to Mr. Murchie in October 1994 terminated unexercised following his termination of employment in January 1995. The exercise prices for options granted prior to 1994 to Messrs. Bershad and Konopko (covering 42,000 shares and 30,000 shares, respectively) were adjusted pursuant to the Incentive Plan as described above.

     The following table provides information with respect to the named executive officers concerning options that have been repriced in 1994 pursuant to the Incentive Plan. During the past ten years, the Company has not repriced options, except in 1994, and has not granted stock appreciation rights (SARs).


                            TEN-YEAR OPTION/SAR REPRICINGS
                            ------------------------------
                              NUMBER OF                                              LENGTH OF
                             SECURITIES    MARKET PRICE    EXERCISE                   ORIGINAL
                             UNDERLYING    OF STOCK AT     PRICE AT                  OPTION TERM
                               OPTIONS/      TIME OF        TIME OF                   REMAINING
                                SARS       REPRICING OR  REPRICING OR     NEW         AT DATE OF
                             REPRICED OR    AMENDMENT      AMENDMENT    EXERCISE     REPRICING OR
NAME (1)              DATE   AMENDED (#)       ($)            ($)       PRICE ($)     AMENDMENT
----                  ----   -----------   ------------  -------------  ---------    -------------
Stephen W. Bershad  8/12/94    42,000          0.75           2.20        0.83          2 years
Elliot N. Konopko   8/12/94    30,000          0.75           2.00        0.75          4 years
________________

(1) Options to acquire up to 242,000 shares of Common Stock held by Mr. Murchie were repriced in 1994 but expired unexercised following his termination of employment in January 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies which seek to enhance the profitability of the Company, and thus shareowner value, by aligning closely the financial interests of the Company's senior managers with those of its shareowners. In furtherance of these goals, the Company relies to a large degree on annual bonus and longer-term stock incentive compensation to attract and retain executive officers and other key employees and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are not guaranteed and are variable and closely tied to corporate, business unit and individual performance in a manner designed to encourage a sharp and continuing focus on building profitability and shareowner value. The annual bonus and stock incentive compensation is more closely tied to the Corporation's success in achieving significant financial and other performance-oriented goals. The Committee considers the total compensation (earned or potentially available) of each of the executive officers and the other senior managers in establishing each element of compensation. Eligible persons must be employed by the Company at the time bonus compensation is awarded.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer, the Committee has taken note of management's efforts in completing a financial restructuring in 1994, restructuring the Company's businesses to adjust for the decline in its defense business and in effectively directing the Company's operations under the difficult economic conditions in the Company's served markets over the last two fiscal years, as well as the Company's results of operations during such period.

     In its review of other senior management performance and compensation for 1994, the Committee has also taken into account management's consistent commitment to the long-term success of the Company through development of new or improved products, the implementation of significant cost reductions, resulting in increased efficiencies and continued debt reduction.

     Based on its evaluation of these factors, the Committee believes that the senior management of the Company is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies the Committee has implemented and administered have contributed to achieving this management focus.

     During each fiscal year, the Committee considers the desirability of recommending to the Long-Term Stock Incentive Committee granting senior executives, including executive officers, awards under the Incentive Plan, which provides the flexibility to grant longer-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. In 1994 the Long Term Stock Incentive Committee, upon the recommendation of the Committee, granted options to acquire up to 61,000 shares of Common Stock to current employees and 40,000 shares to new employees. As required pursuant to the Incentive Plan, the Long-Term Stock Incentive Committee revised the exercise price of options granted pursuant to the Incentive Plan prior to 1994 as a result of the rights offering of Common Stock completed in July 1994 to reflect the fair market value of the Common Stock following the rights offering. The Long-Term Incentive Committee's determination was based on the trading prices of the Common Stock prior to and following the consummation
of the rights offering.   See "Stock Incentive Plan".

Members of the Compensation Committee

Stephen W. Bershad
Anthony J. Fiorelli, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bershad, a member of the Compensation Committee, is Chairman of the Board and Chief Executive Officer of the Company. Mr. Fiorelli's consulting firm was paid a fee for consulting services of approximately $50,000 in 1994.

STOCK PRICE PERFORMANCE GRAPH

     The information in the foregoing report and the following graph shall not be incorporated by reference (by any general statement incorporating by reference or otherwise) into any prior or future filing under the Exchange Act or the Securities Act of 1933, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph shows the value of a $100 investment in Common Stock from August 30, 1991 through December 31, 1994, as of such dates, with a similar investment in the NASDAQ Non-Financial Stock Index and the S&P High Technology Composite Index. The NASDAQ Non-Financial Stock Index is an index comprising all non-financial common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The S&P High Technology Composite Index is an index comprising common shares of companies in the aerospace/defense, communications equipment, electronics and office equipment and supplies industries. Both the NASDAQ Non-Financial Stock Index and the S&P High Technology Composite Index are calculated on a total return basis to include the reinvestment of dividends.
The Common Stock was first quoted on NASDAQ on August 14, 1991.

                                     [Graph]

--------------------------------------------------------------------------------------------------
                   8/30/91  12/27/91   6/30/92   12/31/92  6/30/93  12/31/93   6/30/94  12/30/94
--------------------------------------------------------------------------------------------------
 Vernitron
 Common Stock        $100     $ 88       $ 91      $ 91     $ 91      $ 31      $ 59      $ 35

 NASDAQ Non-
  Financial
  Index              $100     $114       $104      $125     $129      $142      $124      $135
--------------------------------------------------------------------------------------------------
 S&P High
  Technology
  Composite Index    $100     $104       $ 97      $109     $122      $133      $124      $143
--------------------------------------------------------------------------------------------------

(1) On July 20, 1994 the Company issued an additional 7,352,942 shares of Common Stock to existing stockholders at $0.34 per share pursuant to a rights offering of Common Stock. Prior to the rights offering, there were 5,185,070 shares of Common Stock outstanding. Based on the $0.75 per share average of the closing bid and asked prices of the Common Stock quoted on NASDAQ as of December 31, 1994, the value of Common Stock purchased in the rights offering increased by 120% from July 20, 1994 to December 31, 1994. During the same period, the NASDAQ Non-Financial Stock Index and S&P High Technology Composite Index increased by 6% and 17%, respectively

AGREEMENTS WITH DIRECTORS AND OFFICERS

     The Company has entered into indemnification agreements with its directors and certain officers in order to induce them to continue to serve as directors and officers of the Company, indemnifying them for any and all liabilities incurred by them arising out of their service as directors or officers, other than liabilities arising out of conduct which has been determined in a final adjudication to constitute bad faith or a knowing violation of law or receipt by such person of an improper personal benefit. The rights to indemnification under such agreements are in addition to any rights to indemnification contained in the Company's Certificate of Incorporation or By-Laws, which provide for indemnification under certain circumstances. The Company has agreed to pay Mr. Konopko up to six months' base compensation and certain other benefits in the event of his termination by the Company other than for cause.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by the Company's directors individually, and by all directors and officers as a group, as of March 31, 1995:

                                  SHARES     EXERCISABLE     TOTAL
                                  OWNED         STOCK       SHARES
                               DIRECTLY OR      OPTION   BENEFICIALLY   PERCENT
                              INDIRECTLY (1)  SHARES (2)     OWNED      OF CLASS
                              --------------  ---------- -------------  --------
Stephen W. Bershad . . . . . . .  5,685,157    42,000       5,727,158     45.2%
Anthony J. Fiorelli, Jr. . . . .     69,245        --          69,245     (4)
Eliot M. Fried (3) . . . . . . .         --        --              --     --
Directors and Executive Officers
as a group (5 persons) . . . . .  5,754,402    72,000       5,826,402     46.2%
____________________

(1) Does not include 761,496 shares of Common Stock owned by the Vernitron Corporation 401(K) Plan (the "401(K) Plan") as of March 31, 1995. Elliot N. Konopko and Raymond F. Kunzmann, who are executive officers of the Company, are the sole trustees of the 401(K) Plan and may be deemed to beneficially own such shares, although each of them disclaims beneficial ownership of such shares. Mr. Bershad owns 2,731,337 shares of Common Stock directly and 2,953,820 shares of Common Stock indirectly through SWB Holding Corporation, of which he is the sole shareholder and Chairman.

(2) Shares covered by stock options exercisable on March 31, 1995, or within 60 days thereafter.

(3) Eliot M. Fried is a Managing Director and a Co-Chairman of the Investment Committee of Lehman, which may be deemed to beneficially own 2,318,705 shares of Common Stock. See "Principal Stockholders" below. Mr. Fried disclaims beneficial ownership of such shares.

(4)  Less than 1% of the total Common Stock outstanding.

    Mr. Bershad also directly owns, as of March 31, 1995, 128,635 shares of $1.20 Cumulative Exchangeable Redeemable Preferred Stock, $.01 par value per share ("Preferred Stock"), of the Company, constituting approximately 18.5% of the outstanding shares of Preferred Stock. No other director or officer owns any shares of Preferred Stock.

    The Company knows of no person who, as of March 31, 1995, beneficially owned more than five percent of the Common Stock outstanding, except for Mr. Bershad and except as set forth below.

                                         AMOUNT AND
      NAME AND ADDRESS                    NATURE OF                PERCENT OF
     OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP            CLASS
     -------------------             --------------------          ----------

     Lehman Electric Inc.            2,318,705 shares               18.5%
     World Financial Center
     200 Vesey Street
     New York, NY  10285

     Victor A. Morgenstern             777,005 shares                6.2%
     2 North LaSalle Street
     Chicago, IL  60602

     Vernitron Corporation 401(K)      761,496 shares                6.1%
     Plan
     Vernitron Corporation
     645 Madison Avenue
     New York, NY  10022

Lehman Electric Inc., a Delaware corporation ("Lehman Electric"), is an investment vehicle. Lehman Brothers Inc., a Delaware corporation ("Lehman Brothers"), is a registered broker-dealer. Lehman Brothers Group Inc., a Delaware corporation ("Group"), is a holding company and parent of Lehman Electric. Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), through its domestic and foreign subsidiaries, is a full line securities firm. It is the immediate parent of Lehman Brothers and Group. The foregoing entities (other than Lehman Brothers) may be deemed to beneficially own the 2,318,705 shares of Common Stock directly owned by Lehman Electric. In the ordinary course of its business on behalf of its customers, Lehman Brothers may purchase and sell shares of Common Stock.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   None, other than as set forth in Item 11 above.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)(1) AND (2)  FINANCIAL STATEMENTS

     See accompanying index to financial statements and schedules.

(a)(3)  EXHIBITS

     See accompanying index to Exhibits.

(b)     REPORTS ON FORM 8-K

     During the quarter ended December 31, 1994, the Company filed no reports on Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:                             VERNITRON CORPORATION
                                        (REGISTRANT)

                                   By /s/ STEPHEN W. BERSHAD
                                          STEPHEN W. BERSHAD
                                          CHAIRMAN OF THE BOARD OF DIRECTORS
                                          AND CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated this 28th day of March, 1994.


     /s/ Stephen W. Bershad               Chairman of the Board of
         STEPHEN W. BERSHAD                Directors and Chief Executive
                                           Officer




     /s/ Raymond F. Kunzmann              Vice President - Finance, Controller
         RAYMOND F. KUNZMANN               and Chief Financial Officer





     /s/ Anthony J. Fiorelli, Jr.         Director
         ANTHONY J. FIORELLI, JR.





     /s/ Eliot M. Fried                   Director
         ELIOT M. FRIED

                           ANNUAL REPORT ON FORM 10-K

                  ITEM 8, ITEM 14(a)(1) AND (2) AND ITEM 14(d)

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                              FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1994

                              VERNITRON CORPORATION

                FORM 10-K -- ITEM 14(a)(1) AND (2) AND ITEM 14(d)
                              VERNITRON CORPORATION

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES


The following financial statements of Vernitron Corporation are included in
Item 8:

     Balance sheets -- December 31, 1994 and 1993. . . . . . . . . . . . . . F-4

     Statements of operations -- For the years ended December 31, 1994,
      1993 and 1992. . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

     Statements of cash flows -- For the years ended December 31, 1994,
      1993 and 1992. . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

     Statements of shareholders' equity -- For the years ended December 31,
      1994, 1993 and 1992. . . . . . . . . . . . . . . . . . . . . . . . . . F-8

     Notes to financial statements . . . . . . . . . . . . . . . . . . . . . F-9

     The following financial statement schedule of Vernitron Corporation is included in Item 14(d):

     Schedule II -- Valuation and qualifying accounts. . . . . . . . . . . .F-17

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors of
Vernitron Corporation:


     We have audited the accompanying balance sheets of Vernitron Corporation (a Delaware corporation) as of December 31, 1994 and 1993, and the related statements of operations, shareholders' equity and cash flows for the three years ended December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vernitron Corporation as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the three years ended December 31, 1994 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.





                              ARTHUR ANDERSEN LLP





New York, New York
March 24, 1995

                                 BALANCE SHEETS

                              VERNITRON CORPORATION

                             (DOLLARS IN THOUSANDS)


                                                          DECEMBER 31,
                                                    -----------------------
                                                      1994            1993
                                                    -------         -------

                                   A S S E T S

CURRENT ASSETS:
  Cash . . . . . . . . . . . . . . . . . . .        $    27         $   103
  Accounts receivable, net of allowance
    for doubtful accounts of $345 in 1994
    and $278 in 1993 . . . . . . . . . . . .          9,293           8,323
  Inventories, net . . . . . . . . . . . . .         14,527          18,797
  Other current assets . . . . . . . . . . .            468           1,025
                                                    -------         -------

      TOTAL CURRENT ASSETS . . . . . . . . .         24,315          28,248

NET PROPERTY, PLANT AND EQUIPMENT. . . . . .          7,990           9,389

EXCESS OF COST OVER NET ASSETS ACQUIRED,
  net of accumulated amortization of $627
  in 1994 and $418 in 1993 . . . . . . . . .          6,832           7,041

NET ASSETS HELD FOR DISPOSAL . . . . . . . .          2,507           1,886

OTHER ASSETS . . . . . . . . . . . . . . . .            553             697
                                                    -------         -------

      TOTAL ASSETS . . . . . . . . . . . . .        $42,197         $47,261
                                                    -------         -------
                                                    -------         -------



                       See notes to financial statements.

                              VERNITRON CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          DECEMBER 31,
                                                    -----------------------
                                                      1994            1993
                                                    -------         -------

     L I A B I L I T I E S   A N D   S H A R E H O L D E R S'   E Q U I T Y

CURRENT LIABILITIES:

  Accounts payable . . . . . . . . . . . . .         $ 6,394        $ 6,524
  Accrued expenses and other liabilities . .           5,941          5,051
  Current portion of long-term debt. . . . .             442          1,200
                                                     -------        -------

     TOTAL CURRENT LIABILITIES . . . . . . .          12,777         12,775

LONG-TERM DEBT, less current portion . . . .          11,921         25,270

OTHER LONG-TERM LIABILITIES. . . . . . . . .           3,579          3,357

DEFERRED INCOME. . . . . . . . . . . . . . .             651            783

SHAREHOLDERS' EQUITY:

$1.20 CUMULATIVE EXCHANGEABLE REDEEMABLE
 PREFERRED STOCK, $.01 PAR VALUE: authorized
 1,400,000 shares, issued and outstanding
 672,344 shares in 1994 and 577,946 shares
 in 1993 . . . . . . . . . . . . . . . . . .               7              6

COMMON STOCK, $.01 PAR VALUE:
 authorized 20,000,000 shares, issued and
 outstanding 12,538,012 in 1994 and
 5,185,070 shares in 1993. . . . . . . . . .             125             52

CAPITAL IN EXCESS OF PAR . . . . . . . . . .          13,982          9,544

RETAINED DEFICIT (Reflects application of
  quasi-reorganization accounting principles
  as of December 31, 1991 eliminating a
  deficit of $14,094). . . . . . . . . . . .            (845)        (4,526)
                                                     -------        -------

     TOTAL SHAREHOLDERS' EQUITY. . . . . . .          13,269          5,076
                                                     -------        -------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $42,197        $47,261
                                                     -------        -------
                                                     -------        -------



                       See notes to financial statements.

                            STATEMENTS OF OPERATIONS

                              VERNITRON CORPORATION

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                    -----------------------------------------
                                                                                        1994           1993            1992
                                                                                    -----------    -----------   ------------

NET SALES                                                                           $    62,132    $    58,649   $     62,912

Cost of sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44,903         43,338         47,081
Selling, general and
 administrative expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13,343         12,950         14,027
Restructuring/inventory writedown charges. . . . . . . . . . . . . . . . . . . .          1,315          3,500
Amortization of intangible assets. . . . . . . . . . . . . . . . . . . . . . . .            209            209            209
                                                                                    -----------    -----------   ------------

OPERATING INCOME (LOSS). . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,362         (1,348)         1,595

Interest expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,264          2,437          2,597
Other expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             54             71             13
                                                                                    -----------    -----------   ------------
Income (loss) from continuing operations before taxes and extraordinary gain . .             44         (3,856)        (1,015)
Charge in lieu of taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .             17                            27
                                                                                    -----------    -----------   ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY GAIN . . . . . . .             27         (3,856)        (1,042)

Discontinued Operations:
  Income (loss) from operations, net of tax benefit of $92 in 1994 . . . . . . .           (143)          (670)         1,144
  Loss on disposal, net of tax benefit of $1,317 in 1994 . . . . . . . . . . . .         (2,059)
                                                                                    -----------    -----------   ------------

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN. . . . . . . . . . . . . . . . . . . . .         (2,175)        (4,526)           102
Extraordinary gain on debt repurchase,
  net of charge in lieu of taxes of $3,744 in 1994 . . . . . . . . . . . . . . .          5,856
                                                                                    -----------    -----------   ------------

NET INCOME (LOSS). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,681         (4,526)           102

Preferred stock dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . .            355            375            158
                                                                                    -----------    -----------   ------------

Net income (loss) applied to common shareholders'equity. . . . . . . . . . . . .    $     3,326    $    (4,901)  $        (56)
                                                                                    -----------    -----------   ------------
                                                                                    -----------    -----------   ------------

NET INCOME (LOSS) PER COMMON SHARE:
  Continuing operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     (0.04)   $      (.82)  $      (0.23)
  Discontinued operations. . . . . . . . . . . . . . . . . . . . . . . . . . . .          (0.26)          (.13)          0.22
  Extraordinary gain . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           0.69
                                                                                    -----------    -----------   ------------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      0.39    $      (.95)  $      (0.01)
                                                                                    -----------    -----------   ------------
                                                                                    -----------    -----------   ------------

Weighted average common shares outstanding . . . . . . . . . . . . . . . . . . .      8,509,003      5,185,070      5,182,000
                                                                                    -----------    -----------   ------------
                                                                                    -----------    -----------   ------------



                       See notes to financial statements.

                            STATEMENTS OF CASH FLOWS

                              VERNITRON CORPORATION
                             (DOLLARS IN THOUSANDS)


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                    -----------------------------------------
                                                                                        1994           1993            1992
                                                                                    -----------    -----------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 3,681      $  (4,526)     $     102
  Adjustments to reconcile net income (loss) to cash
   provided by operating activities:
   Extraordinary gain on debt repurchase, net. . . . . . . . . . . . . . . . . .         (5,856)
   Loss on disposal of discontinued operations, net. . . . . . . . . . . . . . .          2,059
   Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . .          1,742          1,732          1,588
   (Increase) decrease in accounts receivable. . . . . . . . . . . . . . . . . .           (970)           934          1,268
   Decrease in inventories . . . . . . . . . . . . . . . . . . . . . . . . . . .            682          2,019            507
   Decrease in other current assets. . . . . . . . . . . . . . . . . . . . . . .            498            449             72
   Increase (decrease) in accounts payable and accrued expenses. . . . . . . . .            365             10           (469)
   Other - net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (810)           200             37
                                                                                        -------        -------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . . . . . . . . . . . . . . .          1,391            818          3,105
                                                                                        -------        -------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (797)          (381)        (1,122)
  Proceeds from sale of assets . . . . . . . . . . . . . . . . . . . . . . . . .            605
                                                                                        -------        -------       --------
NET CASH USED IN INVESTING ACTIVITIES. . . . . . . . . . . . . . . . . . . . . .           (192)          (381)        (1,122)
                                                                                        -------        -------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . .         45,665          3,900          8,800
  Repayment of borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . .        (49,272)        (4,350)       (10,716)
  Net proceeds from common stock rights offering . . . . . . . . . . . . . . . .          2,332
  Other, net.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                           20
                                                                                        -------        -------       --------
NET CASH USED IN FINANCING ACTIVITIES. . . . . . . . . . . . . . . . . . . . . .         (1,275)          (450)        (1,896)
                                                                                        -------        -------       --------

NET INCREASE (DECREASE) IN CASH. . . . . . . . . . . . . . . . . . . . . . . . .            (76)           (13)            87

Cash at beginning of year. . . . . . . . . . . . . . . . . . . . . . . . . . . .            103            116             29
                                                                                        -------        -------       --------

CASH AT END OF YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    27        $   103       $    116
                                                                                        -------        -------       --------
                                                                                        -------        -------       --------



                       See notes to financial statements.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                              VERNITRON CORPORATION

                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                 PREFERRED STOCK          COMMON STOCK              CAPITAL          RETAINED
                                                ------------------     -------------------         IN EXCESS         EARNINGS
                                                SHARES      AMOUNT      SHARES       AMOUNT          OF PAR          (DEFICIT)
                                                ------      ------      ------       ------        ---------         ---------

Balance at December 31, 1991 . . . . . .        415,593       $ 4      5,170,671      $ 52          $ 9,407           $    --
  Net Income . . . . . . . . . . . . . .                                                                                  102
  Amount realized from utilization
   of pre quasi-reorganization
   tax benefits. . . . . . . . . . . . .                                                                 18
  Dividends (b). . . . . . . . . . . . .         70,770         1                                       157              (158)
  Contribution to 401(k) plan. . . . . .                                  14,399                         27
  Transfer to Capital in Excess
   of Par (a). . . . . . . . . . . . . .                                                                (56)               56
  Other. . . . . . . . . . . . . . . . .          9,533                                                  (7)
                                                -------       ---     ----------      ----          -------           -------
Balance at December 31, 1992 . . . . . .        495,896         5      5,185,070        52            9,546                --
                                                -------       ---     ----------      ----          -------           -------
  Net Loss . . . . . . . . . . . . . . .                                                                               (4,526)
  Dividends (b). . . . . . . . . . . . .         82,050         1                                       374              (375)
  Transfer to Capital in Excess
   of Par (a). . . . . . . . . . . . . .                                                               (375)              375
  Other. . . . . . . . . . . . . . . . .                                                                 (1)
                                                -------       ---     ----------      ----          -------           -------
Balance at December 31, 1993 . . . . . .        577,946         6      5,185,070        52            9,544            (4,526)
                                                -------       ---     ----------      ----          -------           -------
  Net Income . . . . . . . . . . . . . .                                                                                3,681
  Dividends (b). . . . . . . . . . . . .         94,398         1                                       354              (355)
  Transfer to Capital in Excess
   of Par (a). . . . . . . . . . . . . .                                                               (355)              355
   Common Stock rights
    offering . . . . . . . . . . . . . .                               7,352,942        73            2,259
   Amount realized from utilization
    of  pre quasi-reorganization
    tax benefits . . . . . . . . . . . .                                                              2,182
  Other. . . . . . . . . . . . . . . . .                                                                 (2)
                                                -------       ---     ----------      ----          -------           -------
Balance at December 31, 1994 . . . . . .        672,344       $ 7     12,538,012      $125          $13,982           $  (845)
                                                -------       ---     ----------      ----          -------           -------
                                                -------       ---     ----------      ----          -------           -------


(a) Represents transfer of the excess of Preferred Stock dividends over available Retained Earnings.

(b) Represents a 15% dividend paid in additional shares and valued at the average of the closing bid and ask price as of the dividend record date. The per share amounts of these dividends were $.34, $.70 and $.57 per share of Preferred Stock in 1992, 1993 and 1994, respectively.



                       See notes to financial statements.

                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION

                                DECEMBER 31, 1994

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories are priced at the lower of cost (principally first-in, first-out, or specific identification) or market.

     Deferred financing costs are amortized ratably over the life of the corresponding debt or commitment.

     The excess of cost over net assets acquired is being amortized over thirty-five years using the straight-line method.

     Depreciation and amortization are provided primarily by the straight-line method over the estimated useful lives of property, plant and equipment, which are stated at cost, except as otherwise indicated in Note 2.

     Other assets held for disposal are stated at the lower of cost or estimated net realizable value (see Note 8).

     Inter-division items and transactions have been eliminated in consolidation.

     Certain items in the 1993 and 1992 financial statements have been reclassified to conform to the 1994 presentation.

     Per share data is based upon the weighted average of common shares outstanding during each period. Outstanding common stock options or warrants have not been included in the 1994, 1993 or 1992 computation of per share data as they were deemed to have been anti-dilutive.

NOTE 2 - DISCONTINUED OPERATIONS

     Effective September 30, 1994, the Company adopted a plan to dispose of all of its Electronic Components business which was comprised of the trimmer, transformer and microwave component product lines. The disposal is being accounted for as a discontinued operation and, accordingly, the related net assets and operating results have been reported separately from continuing operations. The Company's prior year's Statements of Operations have been restated to reflect continuing operations. The loss on disposal of the Electronic Components business for the year ended December 31, 1994 is comprised of the estimated loss on disposal of the net assets of the business and a provision for anticipated operating losses until disposal.

     During 1994, the Company sold a portion of the assets of its Electronic Components business for gross proceeds of $605. Subsequent to December 31, 1994, the Company has sold the remaining discontinued business' assets for $1,500, of which $1,000 has been collected as of February 24, 1995. The remaining $500 is scheduled to be collected in the first half of 1995.

                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION



NOTE 2 - DISCONTINUED OPERATIONS (CONT'D)

     Net assets held for disposal as of December 31, 1994 consisted of the following:



               Inventory                                             $1,992
               Machinery and equipment                                  365
               Other current assets                                      59
               Current liabilities                                     (478)
               Reserve for anticipated operating losses
                 until disposal                                         (75)
               Reserve for estimated loss on disposal
                 of net assets                                         (990)
                                                                     ------
               Net assets of discontinued operations                    873

               Other assets held for disposal                         1,634
                                                                     ------

               Net assets held for disposal                          $2,507
                                                                     ------
                                                                     ------



     Revenues applicable to the discontinued business for the years ended December 31, 1994, 1993 and 1992 were $6,897, $9,095, and $11,355, respectively.
The loss from operations of the discontinued Electronic Components business from September 30, 1994 to December 31, 1994, which is included in the loss on disposal, was $326, net of a tax benefit of $209.

NOTE 3 - SHAREHOLDERS' EQUITY

COMMON STOCK -


     On July 20, 1994, the Company completed a rights offering of Common Stock in which 7,352,942 shares were issued for gross proceeds of $2,500 ($2,332, net of expenses). As a result of the completion of the rights offering, the total number of outstanding shares of Common Stock as of December 31, 1994 is 12,538,012.

PREFERRED STOCK -

     The certificate of designation (as amended in 1991) setting forth the amended terms of the Company's $1.20 (formerly $3.75) Cumulative Exchangeable Redeemable Preferred Stock provides for, among other things, (1) a liquidation preference of $8 per share, (2) an annual dividend of $1.20 per share, and (3) the ability to pay dividends thereon in additional shares instead of cash up to March 1, 1996. The Company's Senior Credit Facility, however, prohibits the payment of cash dividends (see Note 4). The Company at its option may redeem the Preferred Stock at a price of $8.00 per share or an amount per share equal to the product of 1.1 and the average of the NASDAQ daily closing prices per share (defined in general to be the average of the highest reported bid and the lowest reported asked prices) for ten consecutive trading days, as defined, together with all accrued and unpaid dividends to the redemption date.

     Since August, 1991, the Company has paid quarterly dividends on the Preferred Stock in additional shares at an annual rate of 15% based on the shares outstanding.

                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION



NOTE 4 - LONG-TERM DEBT


                                                      1994           1993
                                                     -------        -------

          Credit Facility . . . . . . . . . .        $10,493        $24,600
          Industrial Revenue Bond . . . . . .          1,870          1,870
                                                     -------        -------
                                                      12,363         26,470
          Less current portion. . . . . . . .            442          1,200
                                                     -------        -------
                                                     $11,921        $25,270
                                                     -------        -------
                                                     -------        -------


     On July 20, 1994, the Company obtained a new $15,000 four-year, senior secured credit facility (the "Senior Credit Facility"). The proceeds of the Senior Credit Facility along with the net proceeds of the rights offering (see
Note 3) were used to repurchase the Company's bank indebtedness at a discount and to provide additional working capital. As a result of the repurchase of indebtedness, an extraordinary gain of $5,856, net of a charge in lieu of taxes of $3,744, was recorded.

     Subsequent to December 31, 1994, the Company negotiated an amendment to the Senior Credit Facility increasing the amount that can be borrowed under the facility to $17,500, subject to availability based on the satisfaction of certain borrowing base formulas. Had this amendment been effective as of December 31, 1994, $15,800 of the $17,500 credit facility would have been available to the Company.

     Borrowings under the Senior Credit Facility bear interest at a fluctuating rate per annum equal to the rate of interest publicly announced by Chemical Bank as its prime rate plus 2.5% (the prime rate was 8.5% at December 31, 1994). A commitment fee of .5% is payable on any unused amount of the Senior Credit Facility. The Senior Credit Facility contains certain restrictive covenants which, among other things, impose limitations with respect to the incurrence of additional liens, mergers, consolidations and specified sale of assets. In addition, the Senior Credit Facility prohibits the payment of cash dividends. Borrowings under the Senior Credit Facility are secured by substantially all of the assets of the Company.

     The Company had outstanding at December 31, 1993, industrial development revenue bonds (the "Bonds") in the amount of $1,870 secured by its Gilford, NH manufacturing facility which has a net carrying amount of approximately $2,400. The bonds are payable in 2005. During 1994, the bonds were remarketed and, as a result, a letter of credit securing repayment was released and the interest rate was converted from a floating rate to a fixed rate of 13% per annum.

     Scheduled debt maturities during the next five years, which are comprised solely of payment under the Company's Senior Credit Facility (as amended) are $442 (1995), $589 (1996), $589 (1997) and $8,873 (1998).

                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION



NOTE 5 - BALANCE SHEET INFORMATION

     The details of certain balance sheet accounts are as follows:


                                                     1994             1993
                                                   --------         -------

  INVENTORIES:
     Raw materials . . . . . . . . . . . . .        $ 2,551         $ 5,820
     Work-in-process . . . . . . . . . . . .          5,879           5,225
     Finished goods. . . . . . . . . . . . .          6,097           7,752
                                                   --------         -------
                                                    $14,527         $18,797
                                                   --------         -------
                                                   --------         -------
   NET PROPERTY, PLANT AND EQUIPMENT:
     Land. . . . . . . . . . . . . . . . . .        $   600         $   600
     Buildings and improvements. . . . . . .          3,562           3,506
     Machinery and equipment . . . . . . . .          7,490           7,942
                                                    -------         -------
                                                     11,652          12,048
     Less accumulated depreciation
      and amortization . . . . . . . . . . .          3,662           2,659
                                                    -------         -------
                                                    $ 7,990         $ 9,389
                                                    -------         -------
                                                    -------         -------
   ACCRUED EXPENSES AND OTHER LIABILITIES:
     Compensation and related benefits . . .        $ 2,180         $ 1,813
     Motion Control relocation . . . . . . .             81             953
     Legal . . . . . . . . . . . . . . . . .            443             236
     Other . . . . . . . . . . . . . . . . .          3,237           2,049
                                                    -------         -------

                                                    $ 5,941         $ 5,051
                                                    -------         -------
                                                    -------         -------


NOTE 6 - INCOME TAXES

     At December 31, 1994, the Company has net operating loss carryforwards of approximately $11,250 which expire in the years 2005 through 2008 and alternative minimum tax credit carryforwards of approximately $320. In addition, the Company has approximately $8,200 of previously unrecognized tax benefits, principally related to inventories. As the portion of the loss carryforwards and deferred tax benefits originating prior to the 1991 quasi-reorganization are realized, the corresponding tax effect will be credited to Capital in Excess of Par under quasi-reorganization accounting principles rather than reducing the Provision for Taxes. In 1994, $2,182 was credited to Capital in Excess of Par representing the utilization of such pre quasi-reorganization tax benefits to offset current year tax expense related to both continuing and discontinued operations as well as the extraordinary gain. As of December 31, 1994, $5,008 of the pre quasi-reorganization tax effected benefits remain unutilized. The utilization and realization of the carryforwards and future tax benefits will substantially reduce or eliminate the amount of cash taxes payable on taxable income in the future.

                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION

NOTE 6 - INCOME TAXES (CONT'D)

     The Company utilizes the liability method (SFAS No. 109) in accounting for income taxes. Income (loss) from continuing operations before taxes is from domestic sources only for the three years ended December 31, 1994.

     The provision for taxes on income from continuing operations consists of:


                                                   1994      1993      1992
                                                  ------    ------    ------

     Current taxes:
        U.S. Federal
         - charge in lieu of taxes . . . . . . .   $ 14     $  --     $  18
        State and local. . . . . . . . . . . . .      3                   9
                                                   ----     -----     -----
                                                     17        --        27
                                                   ----     -----     -----
     Deferred taxes:
        U.S. Federal . . . . . . . . . . . . . .
                                                   ----     -----     -----
                                                   $ --     $  --     $  27
                                                   ----     -----     -----
                                                   ----     -----     -----


     The reasons for the difference between the provision for taxes and the amount computed by applying the statutory federal income tax rate to income
(loss) before taxes are as follows:


                                                   1994      1993      1992
                                                  ------    ------    ------

  U.S. federal statutory rate. . . . . . . . . .     34%       34%       34%
  Computed expected tax provision (benefit). . .   $ 15   $(1,539)    $  44
  Increase (decrease) in taxes
  resulting from:
     State and local taxes, net of federal
      tax benefit. . . . . . . . . . . . . . . .      2                   6
     Recognition of previously unrecognized
      deferred tax assets. . . . . . . . . . . .    (71)                (94)
     Amortization of goodwill. . . . . . . . . .     71        71        71
  Portion of loss not currently realizable . . .            1,468
                                                   ----   -------     -----

  Actual tax provision . . . . . . . . . . . . .   $ 17   $    --     $  27
                                                   ----   -------     -----
                                                   ----   -------     -----


          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                              December 31,
                                                          -----------------
                                                            1994      1993
                                                          -------   -------

     Tax net operating loss carryfowards . . . .          $ 4,130   $ 5,100
     Inventory valuation differences . . . . . .            1,736     3,050
     Other, net. . . . . . . . . . . . . . . . .            1,057       486
                                                          -------   -------
       Sub-Total . . . . . . . . . . . . . . . .            6,923     8,636
     Valuation allowance . . . . . . . . . . . .           (6,923)   (8,636)
                                                          -------   -------
     Total deferred taxes. . . . . . . . . . . .          $    --   $    --
                                                          -------   -------
                                                          -------   -------


     Total federal, foreign and state and local income taxes paid (refunded), net of refunds, in 1994, 1993 and 1992 were $(9), $(8) and $57, respectively.

                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION



NOTE 7 - PENSION ARRANGEMENTS

     The Company terminated its noncontributory defined benefit plan covering substantially all employees not subject to a collective bargaining agreement in 1992. Included in the determination of 1992 pension expense is a curtailment loss of $16 relating to this plan. The Company has two other plans for which benefits and participation have been frozen. Pension benefits under these plans are generally based upon years of service and compensation.

     The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

     Multi-employer plans covering certain union members generally provided benefits of stated amounts for each year of service. During 1994, in connection with the restructuring of the Motion Control group (see Note 8), the employment of the union members participating in these multi-employer plans ended and, as a result, contributions to these plans ceased. As of December 31, 1994, there were no unpaid contributions to multi-employer plans.

     A summary of components of net periodic pension cost for the defined benefit plans and the total contribution charged to pension expense for the multi-employer plans follows:


                                                   1994      1993      1992
                                                  ------    ------    ------

     Defined benefit plans:
     Service cost-benefits earned
      during the period. . . . . . . . . . . . .   $ --      $ --      $ 14
     Interest cost on projected benefit
      obligation . . . . . . . . . . . . . . . .     73       105       163
     Actual return on plan assets. . . . . . . .      1         5       (30)
     Net amortization and deferral . . . . . . .     (5)      (10)      (16)
                                                   ----      ----      ----
     Net pension cost of defined benefit
      plans. . . . . . . . . . . . . . . . . . .     69       100       131
     Multi-employer plans. . . . . . . . . . . .     59       301       427
     Curtailment loss. . . . . . . . . . . . . .                         16
                                                   ----      ----      ----
     Total pension expense . . . . . . . . . . .   $128      $401      $574
                                                   ----      ----      ----
                                                   ----      ----      ----


     Assumptions used in accounting for the defined benefit plans as of the plans' measurement dates were:


                                                   1994      1993      1992
                                                  ------    ------    ------

     Weighted-average discount rate. . . . . . .    7.5%      7.5%      7.3%
     Expected long-term rate of return
       on assets . . . . . . . . . . . . . . . .    6.0%      7.3%      7.0%


                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION


NOTE 7 - PENSION ARRANGEMENTS, (CONT'D)

     The following table sets forth the funded status and amount recognized in the consolidated balance sheets for the Company's defined benefit pension plans. Computations for certain plans were made using a September 30 measurement date.



                                                   1994      1993      1992
                                                  ------    ------    ------

  Actuarial present value of benefit obligations:
  Vested benefit obligation. . . . . . . . .     $1,026    $1,003    $1,866
                                                 ------    ------    ------
                                                 ------    ------    ------
  Accumulated benefit obligation . . . . . .     $1,026    $1,003    $1,866
                                                 ------    ------    ------
                                                 ------    ------    ------
  Projected benefit obligation . . . . . . .     $1,026    $1,003    $1,866
  Less plan assets at fair market value. . .         32        35       642
                                                 ------    ------    ------
  Projected benefit obligation in excess of
   plan assets . . . . . . . . . . . . . . .        994       968     1,224
  Unrecognized net gain. . . . . . . . . . .         83        80       111
                                                 ------    ------    ------
  Net pension liability recognized in the
   balance sheet . . . . . . . . . . . . . .     $1,077    $1,048    $1,335
                                                 ------    ------    ------
                                                 ------    ------    ------


     Unrecognized net gains and losses are amortized over the average future service lives of participants. Plan assets are primarily invested in fixed income instruments.

     Under the Company's 401(k) plan, eligible employees may elect to contribute a percentage of their earnings which the Company has matched up to 3% of gross earnings based on the level of consolidated income. Company matching contributions were $363 in 1994 and $423 in 1992. The Company made no matching contribution in 1993.

NOTE 8 - OTHER INFORMATION

RESTRUCTURING PLAN -

     During 1993, the Company announced its plan to restructure its Motion Control group. The motion control business had been organized as two separate divisions. The plan consolidated the two divisions under a single operating management based in San Diego.

     In connection with the restructuring, the Company recorded a charge of $3,500. The charge included $2,300 for the write-down of slow moving and excess inventory to net realizable value. In addition, $1,200 was recorded for severance, early retirement, other employee-related benefits and other related charges. As part of the restructuring, the Company has closed and is in the process of selling the Deer Park, New York facility.

     During 1994, the Company recorded an additional $1,315 charge related to this restructuring, $1,015 of which is to provide additional inventory reserves to reflect slower turnover of the inventory than was anticipated in the 1993 charge calculation. The remaining $300 of the 1994 charge is to adjust the carrying amount of other assets held for disposal in connection with the restructuring to reflect current market values.

                          NOTES TO FINANCIAL STATEMENTS

                              VERNITRON CORPORATION


NOTE 8 - OTHER INFORMATION, (CONT'D)

STOCK OPTIONS -

     Options to purchase up to 218,000 shares of Vernitron common stock, with exercise prices of $.75 - $.83 per share, have been issued to certain key employees of the Company. Of that amount, 102,000 options are vested, with the balance becoming vested as follows: 47,900 (1995), 37,800 (1996) and 30,300
(1997). These options are exercisable for up to seven years from the date of grant. There are 532,000 shares available for future grant.

INTEREST PAID - in 1994, 1993 and 1992 was $1,883, $2,168 and $2,346,
respectively.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

     Future minimum payments, under noncancellable operating leases (exclusive of property expenses and net of sublease rental income), as of December 31, 1994, are as follows:

                    1995 . . . . . . . . . . . . .   $ 1,581
                    1996 . . . . . . . . . . . . .     1,542
                    1997 . . . . . . . . . . . . .     1,489
                    1998 . . . . . . . . . . . .       1,257
                    1999 . . . . . . . . . . . . .     1,176
                    2000 and thereafter. . . . . .       409
                                                     -------
                                                     $ 7,454
                                                     -------
                                                     -------

     Rent expense under such leases, net of sublease rental income, amounted to $1,379 in 1994, $1,348 in 1993 and $1,308 in 1992.

     In February 1990, the Company sold and leased back its San Diego, California facility under an operating lease. The Company has a deferred gain as of December 31, 1994 on this transaction of $651, which is being amortized to income over the ten year lease term as a reduction of annual rent expense.

     The Company is a defendant in various lawsuits, none of which is expected to have a material adverse effect on the Company's financial position or results of operations.

                  SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                              VERNITRON CORPORATION

                             (DOLLARS IN THOUSANDS)


--------------------------------------------------------------------------------------------------------------------------------
          COL. A                            COL. B             COL. C        COL. D                  COL. E          COL. F
--------------------------------------------------------------------------------------------------------------------------------

                                                                    Additions
                                                             ------------------------
                                          Balance at         Charged to    Charged to
                                          Beginning          Costs and       Other                                  Balance at
       Classification                     of Period           Expenses      Accounts               Deductions     End of Period
       --------------                     ----------         ----------    -----------             ----------     --------------

ALLOWANCE FOR DOUBTFUL ACCOUNTS

   Year ended December 31, 1994:             $278                $124                                $ 57(a)          $345

   Year ended December 31, 1993:             $291                $ 40                                $ 53(a)          $278

   Year ended December 31, 1992:             $466                $ 51                                $226(a)          $291



--------------------

(a)  Uncollectible accounts written off, net of recoveries.

                                      F-17

                                                                     Exhibit B
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    ---------


                                    FORM 10-Q


               QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                       FOR THE QUARTER ENDED JUNE 30, 1995


                         COMMISSION FILE NUMBER 0-16182

                                    ---------

                              VERNITRON CORPORATION
             (Exact name of registrant as specified in its charter)


              DELAWARE                                         11-1962029
    (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                        Identification Number)

             645 MADISON AVENUE
             NEW YORK, NEW YORK                              10022
    (Address of principal executive offices)              (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 593-7900

                                    ---------

INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS:

                                   YES   X    NO
                                       ----      ----


12,538,012 SHARES OF COMMON STOCK, $.01 PAR VALUE, WERE OUTSTANDING AS OF JULY 28, 1995.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              VERNITRON CORPORATION
                                      INDEX

                                                                           PAGE
                                                                           ----


PART I.  FINANCIAL INFORMATION
------------------------------


Item 1.  Financial Statements (Unaudited):

  Condensed Statements of Operations -
   Quarter Ended March 31, 1995 and 1994                                    3


  Condensed Statements of Operations -
   Six Months Ended June 30, 1995 and 1994                                  4


  Condensed Balance Sheets -
   June 30, 1995 and December 31, 1994                                      5

  Condensed Statements of Cash Flows -
   Six Months Ended June 30, 1995 and 1994                                  6


  Notes to Condensed Financial Statements                                   7


Item 2.  Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                       9


PART II.  OTHER INFORMATION
---------------------------
Item 6.  Exhibits and Reports on Form 8-K                                  12

SIGNATURES                                                                 12

PART I. FINANCIAL INFORMATION

ITEM I.  FINANCIAL STATEMENTS

                              VERNITRON CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                                         Quarter Ended
                                                             June 30,
                                                   -----------------------------
                                                      1995                1994
                                                     -----               -----

NET SALES                                         $   16,854          $   15,836

Cost of sales                                         12,210              11,368
Selling, general and administrative expenses           3,497               3,294
Amortization of intangible assets                         52                  52
                                                  -----------         ---------

OPERATING INCOME                                       1,095               1,122

Interest expense - net                                   541                 653
Other expense                                              7                   3
                                                 -----------          ----------
INCOME FROM CONTINUING OPERATIONS
 BEFORE TAXES                                            547                 466

Charge in lieu of taxes                                  214                 161
                                                 -----------          ----------
INCOME FROM CONTINUING OPERATIONS                        333                 305

Discontinued Operations (Note 2):
  Income from operations, includes a tax
  benefit of $77 in 1994                                   -                 118
                                                 -----------          ----------
NET INCOME                                               333                 423

Preferred stock dividends                                137                  81
                                                 -----------          ----------
NET INCOME APPLICABLE TO COMMON
 SHAREHOLDERS' EQUITY                            $       196         $       342
                                                 -----------         -----------
                                                 -----------         -----------
NET INCOME PER COMMON SHARE:
  Continuing operations                          $       .02         $       .04
  Discontinued operations                                  -                 .03
                                                 -----------         -----------
  Total                                          $       .02         $       .07
                                                 -----------         -----------
                                                 -----------         -----------
Weighted average common shares outstanding       12,538,012          5,185,070
                                                 -----------         -----------
                                                 -----------         -----------



                  See notes to condensed financial statements.

                              VERNITRON CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                                          Six Months Ended
                                                             June 30,
                                                   -----------------------------
                                                      1995                1994
                                                      -----               -----
NET SALES                                        $    33,750        $     30,765

Cost of sales                                         24,424              22,540
Selling, general and administrative expenses           7,125               6,452
Amortization of intangible assets                        104                 104
                                                 -----------          ----------
OPERATING INCOME                                       2,097               1,669

Interest expense - net                                 1,037               1,254
Other expense                                             15                   3
                                                 -----------         ----------
INCOME FROM CONTINUING OPERATIONS
 BEFORE TAXES                                          1,045                 412

Charge in lieu of taxes                                  408                 161
                                                 -----------         ----------
INCOME FROM CONTINUING OPERATIONS                        637                 251

Discontinued Operations (Note 2):
  Loss from operations, net of tax benefit of
  $77 in 1994                                              -               (118)
                                                 -----------        -----------
NET INCOME                                               637                 133

Preferred stock dividends                                258                 150
                                                 -----------        -----------
NET INCOME (LOSS) APPLICABLE TO COMMON
 SHAREHOLDERS' EQUITY                            $       379        $       (17)
                                                 -----------        -----------
                                                 -----------        -----------
NET INCOME (LOSS) PER COMMON SHARE:
    Continuing operations                        $       .03        $       .02
    Discontinued operations                                -               (.02)
                                                 -----------        -----------
    Total                                        $       .03        $         -
                                                 -----------        -----------
                                                 -----------        -----------

Weighted average common shares outstanding        12,538,012          5,185,070
                                                 -----------        -----------
                                                 -----------        -----------





                  See notes to condensed financial statements.
                                        4

                              VERNITRON CORPORATION
                            CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                    June 30,        December 31,
                                                      1995             1994
                                                    ---------       -----------
                                                  (Unaudited)
                                     ASSETS

CURRENT ASSETS
  Cash                                              $     84            $     27
  Accounts receivable - net                            9,489               9,293
  Inventories - net                                   15,768              14,527
  Other current assets                                   616                 468
                                                    --------            --------

  TOTAL CURRENT ASSETS                                25,957              24,315

PROPERTY, PLANT AND EQUIPMENT - net                    7,751               7,990

EXCESS OF COST OVER NET ASSETS ACQUIRED - net          6,728               6,832

NET ASSETS HELD FOR DISPOSAL                           1,204               2,507

OTHER ASSETS                                             462                 553
                                                    --------             -------
  TOTAL ASSETS                                       $42,102             $42,197
                                                    --------             -------
                                                    --------             -------

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                  $ 5,282              $ 6,394
  Accrued expenses and other liabilities              5,617                5,941
  Current portion of long-term debt                     592                  442
                                                    -------              -------
  TOTAL CURRENT LIABILITIES                          11,491               12,777

LONG-TERM DEBT, less current portion                 12,727               11,921

OTHER LONG-TERM LIABILITIES                           3,017                3,579

DEFERRED INCOME                                         585                  651

SHAREHOLDERS' EQUITY:
  Preferred Stock, issued and outstanding 724,936
    shares in 1995 and 672,344 shares in 1994             7                    7
  Common Stock, issued and outstanding 12,538,012
    shares in 1995 and 1994                             125                  125
  Capital in Excess of Par                           14,358               13,982
  Accumulated Deficit (since December 31, 1991)        (208)                (845)
                                                    -------              -------
  TOTAL SHAREHOLDERS' EQUITY                         14,282               13,269
                                                    -------              -------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $42,102              $42,197
                                                    -------              -------
                                                    -------              -------

                  See notes to condensed financial statements.

                              VERNITRON CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (Unaudited)


                                                          Six Months Ended
                                                               June 30,
                                                      ------------------------
                                                            1995        1994
                                                      ------------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                            $     637        $   133
  Adjustments to reconcile net income to cash
   provided by (used in) operating activities:
  Recognition of net operating loss carryforward              376             80
  Depreciation and amortization                               780            855
  Increase in current assets, other than cash              (1,585)        (1,067)
  Increase (decrease) in current liabilities               (1,436)           404
  Other - net                                                (729)           377
                                                        ---------        -------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES                                                (1,957)           782
                                                        ---------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                       (437)          (241)
  Proceeds from sale of assets (Note 2)                     1,495
                                                        ---------        -------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                                 1,058           (241)
                                                        ---------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                                 18,712            336
  Repayment of borrowings                                 (17,756)          (600)
                                                        ---------        -------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES                                                   956           (264)
                                                        ---------        -------
NET INCREASE IN CASH                                           57            277
Cash at beginning of period                                    27            103
                                                        ---------        -------
CASH AT END OF PERIOD                                    $     84        $   380
                                                        ---------        -------
                                                        ---------        -------

                    See notes to condensed financial statements.

                              VERNITRON CORPORATION
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                             (Dollars in thousands)

NOTE 1 - BASIS OF PRESENTATION
------------------------------
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. Operating results for the quarter and six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

Certain reclassifications have been made to previously reported financial statements to conform to current classifications.

In accordance with quasi-reorganization accounting principles, the Company elected to adjust its December 31, 1991 balance sheet to fair value and transferred the accumulated deficit of $14,094 to capital in excess of par.

Per share data for the periods are based upon the weighted average number of common shares outstanding during such periods. Outstanding common stock options have not been included in the computation of earnings per share as their exercise would not have a material dilutive effect.

Total interest paid for the six months ended June 30, 1995 and 1994 was $1,024 and $1,204 respectively. The Company had net income tax payments of $51 and $30 for the six months ended June 30, 1995 and 1994, respectively.

NOTE 2 - DISCONTINUED OPERATIONS
--------------------------------
Effective September 30, 1994, the Company adopted a plan to dispose of all of its Electronic Components business. The disposal is being accounted for as a discontinued operation, and, accordingly, the related net assets and operating results have been reported separately from continuing operations. During 1995, the Company sold the remaining product line of this business for $1,500. The loss from operations of the discontinued Electronic Components business in 1995 of $64 was charged to reserves established in the prior year for anticipated operating losses until disposal.

                              VERNITRON CORPORATION
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                             (Dollars in thousands)


NOTE 3 - INVENTORIES
--------------------
Inventories have been determined generally by lower of cost (first-in, first-out or average) or market. Inventories consist of:







                                                    June 30,     December 31,
                                                       1995          1994
                                                   ---------     ------------

  Raw materials                                    $  2,922         $ 2,551
  Work-in-process                                     5,526           5,879
  Finished goods                                      7,320           6,097
                                                   ---------        -------
                                                    $15,768         $14,527
                                                   ---------        -------
                                                   ---------        -------

NOTE 4 - OTHER INFORMATION


                                                    June 30,     December 31,
                                                       1995          1994
                                                   ---------     ------------
  Allowance for doubtful accounts                  $    325        $    345
                                                   ---------        -------
                                                   ---------        -------
  Accumulated depreciation and amortization
   of property, plant and equipment                $  4,338        $  3,662
                                                   ---------        -------
                                                   ---------        -------
  Accumulated amortization of excess of cost
   over net assets acquired                        $    731        $    627
                                                   ---------        -------
                                                   ---------        -------

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Dollars in thousands)

RESULTS OF OPERATIONS
---------------------
Net sales by product group were as follows:


                             QUARTER ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                   1995       1994          1995        1994
                              ---------    --------    -----------    --------
     Motion Control           $   6,407    $  6,596        $13,047    $ 12,566
     Industrial Components       10,447       9,240         20,703      18,199
                              ---------    --------       --------    --------
     Net Sales                 $ 16,854     $15,836        $33,750     $30,765
                              ---------    --------       --------    --------
                              ---------    --------       --------    --------


QUARTER ENDED JUNE 30, 1995 COMPARED TO THE QUARTER ENDED JUNE 30, 1994
-----------------------------------------------------------------------
     Net sales for the second quarter of 1995 increased by $1,018, or 6%, compared to the same period in 1994.

     The Motion Control group's sales (motors, sensors and controls) decreased slightly in 1995 by $189, or 3%, as compared to 1994. This decrease was primarily due to lower shipments of synchros resulting from a consolidation of inventory at Government depots and manufacturing and purchasing inefficiencies affecting the resolver and motor product lines. These inefficiencies are considered temporary and should be corrected in the third quarter of 1995.
These lower sales were partially offset by higher electromagnetic sub-system sales resulting from new product introductions which did not begin to generate significant sales volume until the second half of 1994 and higher potentiometer sales resulting from greater operating efficiencies due to changes in product line management and the relocation of the product line from Deer Park, New York to St. Petersburg, Florida during the first quarter of 1994. Bookings were $7,194 in the second quarter of 1995, an increase of $2,349, or 48%, compared to the comparable quarter in 1994, primarily due to higher foreign bookings for industrial resolvers resulting from an increased focus on foreign market opportunities, higher motor orders resulting from new Government program awards, and higher potentiometer orders due to improved sales/marketing management. The nature of the Motion Control group's bookings results in an uneven pattern from quarter to quarter and does not necessarily reflect overall business trends. Backlog at June 30, 1995 was $14,216, compared to $12,621 at December 31, 1994.

     The Industrial Components group's sales (bearings and connectors) increased in 1995 by $1,207, or 13%, compared to 1994. Sales of bearings and connectors were up by 10% and 17%, respectively, primarily due to new and increased activity with original equipment manufacturers ("OEM's") and the introduction of
new and/or enhanced products.   Industrial Component's bookings for the quarter
were $10,102, an increase of $452, or 5%, compared to 1994. This increase is primarily in bearings and is due to increased OEM activity. Backlog at June 30, 1995 was $11,268, compared to $10,387 at December 31, 1994.

     Operating income was $1,095 in 1995, as compared to $1,122 in 1994, representing a $27 decrease. This decrease was primarily due to lower gross margins resulting from an unfavorable sales mix in both business groups and higher raw material costs in the Industrial Components group as well as higher selling, general and administrative expenses. These unfavorable variances were partially offset by the gross margin earned on the incremental Industrial Components group sales. Overall, gross margin on sales was 27.6% in 1995, down from 28.2% in 1994. However, productivity, as measured by value-added per employee, increased 8% to approximately $18.7 in 1995 from approximately $17.4 in 1994.

     Selling, general and administrative expenses increased by $203 in 1995 primarily due to higher medical costs and the addition of sales personnel.

     Interest expense declined by $112 in 1995 as a result of lower average borrowings due primarily to the repurchase of the Company's bank indebtedness at a discount in the third quarter of 1994. This was partially offset by higher interest rates.

SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1994
-----------------------------------------------------------------------------

RESULTS OF OPERATIONS
---------------------

     Net sales for the first half of 1995 increased by $2,985, or 10%, compared to the same period in 1994.

     The Motion Control group's sales (motors, sensors and controls) increased in 1995 by $481, or 4%, as compared to 1994. This increase was primarily due to higher electromagnetic sub-system sales resulting from new product introductions which did not begin to generate significant sales volume until the second half of 1994 and higher potentiometer sales resulting from greater operating efficiency in the current period (see discussion of quarter ended June 30, 1995). These higher shipments were partially offset by lower shipments of synchros resulting from a consolidation of inventory at Government depots, lower resolver sales due to the shipment of certain large orders in the first quarter of 1994 and manufacturing and purchasing inefficiencies effecting the resolver and motor product lines. Bookings were $14,642 in 1995, an increase of $3,009, or 26%, compared to 1994, primarily due to higher foreign orders for industrial resolvers and higher motor and potentiometer orders. The nature of the Motion Control group's bookings results in an uneven pattern from quarter to quarter and does not necessarily reflect overall business trends.

     The Industrial Components group's sales (bearings and connectors) increased in 1995 by $2,504, or 14%, compared to 1994. Sales of bearings and connectors were up by 13% and 14%, respectively. Industrial Component's bookings were $21,584, an increase of $2,224, or 12%, compared to 1994. Both the increase in sales and bookings reflect favorable economic conditions (particularly in the first quarter of 1995), new and increased activity with OEM's and the introduction of new and/or enhanced products.

     Operating income was $2,097, in 1995, as compared to $1,669 in 1994, representing a $428 increase. This increase was primarily due to the gross margin earned on the incremental sales volume in both business groups and cost reductions in the Motion Control group resulting from restructuring actions completed during 1994, which were partially offset by an unfavorable sales mix in the Motion Control group, higher raw material costs in the Industrial Components group and higher selling, general and administrative expenses. Overall, gross margin on sales was 27.6 % in 1995, up from 26.7% in 1994. Productivity, as measured by value-added per employee, increased 16% to approximately $37.6 in 1995 from approximately $32.4 in 1994.

     Selling, general and administrative expenses increased by $673 in 1995 primarily due to higher medical costs, the addition of sales personnel and the reinstatement of certain profit sharing provisions.

     Interest expense declined by $217 in the first half of 1995 as a result of lower average borrowings due primarily to the repurchase of the Company's bank indebtedness at a discount in the third quarter of 1994. This was partially offset by higher interest rates.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------
     The Company believes that its $17.5 million credit facility and cash generated from operations will be sufficient to meet its future capital expenditure and working capital requirements and required debt amortization.

     The Company had no material commitments for capital expenditures as of June 30, 1995.

                           PART II.  OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

a)   Exhibits:

       None

b)   Reports on Form 8-K

       None


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    August 4, 1995                VERNITRON CORPORATION



                                   By:  /s/ Stephen W. Bershad
                                        --------------------------
                                        Stephen W. Bershad
                                        Chief Executive Officer


                                   By:  /s/ Raymond F. Kunzmann
                                        --------------------------
                                        Raymond F. Kunzmann
                                        Vice President - Finance, Controller
                                        and Chief Financial Officer

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE BALANCE SHEET OF VERNITRON CORPORATION AS OF JUNE 30, 1995 AND THE RELATED STATEMENTS OF OPERATIONS FOR THE QUARTERS ENDED AND SIX MONTHS ENDED JUNE 30, 1995 AND 1994 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS. [/LEGEND]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   6-MOS                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-1995             DEC-31-1995
[PERIOD-START]                             JAN-01-1995             APR-01-1995
[PERIOD-END]                               JUN-30-1995             JUN-30-1995
[CASH]                                              84                      84
[SECURITIES]                                         0                       0
[RECEIVABLES]                                    9,814                   9,814
[ALLOWANCES]                                       325                     325
[INVENTORY]                                     15,768                  15,768
[CURRENT-ASSETS]                                25,957                  25,957
[PP&E]                                          12,089                  12,089
[DEPRECIATION]                                   4,338                   4,338
[TOTAL-ASSETS]                                  42,102                  42,102
[CURRENT-LIABILITIES]                           11,491                  11,491
[BONDS]                                         13,312                  13,312
[COMMON]                                           125                     125
[PREFERRED-MANDATORY]                                0                       0
[PREFERRED]                                          7                       7
[OTHER-SE]                                      14,150                  14,150
[TOTAL-LIABILITY-AND-EQUITY]                    42,102                  42,102
[SALES]                                         33,750                  16,854
[TOTAL-REVENUES]                                33,750                  16,854
[CGS]                                           24,424                  12,210
[TOTAL-COSTS]                                   24,424                  12,210
[OTHER-EXPENSES]                                 7,229                   3,549
[LOSS-PROVISION]                                     0                       0
[INTEREST-EXPENSE]                               1,037                     541
[INCOME-PRETAX]                                  1,045                     547
[INCOME-TAX]                                       408                     214
[INCOME-CONTINUING]                                637                     333
[DISCONTINUED]                                       0                       0
[EXTRAORDINARY]                                      0                       0
[CHANGES]                                            0                       0
[NET-INCOME]                                       637                     333
[EPS-PRIMARY]                                      .03                     .02
[EPS-DILUTED]                                      .03                     .02

                                                                         ANNEX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              VERNITRON CORPORATION

                             EFFECTING THE AMENDMENT
                             AND RESTATEMENT OF THE

                     CERTIFICATE OF THE DESIGNATION, POWERS,
                 PREFERENCES AND RIGHTS OF THE $1.20 CUMULATIVE
                     EXCHANGEABLE REDEEMABLE PREFERRED STOCK

                            PAR VALUE $0.01 PER SHARE

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware


     WHEREAS, the Board of Directors of Vernitron Corporation, a Delaware corporation (the "Corporation"), is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to amend and restate by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to amend and restate the terms of a series of such Preferred Stock, constituting such series:

     NOW, THEREFORE, BE IT RESOLVED:

     (1) DESIGNATION AND NUMBER OF SHARES. The designation of said series of Preferred Stock, par value $0.01 per share (the "Series Preferred Stock"), authorized by this resolution shall be "$0.40 Cumulative Exchangeable Redeemable Preferred Stock" (the "Exchangeable Preferred Stock"). The number of shares of Exchangeable Preferred Stock authorized hereby shall be 600,000.

     (2) RANK. The Exchangeable Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) junior to any other series of the Series Preferred Stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank prior to the Exchangeable Preferred Stock (any such other securities are referred to herein collectively as the "Senior Securities"), (b) on a parity with any other series of the Series Preferred Stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Exchangeable Preferred Stock (the Exchangeable Preferred Stock and any such other securities are referred to herein collectively as the "Parity Securities"), and (c) prior to any other equity securities of the Corporation, including the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock", all of such equity securities of the Corporation to which the Exchangeable Preferred Stock ranks prior, including the Common Stock, are referred to herein collectively as the "Junior Securities").

     (3) DIVIDENDS. (a) The holders of the shares of Exchangeable Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of $0.40 per share, payable once a year only, commencing with the first anniversary after the first of the following to occur after the consummation of the Exchange Offer ("Exchange Offer") relating to the $1.20 Cumulative Exchangeable Redeemable Preferred Stock par value $.01 per share (the "Effective Date"), (i) the fifteenth day of the month in which the Effective Date occurs or (ii) the first day of the following month, and on each anniversary thereof (each of such dates being a "dividend payment date"), in preference to dividends on the Junior Securities. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; PROVIDED, HOWEVER, that such date shall not be more than 60 days nor less than 10 days prior to the respective dividend payment date. Each of such dividends (whether payable in cash or in stock) shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day in which such dividend may be payable as herein provided, except that with respect to the first dividend, such dividend, with respect to any share of Exchangeable Preferred Stock outstanding immediately after the Effective Date, shall accrue at the annual dividend rate from August 16, 1995, and with respect to any other share of Exchangeable Preferred Stock which becomes outstanding after the Effective Date, shall accrue from the date of issue of such share at the annual dividend rate. Any dividend payments due with respect to the Exchangeable Preferred Stock on any dividend payment date on or prior to March 1, 2001 may be made, in the sole discretion of the Corporation, in cash or by issuing additional fully paid and nonassessable shares of Exchangeable Preferred Stock at the rate of 0.02 of one share for each $.10 of such annual dividend not paid in cash; PROVIDED, HOWEVER, that in lieu of issuing fractional additional shares in payment of such dividends the Corporation may pay to the person otherwise entitled to such fractional share cash in the amount of $5 multiplied by the amount of such fraction. The issuance of such additional shares or the issuance of such additional shares together with the payment of cash in lieu of the issuance of any fractional additional shares shall constitute full payment of such dividend for all purposes hereof, including paragraph 3(f).

     (b) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (3)(a) shall be paid pro rata to the holders entitled hereto.

     (c) In the event the Corporation pays the holders of the Exchangeable Preferred Stock cash in lieu of the issuance of fractional additional shares, the Corporation may aggregate such fractional additional shares into whole shares of Exchangeable Preferred Stock and issue and sell such whole shares of Exchangeable Preferred Stock.

     (d) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Exchangeable Preferred Stock (other than the payment of cash in lieu of the issuance of fractional additional shares), the Parity Securities or the Junior Securities shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at any time that the terms or provisions of any indenture or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment or that such declaration, payment or setting apart for payment would constitute (after notice or lapse of time or otherwise) a breach of or a default under any such indenture or agreement; PROVIDED, HOWEVER, that nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any cash dividends or shares of the Exchangeable Preferred Stock at any time, whether permitted by any of such agreements or not.

     (e) (i) If at any time the Corporation shall have failed to pay full dividends which have accrued (whether or not declared) on any Senior Securities, no cash dividend (other than the payment of cash in lieu of the issuance of fractional additional shares) shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Exchangeable Preferred Stock or any other Parity Securities unless, prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such other prior series of the Series Preferred Stock shall have been or be declared and paid or set apart for payment, without interest. No full dividends shall be declared or paid or set apart for payment on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Exchangeable Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any dividends are not paid in full, as aforesaid, upon the shares of the Exchangeable Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Exchangeable Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Exchangeable Preferred Stock and such other Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Exchangeable Preferred Stock or any other Parity Securities which may be in arrears.

     (ii) The Corporation shall not declare, pay or set apart for payment any dividend on any of the Exchangeable Preferred Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property (other than distributions or dividends in shares of Exchangeable Preferred Stock (including the payment of cash in lieu of the issuance of fractional shares of Exchangeable Preferred Stock) to the holders thereof), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of any Senior Securities shall have been or be duly paid in full and all redemption payments which have become due with respect to such Senior Securities shall have been or be duly discharged.

     Any dividend not paid pursuant to paragraph (3)(a) hereof or this paragraph
(3)(e) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in paragraph (3)(a) hereof.

     (f) (i) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (3)(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

     (ii) The Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities unless, prior to or concurrently therewith, all accrued and unpaid dividends on shares of the Exchangeable Preferred Stock not paid on the dates provided for in paragraph
(3)(a) hereof (including if not paid pursuant to the terms and conditions of paragraph (3)(a), paragraph (3)(d) or paragraph (3)(e) hereof) shall have been or be paid; provided, however, that the provisions of this paragraph shall not prevent the expenditure of up to an aggregate of $300,000 for Permitted Employee Redemptions or the payment of any dividend within sixty days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions hereof. For purposes of this paragraph and paragraph (5)(e) hereof, "Permitted Employee Redemption" shall mean any purchase or redemption by the Corporation or any of its Subsidiaries on or after the Effective Date of Junior Securities (or warrants, options or rights to acquire any Junior Securities) from any officer or employee (or former officer or employee) of the Corporation or any of its Subsidiaries. "Subsidiary" is an corporation or other entity of which at least a majority of the capital stock having ordinary power for the election of directors is owned by the Corporation directly or through one of more Subsidiaries.

     (g) Subject to the foregoing provisions of this Section (3) and the provisions of paragraph (5)(e), the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of the Exchangeable Preferred Stock shall not be entitled to share therein.

     (4) LIQUIDATION PREFERENCE. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $5 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; PROVIDED, HOWEVER, that the holders of outstanding shares of the Exchangeable Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Exchangeable Preferred Stock or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Exchangeable Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

     (b) The liquidation payment with respect to each fractional share of the Exchangeable Preferred Stock outstanding or accrued but unpaid shall be equal to a ratable proportionate amount of the liquidation payment with respect to each outstanding share of Exchangeable Preferred Stock.

     (c) For the purposes of this Section (4), neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

     (5) REDEMPTION. From and after the Effective Date, the Corporation at its option may redeem, to the extent funds are legally available therefor, the Exchangeable Preferred Stock, at any time in whole or from time to time in part, at a price of $5.00 per share or Fair Value Per Share, in either case together with an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The Corporation shall not optionally redeem the Exchangeable Preferred Stock or any other Parity Securities, in whole or in part, without redeeming, on a pro rata basis, shares of all outstanding series of Parity Securities (including the Exchangeable Preferred Stock) in accordance with the relative amounts which the holders of such Parity Securities would be entitled to receive upon liquidation, if paid in full, pursuant to paragraph
(4)(a). "Fair Value Per Share" means, on any date of determination, the average of the daily closing prices per share of Exchangeable Preferred Stock for the 10 consecutive New York Stock Exchange trading days commencing 15 New York Stock Exchange trading days before such date. The closing price for each day shall be the last sale price regular way or, in case no such sales take place on such day, the closing bid price regular way, in either case on the New York Stock Exchange Composite Tape, or, if the Exchangeable Preferred Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If the

Exchangeable Preferred Stock is not reported on NASDAQ or any such similar organization, Fair Value Per Share shall mean the fair value per share of the Exchangeable Preferred Stock as determined by the Board of Directors of the Company.

     (b) Shares of Exchangeable Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Series Preferred Stock, undesignated as to series, and may be redesignated and reissued as part of any series of the Series Preferred Stock, par value $.01 per share, of the Corporation; provided, however, that no such issued and reacquired shares of Exchangeable Preferred Stock shall be reissued or sold as Exchangeable Preferred Stock unless reissued as a stock dividend on shares of Exchangeable Preferred Stock.

     (c) Notwithstanding the foregoing provisions of this Section (5), unless the full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Exchangeable Preferred Stock shall be redeemed unless all outstanding shares of Exchangeable Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire (except pursuant to Section (6) hereof) any shares of Exchangeable Preferred Stock; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Exchangeable Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Exchangeable Preferred Stock.

     (d) No redemption shall be made pursuant to paragraph (5)(a), and no sum shall be set aside for any such redemption unless, at the time thereof, (i) all accrued dividends payable on any Senior Securities, if any, then outstanding,
(ii) all mandatory redemptions of any such Senior Securities, if any, then required and (iii) all optional redemptions of any such Senior Securities, if any, previously declared, shall in each case have been paid in full.

     (e) No redemption shall be made pursuant to paragraph (5)(a) and no sum shall be set aside for any such redemption at any time that the terms or provisions of any indenture or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such redemption or setting aside for redemption or that such redemption or setting aside for redemption would constitute (after notice or lapse of time or otherwise) a breach of or a default under any such indenture or agreement.

     (6) EXCHANGE. From and after the date occurring six months after the Effective Date, the Exchangeable Preferred Stock is exchangeable, at the option of the Corporation and to the extent permitted by applicable law, at any time in whole or from time to time in part, on any dividend payment date for the 8% Subordinated Debentures due 2002 (the "Debentures") to be issued pursuant to the indenture, dated as of April 28, 1982, by and between the Corporation and Bank of Montreal Trust Company, as Trustee, a copy of which is on file with the Secretary of the Corporation (the "Indenture"), as amended by that certain supplemental indenture to be entered into by the Corporation and the Trustee on substantially the terms described in the Offering Circulars and Consent
Solicitations, dated June 20, 1991 and September [     ], 1995, of the
Corporation (such supplemental indenture, in the form on file with the Secretary of the Corporation, together with the Indenture, the "Amended Indenture"); PROVIDED, HOWEVER, that the Corporation may only exchange shares of the Exchangeable Preferred Stock pursuant to this Section (6) having an aggregate liquidation value of not less than $500,000; PROVIDED, FURTHER, that if all shares of Exchangeable Preferred Stock outstanding have an aggregate liquidation value of less that $500,000, then the Corporation may exchange all of such shares. Holders of the outstanding shares of Exchangeable Preferred Stock will be entitled to receive, on the date fixed for exchange, Debentures in a principal amount equal to the aggregate liquidation preference of all shares of Exchangeable Preferred Stock held by them being exchanged; PROVIDED, HOWEVER, that in the event any such issuance of Debentures in exchange for shares of Exchangeable Preferred Stock would result in the issuance of any Debentures in a principal amount which is not $5 or an integral multiple of $5 (such principal amount, if less than $5, or, if such principal amount is greater than $5, the difference between such principal amount and the highest integral multiple of $5 which is less than such principal amounts, is hereinafter referred to as the "Fractional Principal Amount"), the Corporation may pay to the persons otherwise entitled to Fractional Principal Amounts of Debentures a payment of cash in lieu thereof equal to the Fractional Principal Amount each such person otherwise would have been entitled to receive. On the date fixed for any such exchange, the rights of the holders of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease and the person or persons entitled to receive the Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Debentures. In accordance with Section (7) hereof, the Corporation will mail to each record holder of Exchangeable Preferred Stock written notice of its intention to exchange not less than 30 days nor more than 60 days prior to the exchange. Prior to giving notice of its intention to exchange, the Corporation shall execute with and deliver to a bank or trust company selected by the Corporation the Amended Indenture with such changes as may be required by stock exchange rules, laws or usage or as may be agreed to by the Corporation and the holders of a majority of the then outstanding shares of the Exchangeable Preferred Stock. The Corporation will cause the Amended Indenture to be qualified under the Trust Indenture Act of 1939, as amended, and will cause the Debentures to be authenticated as of the date on which the exchange is effective, which date shall be such dividend payment date. Notwithstanding the foregoing, the Corporation may not exchange any shares of Exchangeable Preferred Stock at any time that the terms or provisions of any indenture or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such exchange or that such exchange constitutes or, after notice or lapse of time or otherwise, would constitute a breach of or a default under any such indenture or agreement.

     (7) PROCEDURE FOR REDEMPTION OR EXCHANGE. (a) In the event that fewer than all the outstanding shares of Exchangeable Preferred Stock are to be redeemed or exchanged, the number of shares to be redeemed or exchanged shall be determined by the Board of Directors and the shares to be redeemed or exchanged shall be determined by lot or pro rata as may be determined by the Board of Directors, except that in any redemption or exchange of fewer than all outstanding shares of the Exchangeable Preferred Stock the Corporation may redeem or exchange all shares held by any holders of a number of shares not to exceed 100 as may be determined by the Corporation.

     (b) In the event the Corporation shall redeem or exchange shares of Exchangeable Preferred Stock, notice of such redemption or exchange shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption or exchange date, to each holder of record of the shares to be redeemed or exchanged at such holder's address as the same appears on the stock register of the Corporation; PROVIDED, HOWEVER, that no failure to mail such notice nor any defect therein shall affect the validity of the proceeding for the redemption or exchange of any shares of Exchangeable Preferred Stock to be redeemed or exchanged except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption or exchange date; (ii) the number of shares of Exchangeable Preferred Stock to be redeemed or exchanged and, if less than all the shares held by such holder are to be redeemed or exchanged from such holder, the number of shares to be redeemed or exchanged from such holder; (iii) the redemption or exchange price;
(iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption or exchange price; and (v) that dividends on the shares to be redeemed or exchanged will cease to accrue on such redemption or exchange date.

     (c) Notice having been mailed as aforesaid, from and after the redemption or exchange date (unless, in the case of redemptions, default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Exchangeable Preferred Stock so called for redemption or exchange shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series Preferred Stock, unclassified as to series, and shall not be reissued as shares of Exchangeable Preferred Stock (unless reissued as a stock dividend on Exchangeable Preferred Stock), and all rights of the holders thereof as stockholders of the Corporation with respect to said shares (except the right to receive from the Corporation the redemption price or the Debentures upon exchange) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed or exchanged (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed or exchanged by the Corporation at the redemption or exchange price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed or exchanged, a new certificate shall be issued representing the unredeemed or unexchanged shares without cost to the holder thereof.

     (d) The Corporation may, at its option, request and cause the trustee under the Amended Indenture to issue to it upon the date fixed for any exchange of shares of Exchangeable Preferred Stock, Debentures in an aggregate principal amount equal to $5 multiplied by all of the Fractional Principal Amounts which have not been issued upon the exchange. The Corporation may then sell such Debentures on the open market or privately.

     (8) VOTING RIGHTS. The holders of record of shares of Exchangeable Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section (8) or as otherwise provided by law.

     (a) If and whenever at any time or times either (i) dividends payable on the Exchangeable Preferred Stock shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six (6) quarterly periods or (ii) the Corporation shall have failed to make any mandatory redemption as required in respect of the Exchangeable Preferred Stock, then the number of directors constituting the Board of Directors shall, without further action, be increased by one-third (1/3) (but not less than two directors) and the holders of Exchangeable Preferred Stock shall have the exclusive right, voting separately as a class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

     (b) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of the Exchangeable Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the holders of the Exchangeable Preferred Stock entitled to vote thereon pursuant to Section 228 of the Delaware General Corporation Law. Such voting right shall continue until such time as (i) all cumulative dividends accumulated on the Exchangeable Preferred Stock shall have been paid in full, and (ii) all sinking fund obligations with respect to the Exchangeable Preferred Stock which have matured have been met, at which time such voting right of the holders of the Exchangeable Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent event of the character indicated above.

     (c) At any time when such voting right shall have vested in the holders of the Exchangeable Preferred Stock, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Exchangeable Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of the Exchangeable Preferred Stock having such voting right and of any other class or classes of stock having voting power with respect thereto for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officer of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of the Exchangeable Preferred Stock then outstanding which would be entitled to vote at such meeting may designate in writing a holder of Exchangeable Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph (8)(c). Any holder of the Exchangeable Preferred Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph (8)(c). Notwithstanding the provisions of this paragraph (8)(c), however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

     (d) At any meeting held for the purpose of electing directors at which the holders of Exchangeable Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33 1/3% of the then outstanding shares of Exchangeable Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of the Exchangeable Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of the Exchangeable Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Exchangeable Preferred Stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

     (e) The term of office of all directors elected by the holders of the Exchangeable Preferred Stock pursuant to paragraph (8)(a) in office at any time when the aforesaid voting rights are vested in the holders of the Exchangeable Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors. Upon any termination of the aforesaid voting rights, the term of office of all directors elected by the holders of the Exchangeable Preferred Stock pursuant to paragraph
(8)(a) shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by the number of directors by which the number of directors constituting the Board of Directors shall have been increased pursuant to paragraph (8)(a), subject always to the increase of the number of directors pursuant to paragraph
(8)(a) in case of the future right of the holders of Exchangeable Preferred Stock to elect directors.

     (f) In exercising the voting rights set forth in this Section (8), each share of Exchangeable Preferred Stock shall have one vote per share.

     (g) So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock voting separately as a class, change by amendment to the Corporation's Certificate of Incorporation or otherwise, the terms or provisions of the Exchangeable Preferred Stock so as to adversely affect the powers, special rights and preferences of the holders thereof.

     (h) No consent of holders of the Exchangeable Preferred Stock shall be required for (i) the creation, authorization or issuance of any indebtedness of any kind of the Corporation, (ii) the creation, authorization or issuance of any other class of stock of the Corporation senior, PARI PASSU or subordinate as to dividends or upon liquidation to the Exchangeable Preferred Stock or (iii) any increase or decrease in the amount of authorized Common Stock or Series Preferred Stock or any increase, decrease or change in the par value thereof, and none of the foregoing shall be deemed to affect adversely the powers, special rights or preferences of holders of Exchangeable Preferred Stock.

     (9) AMENDMENT OF RESOLUTION. The Board of Directors of the Corporation reserves the right by subsequent amendment of this resolution from time to time to decrease the number of shares which constitute the Exchangeable Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, Vernitron Corporation has caused this Certificate to be signed by its Chairman of the Board and Chief Executive Officer and attested by
its Secretary this     day of       , 1995.


                                   VERNITRON CORPORATION




                                   By:
                                      -------------------------------------
                                        Stephen W. Bershad
                                        Chairman of the Board and
                                        Chief Executive Officer



ATTEST:





-------------------------------------
          Secretary

                                                                         ANNEX B



              DESCRIPTION OF PREFERRED STOCK AND JUNIOR DEBENTURES



PREFERRED STOCK

          GENERAL. The following summary of certain provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by the provisions of the Preferred Stock Certificate. There are 1,400,000 authorized shares of the Preferred Stock. The Preferred Stock ranks junior in right of payment to all indebtedness of the Company and any capital stock ranking senior to the Preferred Stock. The terms of the Preferred Stock do not restrict the incurrence of indebtedness by the Company or the issuance by the Company or any class or series of capital stock, whether or not senior to the Preferred Stock.

               DIVIDENDS. Each share of Preferred Stock bears cumulative dividends, at the rate of $1.20 per annum, payable quarterly. Such dividends are payable to the holders of record at the close of business on the date (not more than 60, nor less than 10, days prior to the respective dividend payment date) specified by the Board of Directors at the time the dividend is declared. Any dividend payable on or prior to March 1, 1996 is payable at the option of the Company in cash or in additional shares of Preferred Stock. Dividends in additional shares of Preferred Stock are payable at the rate of 0.0125 shares for each $0.10 of such quarterly dividends not paid in cash. Fractional shares of Preferred Stock may be issued in payment of dividends, or cash may be paid in lieu of fractional shares. In such event, the amount of cash payable will be determined by multiplying the market value of a share of Preferred Stock at the applicable record date by such fractional share. After March 1, 1996, holders of Preferred Stock will be entitled to receive dividends payable quarterly entirely in cash when and as declared by the Board of Directors. All dividends not paid in cash or in additional shares of Preferred Stock, whether or not declared, cumulate, without interest, until declared and paid, which declaration and payment may be for all or part of the then accumulated dividends. Payment of cash dividends on the Preferred Stock will likely be subject to certain restricted payments provisions contained in the Company's financing agreements.

               The Preferred Stock provides that so long as any shares of the Preferred Stock are outstanding, the Company may not declare, pay or set apart for payment any dividend on the Common Stock or any other class of capital stock of the Company ranking junior to the Preferred Stock (the "Junior Securities") or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Junior Securities or any warrants, options or rights to acquire any of the Junior Securities or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company, or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and may not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any warrants, options or rights to acquire any of the Junior Securities, if there are any unpaid dividends on the Preferred Stock. Without limitation, the issuance of additional shares of Preferred Stock as a dividend on the Preferred Stock which is payable on or prior to March 1, 1996 shall constitute full payment of any such dividend. The foregoing restrictions shall not prevent the payment of any dividend within sixty days after the date of declaration thereof if at such date of declaration such payment complied with the provisions hereof or the expenditure of up to an aggregate of $300,000 for Permitted Employee Redemptions. "Permitted Employee Redemption" means any purchase or redemption by the Company or any of its subsidiaries of Junior Securities (or warrants, options or rights to acquire any Junior Securities) from any officer or employee (or former officer or employee) of the Company or any of its subsidiaries.

     REDEMPTION AND EXCHANGE. The Preferred Stock is redeemable (subject to the legal availability of funds and any restrictions contained in the Company's financing agreements), at the option of the Company, in whole or in part at any time, at a redemption price of either $8.00 per share, together with all accrued and unpaid dividends to the redemption date, or 110% of Fair Value Per Share (as defined), together with all accrued but unpaid dividends to the redemption date. The Fair Value Per Share on any date of determination is the average of the daily closing prices per share of Preferred Stock for the 10 consecutive New York Stock Exchange trading days commencing 15 New York Stock Exchange trading days before such date. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange Composite Tape, or, if the Preferred Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Preferred Stock is listed or admitted to trading, or if the Preferred Stock is not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If the Preferred Stock is not reported on NASDAQ or any such similar organization, Fair Value Per Share shall mean the fair value per share of the Preferred Stock as determined by the Board of Directors of the Company. Optional redemptions of the Preferred Stock are subject to restricted payment provisions in the Company's financing agreements. See "Credit Agreement."

     The Preferred Stock is exchangeable (subject to the legal availability of funds) on any dividend payment date in whole or in part (in minimum increments of $500,000), at the option of the Company, for Junior Debentures in an amount equal to the sum of the aggregate liquidation preference of all shares of the Preferred Stock being exchanged into Junior Debentures. The Company has no present intention to exercise its option to cause shares of Preferred Stock to be exchanged for Junior Debentures in the foreseeable future. The Company may not exchange any shares of Preferred Stock unless (a) no event of default exists under any of the Company's financing agreements and (b) the exchange is allowed under the provisions of the Company's financing agreements. If only a portion of the outstanding shares of Preferred Stock are to be exchanged for Junior Debentures, either the number of shares to be redeemed will be allocated among all holders proportionately, or holders whose shares are to be redeemed will be selected by lot. If the latter selection procedure were followed, some holders may have all their shares exchanged for Junior Debentures, while other holders may not have any of their shares of Preferred Stock exchanged. A partial exchange could have adverse effects on the liquidity of the market for the Preferred Stock or Junior Debentures, as well as the market prices for such securities.

     In the event such exchange would result in the issuance of an Junior Debenture in a principal amount which is less than $8.00 or which is not an integral multiple of $8.00, the Company may pay to persons otherwise entitled to fractional principal amounts of Junior Debentures a payment in cash in lieu thereof equal to the fractional principal amount each such person would have otherwise been entitled to receive in Junior Debentures.

     NO VOTING RIGHTS. The Preferred Stock has no voting rights, except that, if at any time dividends on the Preferred Stock are not paid for six quarters, or the Company fails to meet any mandatory redemption obligation with respect to the Preferred Stock, the Company's Board of Directors will be increased by one-third (but not less than two directors) and the holders of Preferred Stock will be entitled to elect the directors to fill such newly created directorships. In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting separately as a class, is required for the authorization of changes, by amendment to the Company's Certificate of Incorporation or otherwise, to the terms and provisions of the Preferred Stock so as to adversely affect the rights and preferences of the Preferred Stock.
See "-- Restrictions on Mergers."

     LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Preferred Stock will be entitled to receive $8.00 per share, plus any accrued and unpaid dividends, before any distribution is made on any Junior Securities.

     RESTRICTIONS ON MERGERS. Any merger or consolidation of the Company with or into another corporation requires the affirmative vote of a majority of the outstanding Preferred Stock voting as a class if, as a result thereof, (i) the terms of the Preferred Stock are materially adversely changed; (ii) any Replacement Securities (as defined) are not substantially the same as the Preferred Stock; or (iii) the terms of the Junior Debentures are materially adversely changed or the terms of the securities for which the Preferred Stock or Replacement Securities are exchangeable are not substantially the same as set forth in the Indenture.

JUNIOR DEBENTURES

     GENERAL. The Junior Debentures, if and when issued, will represent unsecured subordinated general obligations of the Company and will be issued in registered form only, without coupons, pursuant to an indenture, dated as of August 28, 1987 as amended (the "Indenture"), between the Company and The Bank of Montreal, as trustee (the "Trustee"). The Indenture is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Junior Debentures will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Junior Debentures are subject to all such terms, and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. The following statements relating to the Junior Debentures and the Indenture, are summaries of certain provisions of the Junior Debentures and the Indenture, do not purport to be complete and are subject to and qualified in their entirety by reference to the provisions of the Junior Debentures and the Indenture, including the definitions therein of certain terms. The Indenture and the form of the Junior Debentures are available from the Company in the manner set forth under "Additional Information." As used in this section, the term the "Company" does not include any of the Company's subsidiaries, unless the context otherwise requires. All other capitalized terms used in this section and not otherwise defined in this section or elsewhere in this Offering Circular have the meanings given such terms in the Indenture.

     The aggregate principal amount of the Junior Debentures, if and when issued, will equal the aggregate liquidation preference of the shares of Preferred Stock exchanged therefor, plus accrued and unpaid dividends, plus any additional Junior Debentures which may be issued in payment of interest due on outstanding Junior Debentures. The Junior Debentures, if issued will be a new issue of securities with no established trading market. There can be no assurance that a trading market will develop and no prediction is made as to the prices at which the Junior Debentures will trade if a trading market develops. If a trading market for the Junior Debentures develops, the Junior Debentures may trade at a discount from their face amount. Under the Indenture, Junior Debentures issued in exchange for Preferred Stock and as payment of interest on outstanding Junior Debentures on any given date may be issued as a separately designated series from Junior Debentures issued on other dates. Other than such differing designations as to their respective series, all Junior Debentures, whenever issued, will have identical terms, including interest payment dates, maturity date and redemption provisions. However, different series of Junior Debentures may be deemed to have been issued with differing amounts of original issue discount for tax purposes, and each series may trade separately in the secondary market. Such separate trading could adversely affect the liquidity of any particular series of Junior Debentures. The Junior Debentures will be issued in registered form, without coupons. The Company will issue Junior Debentures only in denominations of $8.00 and integral multiples thereof.

     In the event that an exchange of Preferred Stock for Junior Debentures or the issuance of additional Junior Debentures in payment of interest on outstanding Junior Debentures otherwise would result in the issuance of Fractional Principal Amounts of Junior Debentures, the Company will pay to the person otherwise entitled to such Fractional Principal Amounts of Junior Debentures a payment in cash in lieu thereof equal to the Fractional Principal Amounts each such person otherwise would have been entitled to receive in Junior Debentures.

     INTEREST PAYMENTS; MATURITY.  The Junior Debentures will bear interest at
the rate of 15% per annum, payable semi-annually.   The Junior Debentures will
mature on the first interest payment date after August 28,

2002. The Company may pay principal and interest by its check and may mail an interest check to a holder's registered address. Holders must surrender Junior Debentures to a Paying Agent to collect payments of principal.

     REDEMPTION. The Junior Debentures are redeemable at any time, in whole or in part, at the election of the Company, at 100% of the principal amount thereof, in each case plus accrued interest to the date of redemption. On the first interest payment date after August 28, 1998 through, and on the first interest payment date after each subsequent anniversary of August 28, 1998 through and including the fourteenth anniversary, the Company will be required to redeem a principal amount of Junior Debentures equal to the product of (i) 20% of the Aggregate Preferred Stock Liquidation Value and the Aggregate Junior Debenture Principal Amount multiplied by (ii) a fraction the numerator of which is the aggregate principal amount of Junior Debentures outstanding as of such redemption date, in the case of the first mandatory redemption, or as of the time immediately after the immediately preceding redemption date, in the case of each subsequent mandatory redemption, and the denominator of which is the Total Merger Securities Face Amount as of such redemption date or time, as the case may be. For purposes of the foregoing formula, the terms "Aggregate Preferred Stock Liquidation Value," "Aggregate Junior Debenture Principal Amount" and "Total Merger Securities Face Amount" have the same meanings as under the Preferred Stock Certificate. The Company may reduce the principal amount of Junior Debentures it is required to so redeem by subtracting 100% of the principal amount of Junior Debenture purchased or redeemed (other than through the operation of the mandatory redemption provisions) and delivered to the Trustee for cancellation.

     SUBORDINATION. The Junior Debentures are subordinated to and subject in right of payment to the prior payment in full of the principal of, premium, if any, and interest on all Senior Debt of the Company. The Indenture does not limit Senior Debt or any other debt, secured or unsecured, of the Company or any of its Subsidiaries. "Senior Debt" means all other indebtedness of the Company, whether outstanding on the date of issuance of the Junior Debentures or thereafter created, incurred, assumed or guaranteed (a) for money borrowed from or guaranteed to others or (b) created, incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a Subsidiary of any properties or assets, including securities, and, in each case, all renewals, extensions and refundings thereof, unless in each case, by the terms of the instrument created or evidencing the indebtedness it is provided that such indebtedness is not senior in right of payment to the Junior Debentures.
"Senior Debt" will include, but not be limited to indebtedness under the Credit Agreement. On December 31, 1994, the Company's Senior Debt was $12,363,000. Upon maturity (by acceleration or otherwise) of any Senior Debt, payment in full on the Senior Debt must be made or duly provided for before any payment is made on or with respect to the Junior Debentures. No payment of principal of or interest on the Junior Debentures may be made if (a) a default in payment of any Senior Debt occurs, is continuing, and has not been cured or waived; (b) the Company received notice that any other default or event of default under Senior Debt has occurred, and such default or event of default is continuing and has not been cured or waived; or (c) payment of principal of and interest on the Junior Debentures has been accelerated pursuant to the Indenture while any amounts are owing on any Senior Debt. Upon any distribution of assets of the Company in any liquidation, dissolution or reorganization of the Company, payment of the principal of and interest on the Junior Debentures will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Debt. If, in any of the situations referred to above, a payment (other than a Defeasance Payment, as hereinafter defined) is made to the Trustee or to holders of Junior Debentures before all Senior Debt has been paid in full or provision has been made for such payment, the payment to the Trustee or the holders of Junior Debentures must be paid over to the holders of Senior Debt. Claims of trade and other creditors of the Company's subsidiaries will have priority with respect to the assets and earnings of such subsidiaries to the claims of creditors of the Company, even though such obligations do not constitute Senior Debt.

     RESTRICTIONS ON DIVIDENDS. The Indenture provides that the Company may not make any declaration, payment or setting apart for payment of any dividend, distribution, purchase, redemption or other retirement on or of any of the Junior Securities or of any warrants, rights, calls or options exercisable for any of the Junior

Securities, directly or indirectly, and whether in cash, obligations, shares of the Company or property (other than distributions or dividends in Junior Securities to the holders of such Junior Securities), (1) at any time during the period of which the Company has the option of paying interest on the Junior Debentures in Junior Debentures; or (2) thereafter, if at the time of such action a Default or an Event of Default (both as defined in the Indenture) shall have occurred and be continuing, or a Default or an Event of Default shall occur as a consequence thereof, or if, upon giving effect thereto, the aggregate amount expended for all such purposes subsequent to the Effective Date shall exceed the sum of (w) 50% of the aggregate Consolidated Net Income of the Company and its Subsidiaries accrued on a cumulative basis after August 28, 1987, plus (x) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Company from the issue or sale of Junior Securities (other than the proceeds form the substantially concurrent sale of Junior Securities used to retire any Junior Securities) after August 28, 1987, less (y) dividends accrued on the Preferred Stock after August 28, 1987 and less (z) $2,000,000. Such restrictions will not prevent the expenditure of up to an aggregate of $300,000 for Permitted Employee Redemptions. For purposes of determining the "amount expended" for such purposes, property other than cash will be valued at the fair market value of such property. The "fair market value" of any property other than cash will be determined by the Company's Board of Directors.

     RESTRICTIONS ON MERGERS. Other than the Merger, the Company may not consolidate with or merge with or into another corporation unless (i) the Company is the successor corporation or the successor corporation is organized in the United States and expressly assumes all the obligations of the Company under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

     EVENTS OF DEFAULT AND REMEDIES.  The term "Event of Default" when used in
the Indenture means any of the following:   (1) a failure of the Company to pay
(whether or not prohibited by the subordination provisions of the Indenture) any installment of interest on the Junior Debentures for 30 days after such installment is due; (ii) default in payment of principal or premium, if any, when the same becomes due, whether at maturity, upon redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture);
(iii) default in performance of any other covenant of the Company in the Indenture or the Junior Debentures for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in principal amount of the outstanding Junior Debentures; or (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

     The Indenture that the Trustee shall, within 90 days after the occurrence of a Default or Event of Default, give to the holders of Junior Debentures notice of all uncured defaults known to it, provided that, except in the case of default in the payment of principal of or interest on any of the Junior Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders. If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Junior Debentures then outstanding, but notice in writing to the Company (and to the Trustee if such notice is given by the holders of Junior Debentures) may, and the Trustee at the request of such holders of Junior Debentures shall, declare the principal of and accrued interest on the Junior Debentures to be immediately due and payable. Upon the occurrence of an Event of Default due to certain events of bankruptcy, insolvency or reorganization of the Company the Junior Debentures shall become immediately due and payable, without any action by the trustee or any holder of Junior Debentures. Such declaration may be annulled and past defaults (except, unless theretofore cured or waived by the consent of each holder affected, a default in payment of principal of or interest on the Junior Debentures or the failure to make any required redemption payment on the Junior Debentures) may be waived by the holders of at least a majority in aggregate principal amount of the Junior Debentures then outstanding, upon the conditions provided in the Indenture. The Indenture includes a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge. The Company will annually furnish to each holder copies of its financial statements certified by independent public accountants.

     TRANSFER AND EXCHANGE. A holder may transfer or exchange Junior Debentures in accordance with the Indenture. The registrar under the Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to (i) transfer or exchange any Junior Debenture selected for redemption or (ii) exchange Junior Debentures which are in principal amounts of $8.00 or an integral multiple thereof if the result of such exchange would be to cause the issuance of Junior Debentures in denominations of less than $8.00 or an integral multiple thereof. The registered holder of a Junior Debenture may be treated as the owner of it for all purposes.

     MODIFICATION OF THE INDENTURE. Under the Indenture, the rights and obligations of the Company and the rights of holders of the Junior Debentures may be modified by the Company and the Trustee only with the Consent of at least a majority in aggregate principal amount of the Junior Debentures then outstanding, except that without the consent of each holder of Junior Debentures affected thereby, no modification or change may reduce the principal of or extend the maturity of any Junior Debenture or alter the redemption provisions thereof; waive a default in the payment of principal of or interest on any Junior Debenture; reduce the rate of or extend the time for payment of interest thereon; or reduce the amount of Junior Debentures whose holders must consent to a waiver or amendment of the Indenture. Subject to the foregoing limitations, the holders of a majority in aggregate principal amount of the Junior Debentures may waive compliance by the Company with any provisions of the Indenture or the Junior Debentures.

     SATISFACTION AND DISCHARGE OF THE INDENTURE. The Indenture will cease to be of further effect as to all outstanding Junior Debentures, and the Company will be deemed to have paid and discharged its entire indebtedness on all the outstanding Junior Debentures, when all outstanding Junior Debentures (except lost, stolen or destroyed Junior Debentures which have been replaced or paid and Junior Debentures for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture. If the Company irrevocably deposits or causes to be deposited in trust with the Trustee (a "Defeasance Payment") cash or U.S. Government Obligations (as defined in the Indenture) sufficient to timely pay and discharge the entire principal of and interest on the then outstanding Junior Debentures to maturity or redemption, and to pay all other sums payable by it under the Indenture, and if such deposit does not violate the subordination provisions of the Indenture, the Indenture shall cease to be of further effect as to all outstanding Junior Debentures (except, among other things, as to (i) remaining rights of registration of transfer, substitution and exchange of Junior Debentures; (ii) rights of holders to receive payment of principal of an interest on the Junior Debentures; and (iii) the rights, obligations and immunities of the Trustee), and the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Junior Debentures.

     THE TRUSTEE. The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate such conflict or resign.

     Subject to certain limitations, the holders of a majority in principal amount of Junior Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, provided that such direction does not conflict with any rule of law or with the Indenture. The Indenture provides that, if an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Junior Debentures unless they shall have offered to the Trustee indemnity satisfactory to it.

                                                                         ANNEX C

                 COMPARISON OF NEW SECURITIES TO OLD SECURITIES

     THE FOLLOWING IS A BRIEF COMPARISON OF THE PRINCIPAL FEATURES OF THE PREFERRED STOCK TO THE AMENDED PREFERRED STOCK AND COMMON STOCK AND OF THE JUNIOR DEBENTURES TO THE AMENDED JUNIOR DEBENTURES. SUCH COMPARISONS ARE SUMMARIES WHICH DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DESCRIPTIONS SET FORTH IN THE OFFERING CIRCULAR OF THE PREFERRED STOCK, THE AMENDED PREFERRED STOCK, COMMON STOCK, PREFERRED STOCK CERTIFICATE, PREFERRED STOCK AMENDMENT, JUNIOR DEBENTURES, THE INDENTURE AND THE RELATED DEFINITIONS CONTAINED THEREIN.


                                  PREFERRED STOCK                    AMENDED PREFERRED STOCK           COMMON STOCK
                                  ---------------                    -----------------------           ------------

1.  Liquidation preference        $8.00 per share.                   $5.00 per share.                  No preference.

2.  Annual dividend rate          $1.20 per share, payable on a      $0.40 per share, payable once     No stated amount.
                                  quarterly basis.                   a year.

3.  Ability to pay dividends      Expires on March 1, 1996.          Expires on  March 1 , 2001.       Not applicable.
    in additional shares
    instead of cash

4.  Mandatory redemption          None.                              None.                             None.

5.  Optional redemption           In whole or in part at any         Same, except that Fair Value
                                  time at a price of either $8       Per Share definition              None.
                                  per share or 110% of the Fair      modified.
                                  Value Per Share (as defined),
                                  together with all accrued and
                                  unpaid dividends to the
                                  redemption date.

6.  Exchange                      Each share of Preferred Stock      Each share of Amended
                                  is exchangeable on any             Preferred Stock is                None.
                                  dividend payment date, at the      exchangeable on any dividend
                                  option of the Company, into        payment date, at the option
                                  $8 principal amount of Junior      of the Company, into $5
                                  Debentures.                        principal amount of Amended
                                                                     Junior Debentures.

7.  Ranking                       The Preferred Stock is junior      Same as Preferred Stock.
                                  to all debt.  The Preferred                                          Junior to all debt and other
                                  ranks senior to all Junior                                           capital stock.
                                  Stock (as defined), pari
                                  passu with all Parity Stock
                                  (as defined) and junior to
                                  all Senior Stock (as
                                  defined).

8.  Voting                        One vote per share, but only       Same as Preferred Stock.
                                  in the event that dividends                                          One vote per share on all
                                  on the Preferred Stock are                                           matters, including the
                                  unpaid for six quarterly                                             election of directors, other
                                  periods, or if the Company                                           than directors which holders
                                  fails to make any required                                           of Preferred Stock, or
                                  mandatory redemption                                                 Amended Preferred Stock,
                                  payments.  In such event, the                                        voting as a class, are
                                  Board will be increased by                                           entitled to elect.
                                  one-third (not less than two
                                  directors) and the holders of
                                  Preferred Stock, voting as a
                                  class will be entitled to
                                  elect such additional
                                  directors to an expanded
                                  Board.  Such voting rights
                                  will continue until such time
                                  as all dividends accumulated
                                  on the Preferred Stock are
                                  paid in full. The affirmative
                                  vote of the holders of at
                                  least a majority of the
                                  outstanding Amended Preferred
                                  Stock, voting as a class, is
                                  required for the authorization
                                  of changes to, the Preferred
                                  Stock Certificate, as amended
                                  by the Preferred Stock
                                  Amendment, which adversely
                                  affect the rights and
                                  preferences of the Amended
                                  Preferred Stock.



                                  PREFERRED STOCK                    AMENDED PREFERRED STOCK           COMMON STOCK
                                  ---------------                    -----------------------           ------------

9.  Certain Restrictions          No payment on, purchase,           Same as Preferred Stock.          Not applicable.
                                  redemption or retirement of
                                  the Junior Stock (or any
                                  rights in respect of Junior
                                  Stock) or distributions (in
                                  cash or property) permitted
                                  if all accrued and unpaid
                                  dividends on the Amended
                                  Preferred Stock have not been
                                  or will not be concurrently
                                  paid; provided that up to
                                  $300,000 may be expended on
                                  Permitted Employee
                                  Redemptions (as defined)
                                  notwithstanding the
                                  foregoing.

                                  Any merger or consolidation
                                  needs the affirmative vote of
                                  a majority of the outstanding
                                  Preferred Stock voting as a
                                  class if, as a result
                                  thereof, (i) the terms of the
                                  Preferred Stock are
                                  materially adversely changed;
                                  (ii) any Replacement
                                  Securities (as defined) are
                                  not substantially the same as
                                  the Preferred Stock; or (iii)
                                  the terms of the Junior
                                  Debentures are materially
                                  adversely changed or the
                                  terms of the securities for
                                  which the Preferred Stock or
                                  Replacement Securities are
                                  exchangeable are not
                                  substantially the same as set
                                  forth in the Indenture.


                                      C-2



                                              JUNIOR DEBENTURES                            AMENDED JUNIOR DEBENTURES
                                              -----------------                            -------------------------

1.  Denominations                             $8.00 per Junior Debenture.                  $5.00 per Amended Junior Debenture.


2.  Annual interest rate                      15%, payable on a semi-annual basis.         8%, payable on a semi-annual basis.


3.  Ability to pay interest in                Expires on September 1, 1992.                Same.
    additional debentures instead of
    cash

4.  Maturity                                  Matures on the first interest payment        Same.
                                              date after August 28, 2002.


5.  Mandatory redemption                      None.                                        None.


6.  Optional redemption                       In whole or in part as follows:  after       Same
                                              August 28, 1990 and prior to August 28,
                                              1991, at 110% of the principal amount;
                                              after August 28, 1991 and prior to
                                              August 28, 1992, at 105% of the
                                              principal amount; and thereafter, at
                                              100% of the principal amount.


7.  Subordination                             The Junior Debentures are subordinated       Same.
                                              to all Senior Debt (as defined).


8.  Certain Restrictions                      No payments of any dividends or              Same.
                                              distributions on, or any purchase or
                                              redemption of any Junior Securities (as
                                              defined), or rights in respect of Junior
                                              Securities, in cash or property is
                                              permitted if (A) the Company has the
                                              option to pay interest on the Junior
                                              Debentures in Junior Debentures; or (B)
                                              such action results in a Default or
                                              Event of Default (both as defined) or a
                                              Default or Event of Default has occurred
                                              and is continuing; or (C) the aggregate
                                              amount of all such payments exceeds the
                                              sum of 50% Consolidated Net Income (as
                                              defined) PLUS the proceeds from the sale
                                              of Junior Securities (other than to
                                              retire Junior Securities) less dividends
                                              accrued on the Preferred Stock and less
                                              $2,000,000.  Such restriction will not
                                              prohibit up to $300,000 of Permitted
                                              Employee Redemptions (as defined).
                                                                                           Same.
                                              The Company may not merge or consolidate
                                              with or into another corporation unless
                                              (i) the successor is the Company or a
                                              U.S. corporation; and (ii) after giving
                                              effect thereto, there is no Default or
                                              Event of Default.


                                      C-3



                                              JUNIOR DEBENTURES                            AMENDED JUNIOR DEBENTURES
                                              -----------------                            -------------------------

9. Events of Default                          Events of Default include (i) default in     Same
                                              payment of interest for 30 days; (ii)
                                              any default in principal payment when
                                              due (regardless of subordination); (iii)
                                              covenant default for 60 days after
                                              notice by Trustee or by holders of 25%
                                              of outstanding Junior Debentures; (iv)
                                              certain events of bankruptcy.


10. Modification                              Indenture may be modified upon consent       Same
                                              of a majority of outstanding Junior
                                              Debentures.



                                      C-4